'33 Act File No. 333-_____
                                                      '40 Act File No. 811-_____

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                              FORM N-6

         REGISTRATION UNDER THE SECURITIES ACT OF 1933           |X|
               PRE-EFFECTIVE AMENDMENT NO. ___                   |_|
               POST-EFFECTIVE AMENDMENT NO. __                   |_|

                               and/or

         REGISTRATION STATEMENT UNDER THE INVESTMENT
           COMPANY ACT OF 1940                                   |X|

               AMENDMENT NO. __                                  |_|

                        (Check appropriate box or boxes.)


                        NATIONWIDE VLI SEPARATE ACCOUNT-6

                           (Exact Name of Registrant)

             NATIONWIDE LIFE INSURANCE COMPANY (Name of Depositor)

                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111


          PATRICIA R. HATLER, ESQ.           With Copies To:
          SECRETARY                          JOHN S. (SCOTT) KREIGHBAUM, ESQ.
          ONE NATIONWIDE PLAZA               MICHAEL R. MOSER, ESQ.
          COLUMBUS, OHIO 43215-2220          ONE NATIONWIDE PLAZA, 1-09-V3
     (Name and Address of Agent for Service) COLUMBUS, OHIO 43215-2220

     Approximate Date of Proposed Public Offering: as soon as practicable after the effective date of this registration statement.

     It is proposed that this filing will become effective (check appropriate box)

         |_| Immediately upon filing pursuant to paragraph (b)
         |_| On (date) pursuant to paragraph (b)
         |_| 60 days after filing pursuant to paragraph (a)(1)
         |_| On (date) pursuant to paragraph (a)(1) of Rule 485.

     If appropriate, check the following box:

         |_| This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

================================================================================

          FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

                                    Issued By

                        NATIONWIDE LIFE INSURANCE COMPANY

                                     Through

                        NATIONWIDE VLI SEPARATE ACCOUNT-6
--------------------------------------------------------------------------------
                  The Date Of This Prospectus Is ________, 2003
--------------------------------------------------------------------------------
                PLEASE KEEP THIS PROSPECTUS FOR FUTURE REFERENCE.
--------------------------------------------------------------------------------
Variable life insurance is complex, and this prospectus is designed to help you become as fully informed as possible in making your decision to purchase or not to purchase the variable life insurance policy it describes. Prior to your purchase, we encourage you to take the time you need to understand the policy, its potential benefits and risks, and how it might or might not benefit you. In consultation with your financial adviser, you should use this prospectus to compare the benefits and risks of this policy versus those of other life insurance policies and alternative investment instruments.

--------------------------------------------------------------------------------
Please read this entire prospectus and consult with a trusted financial adviser. If you have policy specific questions or need additional information, contact us. Also, contact us for free copies of the prospectuses for the mutual funds available under the policy.

================================================================================

                 TELEPHONE: 1-866-221-1100
                       TDD: 1-800-238-3035

                  INTERNET: www.bestofamerica.com

                 U.S. MAIL: Nationwide Life Insurance Company
                            One Nationwide Plaza, RR1-04-D4
                            Columbus, OH 43215-2220
================================================================================

--------------------------------------------------------------------------------
PLEASE UNDERSTAND THAT THE POLICY TERMS WILL GOVERN THE WAY THE POLICY WORKS AND ALL RIGHTS AND OBLIGATIONS.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
        THIS POLICY IS NOT: FDIC INSURED; A BANK DEPOSIT; AVAILABLE IN
        EVERY STATE; OR INSURED OR ENDORSED BY A BANK OR ANY FEDERAL
        GOVERNMENT AGENCY.

--------------------------------------------------------------------------------
        THIS POLICY MAY DECREASE IN VALUE TO THE POINT OF BEING VALUELESS.

--------------------------------------------------------------------------------
THIS PROSPECTUS IS NOT AN OFFERING IN ANY JURISDICTION WHERE SUCH OFFERING MAY NOT LAWFULLY BE MADE.

--------------------------------------------------------------------------------
The purpose of this policy is to provide life insurance protection for the beneficiary you name. IF YOUR PRIMARY NEED IS NOT LIFE INSURANCE PROTECTION, THEN PURCHASING THIS POLICY MAY NOT BE IN YOUR BEST INTERESTS. We make no claim that the policy is in any way similar or comparable to a systematic investment plan of a mutual fund.

In thinking about buying this policy to replace existing life insurance, please carefully consider its advantages versus those of the policy you intend to replace, as well as any replacement costs. As always, consult your financial adviser.

Not all terms, conditions, benefits, programs, features and investment options are available or approved for use in every state.

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
TABLE OF CONTENTS...................................i

IN SUMMARY: POLICY BENEFITS.........................1


IN SUMMARY: POLICY RISKS............................3

IN SUMMARY: VARIABLE UNIVERSAL LIFE
INSURANCE AND THE POLICY............................4

IN SUMMARY: FEE TABLES..............................6

THE POLICY.........................................11

   Policy Owner....................................11

   The Beneficiaries...............................11

   To Purchase.....................................11

   Coverage........................................12

   Coverage Effective Date.........................12

   Temporary Insurance Coverage....................12

   To Cancel (Examination Right)...................12

   To Change Coverage..............................13

   Sub-Account Portfolio Transfers.................13

   Modes To Effect A Transfer......................14

   To Exchange.....................................16

   To Terminate Or Surrender.......................16

   To Assign.......................................16

   Proceeds Upon Maturity..........................16

   Reminders, Reports And Illustrations............17

   Errors Or Misstatements.........................18

   Incontestability................................18

   If We Modify The Policy.........................18

RIDERS.............................................18

   Adjusted Sales Load Life Insurance Rider........19

   Children's Insurance Rider......................19

   Long-term Care Rider............................19

   Spousal Life Insurance Rider....................21

   Accidental Death Benefit Rider..................21

   Premium Waiver Rider............................21

   Change Of Insured Rider.........................22

   Additional (insurance) Protection Rider.........23

   Deduction (of fees and expenses) Waiver Rider...23

PREMIUM............................................23

   Initial Premium.................................23

   Subsequent Premiums.............................24

CHARGES............................................24

   Sales Load......................................25

   Premium Taxes...................................25

   Surrender Charges...............................25

   Partial Surrender Fee...........................26

   Cost Of Insurance...............................26

   Mortality And Expense Risk......................27

   Administrative..................................27

   Loan Amount Interest............................27

   Adjusted Sales Load Life Insurance Rider........28

   Children's Insurance Rider......................28

   Long-term Care Rider............................29

   Spousal Life Insurance Rider....................29

   Accidental Death Benefit Rider..................29

   Premium Waiver Rider............................29

   Additional Protection Rider.....................30

   Deduction (of fees and expenses) Waiver Rider...30

TO ALLOCATE NET PREMIUM AND SUB-ACCOUNT VALUATION..30

   Investment Options... ..........................30

   Allocation Of Net Premium And Cash Value........31

   When Sub-Account Units Are Valued...............31

   How Investment Experience Is Determined.........32

   Cash Value......................................32

THE DEATH BENEFIT..................................34

   Calculation Of The Death Benefit Proceeds.......34

   Death Benefit Options...........................34

   The Minimum Required Death Benefit..............35

   Changes In The Death Benefit Option.............35

   Suicide.........................................36

SURRENDERS.........................................36

   Full Surrender..................................36

   Partial Surrender...............................36

   Reduction Of Specified Amount On A Partial
   Surrender.......................................37

THE PAYOUT OPTIONS.................................37

   Interest Income.................................38

   Income For A Fixed Period.......................38

   Life Income With Payments Guaranteed............38

   Fixed Income For Varying Periods................39

   Joint And Survivor Life.........................39

   Alternate Life Income...........................39

POLICY LOANS.......................................39

   Loan Amount And Interest........................39

   Collateral And Interest.........................40

   Repayment.......................................40

   Effect Of Policy Loans..........................40

LAPSE..............................................40

   Guaranteed Policy Continuation Provision........42

   Grace Period....................................42

   Reinstatement...................................42

TAXES..............................................43

   Types Of Taxes Of Which To Be Aware.............43

   Buying The Policy...............................44

   Investment Gain In The Policy...................44

   Periodic Withdrawals, Non-Periodic
   Withdrawals And Loans...........................45

   Terminal Illness................................46

   Surrender Of The Policy.........................47

   Withholding.....................................47

   Exchanging The Policy For Another Life
   Insurance Policy................................47

   Taxation Of Death Benefits......................48

   Taxes And The Value Of Your Policy..............48

   Tax Changes.....................................48

NATIONWIDE LIFE INSURANCE COMPANY..................49

NATIONWIDE VLI SEPARATE ACCOUNT-6..................50

   Organization, Registration And Operation........50

   Addition, Deletion Or Substitution Of Mutual
   Funds...........................................51

   Voting Rights...................................51

LEGAL PROCEEDINGS..................................51

   Nationwide Life Insurance Company...............51

   Nationwide Investment Services Corporation......53

FINANCIAL STATEMENTS...............................53

APPENDIX A: DEFINITIONS.............................1

APPENDIX B: SUB-ACCOUNT PORTFOLIOS..................1

                           IN SUMMARY: POLICY BENEFITS

     Appendix A defines certain words and phrases we use in this prospectus.

DEATH BENEFIT

The primary benefit of your policy is life insurance coverage. While the policy is In Force, we will pay the Proceeds to your beneficiary when the Insured dies.

YOUR CHOICE OF DEATH BENEFIT OPTIONS

|X| Option One is THE GREATER OF the Specified Amount OR the minimum required
    Death Benefit under federal tax law.

|X| Option Two is THE GREATER OF the Specified Amount plus the Cash Value OR the minimum required Death Benefit under federal tax law.

|X| Option Three is THE GREATER OF the Specified Amount plus accumulated Premium payments (less any partial surrenders) OR the minimum required Death Benefit under federal tax law.


For more information, see "The Death Benefit," beginning on page 34.


YOUR OR YOUR BENEFICIARY'S CHOICE


You or your beneficiary may choose to receive the Policy Proceeds in a lump sum, or there OF POLICY PROCEEDS are a variety of options that will pay out over time. For more information, see "The Payout Options," beginning on page 37.


COVERAGE FLEXIBILITY

Subject to conditions, you may choose to:

|X| Change the Death Benefit option;

|X| Increase or decrease the Specified Amount;

|X| Change your beneficiaries; and

|X| Change who owns the policy.

For more information, see: "Changes In The Death Benefit Option," beginning on page 35; "To Change Coverage," beginning on page 13; "The Beneficiaries," beginning on page 11; and "To Assign," beginning on page 16.


CONTINUATION OF COVERAGE IS GUARANTEED


Your policy will remain In Force so long as you pay the Policy Continuation Premium Amount. For more information, see "Guaranteed Policy Continuation Provision," beginning on page 42.


ACCESS TO CASH VALUE

Subject to conditions, you may choose to borrow against, or withdraw, the Cash Value of your policy:


|X| Take a policy loan of an amount no greater than 90% of the Sub-Account portfolios less any surrender charges. The minimum amount is $1. For more information, see "Policy Loans," beginning on page 39.

|X| Take a partial surrender. The minimum amount is $1. For more information, see "Partial Surrender," beginning on page 36.

|X| Surrender the policy at any time while the Insured is alive. The Cash Surrender Value will be the Cash Values of the Sub-Account portfolios, less any policy loans and surrender charges. You may choose to receive the Cash Surrender Value in a lump sum, or you will have available the same payout options as if it constituted a Death Benefit. For more information, see "Full Surrender," beginning on page 36 and "The Payout Options," beginning on page 37.


PREMIUM FLEXIBILITY


While we would like you to select a premium payment plan, you will not be required to make your Premium payments accordingly. Within limits, you may vary the frequency and amount, and you might even be able to skip needing to make a Premium payment. For more information, see "Premium," beginning on page 23.


INVESTMENT OPTIONS


You may choose to allocate your Premiums after charges among the variable investment options. The variable investment options constitute the limitedly available mutual funds, and we have divided Nationwide VLI Separate Account-6 into an equal number of Sub-Account portfolios, identified in Appendix B, to account for your allocations. Your Investment Experience will depend on the market performance of the Sub-Account portfolios you have chosen. For more information, see "To Allocate Net Premium And Sub-Account Valuation," beginning on page 30 and "Appendix B: Sub-Account Portfolios," beginning on page B-1.


TRANSFERS AMONG INVESTMENT OPTIONS


You may transfer among the Sub-Account portfolios of the variable investment option within limits. Some Sub-Account portfolios, namely, the Rydex funds, are for market timing, an investment strategy of making transfers between and among Sub-Accounts to optimize Investment Experience based on a prediction of the direction and extent of market fluctuations in the short term. These Sub-Account portfolios are not subject to the same limitations. For more information, see "Sub-Account Portfolio Transfer," beginning on page 13.

TAXES

Unless you make a withdrawal, generally, you will not be taxed on any earnings. This is known as tax deferral. For more information, see "The Minimum Required Death Benefit," beginning on page 35. Also, your beneficiary generally will not have to include the Proceeds as taxable income. For more information, see "Taxes," beginning on page 43.

ASSIGNMENT

You may assign the policy as collateral for a loan or another obligation while the Insured is alive. For more information, see "To Assign," beginning on page 16.

EXAMINATION RIGHT

For a limited time, you may cancel the policy, and you will receive a refund. For more information, see "To Cancel (Examination Right)," beginning on page 12.


RIDERS

You may purchase any of the available Riders (except for both the Premium Waiver and Deduction Waiver Riders, simultaneously) to suit your needs. Availability will vary by state, and there may be an additional charge.

|X| Adjusted Sales Load Life Insurance Rider
|X| Children's Insurance Rider
|X| Long-term Care Rider Spouse Life Insurance Rider
|X| Accidental Death Benefit Rider

|X| Premium Waiver Rider
|X| Change Of Insured Rider (There is no charge for this Rider.)
|X| Additional (insurance) Protection Rider
|X| Deduction (of fees and expenses) Waiver Rider

For more information, see "Riders," beginning on page 18.


                     IN SUMMARY: POLICY RISKS

IMPROPER USE

Variable universal life insurance is not suitable as an investment vehicle for short-term savings. It is designed for long-term financial planning. You should not purchase the policy if you expect that you will need to access its Cash Value in the near future because substantial surrender charges will apply in the first several years from the Policy Date.

UNFAVORABLE INVESTMENT EXPERIENCE

The variable investment options to which you have chosen to allocate Net Premium may not generate a sufficient, let alone a positive, return, especially after the deductions for policy and Sub-Account portfolio charges. Besides Premium payments, Investment Experience will impact the Cash Value, and poor Investment Experience (in conjunction with your flexibility to make changes to the policy and deviate from your chosen premium payment plan) could cause the Cash Value of your policy to decrease, resulting in a Lapse of insurance coverage, sooner than might have been foreseen.

EFFECT OF PARTIAL SURRENDERS AND POLICY LOANS ON INVESTMENT RETURNS


Partial surrenders or policy loans may accelerate a Lapse because the amount of either or both will no longer be available to generate any investment return. A partial surrender will proportionately reduce the amount of Cash Value allocated among the Sub-Account portfolios you have chosen. As collateral for a policy loan, we will transfer an equal amount of Cash Value to the policy loan account, which will also reduce the Cash Value allocated among your chosen investment options. Thus, the remainder of your policy's Cash Value is all that would be available to generate enough of an investment return to cover policy and Sub-Account portfolio charges and keep the policy In Force, at least until you repay the policy loan or make another Premium payment. There will always be a Grace Period, and the opportunity to reinstate insurance coverage. Under certain circumstances, however, the policy could terminate without value, and insurance coverage would cease.


REDUCTION OF THE DEATH BENEFIT

A partial surrender could, and a policy loan would, impact the policy's Death Benefit, depending on how the Death Benefit option you have chosen at the time it becomes payable relates to the policy's Cash Value.

ADVERSE TAX CONSEQUENCES


Existing federal tax laws that benefit this policy may change at any time. These changes could alter the favorable federal income tax treatment the policy enjoys, such as the deferral of taxation on the gains in the policy's Cash Value and the exclusion from taxable income of the Proceeds we pay to the policy's beneficiaries. Also, not all policies are afforded the same tax treatment. For more information, see "Periodic Withdrawals, Non-Periodic Withdrawals And Loans," beginning on page 46. For example, distributions from the policy may be taxed differently. Special rules will apply for a policy that is considered a "modified endowment contract," including that a 10% penalty tax may be imposed on distributions, including any policy loan. In addition, there are federal estate and gift taxes, and state and local taxes, with which you should be aware. You should consult a qualified tax advisor on all tax matters involving your policy.

SUB-ACCOUNT PORTFOLIO LIMITATIONS


You may request 20 transfer events among Sub-Account portfolios a year via the Internet, telephone, facsimile or the U.S. mail. Afterwards, you will only be able to make a transfer request via the U.S. mail through the end of the calendar year. The number of requests is not cumulative, and this limitation automatically resets at the beginning of every calendar year. We may restrict the times we process transactions involving certain investment options. For more information, see "Sub-Account Portfolio Transfers," beginning on page 13.


SUB-ACCOUNT PORTFOLIO INVESTMENT

A comprehensive discussion of the risks of the mutual funds held by each Sub-Account RISK portfolio may be found in that mutual fund's prospectus. You should read the mutual fund's prospectus carefully before investing.

          IN SUMMARY: VARIABLE UNIVERSAL LIFE INSURANCE AND THE POLICY

VARIABLE UNIVERSAL LIFE INSURANCE, IN GENERAL, MAY BE IMPORTANT TO YOU IN TWO WAYS.

        |X| It will provide economic protection to a beneficiary.

        |X| It may build Cash Value.

            Why would you want to purchase this type of life insurance? How will you allocate the Net Premium among the variable investment options? Your reasons and decisions will affect the insurance and Cash Value aspects.

        While variable universal life insurance is designed primarily to provide life insurance protection, the Cash Value of a policy will be important to you in that it may impair (with poor investment results) or enhance (with favorable investment results) your ability to pay the costs of keeping the insurance In Force.

        Apart from the life insurance protection features, you will have an interest in maximizing the value of the policy as a financial asset.

IT IS SIMILAR, BUT ALSO DIFFERENT, TO UNIVERSAL LIFE INSURANCE.

        |X| You will pay Premiums for life insurance coverage on the Insured.

        |X| The policy will provide for the accumulation of a Cash Surrender
            Value if you were to surrender it at any time while the Insured is alive.

        |X| The Cash Surrender Value could be substantially lower than the Premiums you have paid.

        What makes the policy different than universal life insurance is your opportunity to allocate Premiums after charges to the Sub-Account portfolios you have chosen. Also, that its Cash Value will vary depending on the market performance of the Sub-Account portfolios, and you will bear this risk.

FROM THE TIME WE ISSUE THE POLICY THROUGH THE INSURED'S DEATH, HERE IS A BASIC OVERVIEW. (BUT PLEASE READ THE REMAINDER OF THIS PROSPECTUS FOR THE DETAILS.)

|X| At issue, the policy will require a minimum initial Premium payment.

    Among other considerations, this amount will be based on: the Insured's age and sex; the underwriting class; any substandard ratings; the Specified Amount; the Death Benefit option; and the choice of any Riders.

|X| At the time of a Premium payment, we will deduct some charges. We call these charges transaction fees.

|X| You will then be able to allocate the Premium net of transaction fees, or Net Premium, among the variable investment options.

|X| From the policy's Cash Value, on a periodic basis, we will deduct other charges to help cover the mortality risks we assumed, and the sales and administrative costs.

|X| You may be able to vary the timing and amount of Premium payments.

    So long as there is enough Cash Surrender Value to cover the policy's periodic charges as they come due, the policy will remain In Force.

|X| After the first year from the Policy Date, you may request to increase or decrease the policy's Specified Amount.

    This flexibility will allow you to adjust the policy to meet your changing needs and circumstances, subject to: additional underwriting (for us to evaluate an increase of risk); confirmation that the policy's tax status is not jeopardized; and confirmation that the minimum and maximum insurance amounts remain met.

|X| The policy will pay a Death Benefit to the beneficiary. You have a choice of one of three options.

    As your insurance needs change, you may be able to change Death Benefit options, rather than buying a new policy, or terminating this policy.

|X| Prior to the Insured's death, you may withdraw all, or a portion (after the first year from the Policy Date), of the policy's Cash Surrender Value. Or you may borrow against the Cash Surrender Value.

    Withdrawals and policy loans are subject to restrictions, may reduce the Death Benefit and increase the likelihood of the policy Lapsing. There also could be adverse tax consequences.

                             IN SUMMARY: FEE TABLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY OR SURRENDER THE POLICY.

FOR MORE INFORMATION, SEE "CHARGES," BEGINNING ON PAGE 24.



===================================================================================================================================
                                                         TRANSACTION FEES
===================================================================================================================================

                  Charge                       When Charge Is Deducted                         Amount Deducted
------------------------------------------- ------------------------------ --------------------------------------------------------
                                                                               Maximum Guaranteed               Currently
------------------------------------------- ------------------------------ --------------------------- ----------------------------
                SALES LOAD                  Upon Making A Premium Payment             $25                          $5
------------------------------------------- ------------------------------ --------------------------- ----------------------------
                                                                                        Per $1,000 Of Premium Payment
------------------------------------------- ------------------------------ --------------------------------------------------------
            PREMIUM TAXES (1)               Upon Making A Premium Payment             $35 Per $1,000 Of Premium Payment
------------------------------------------- ------------------------------ --------------------------------------------------------
        SURRENDER CHARGES (2), (3), (4)                                            Maximum (5)                  Minimum (6)
                                                                           --------------------------------------------------------
                                                                                     $25,590                      $2,337
                                                                           --------------------------------------------------------
   Representative - For An Age 35 Male        Upon Full Surrender                              Representative (7)
  Non-tobacco Preferred With A Specified                                                             $3,408
   Amount Of $500,000 And Death Benefit                                            Proportionately From The Policy's Cash Value
                Option One
------------------------------------------- ------------------------------ --------------------------- ----------------------------
           ILLUSTRATION CHARGE                   Upon Requesting An            Maximum Guaranteed               Currently
                                                   Illustration                      $25                            0
------------------------------------------- ------------------------------ ---------------------------- ---------------------------
        PARTIAL SURRENDER FEE (8)                      Upon A                  Maximum Guaranteed               Currently
                                                 Partial Surrender                   $25                            0
                                                                           ---------------------------- ---------------------------
                                                                                From The Policy's Available Cash Value (9)
------------------------------------------- ------------------------------ ---------------------------- ---------------------------

  (1) We deduct one charge composed of the sales load and premium taxes. On the Policy Data Page, we call the combined charge a Premium Load.


  (2) This charge is comprised of two components. There is an underwriting component, which is based on the Insured's age (when the policy was issued). There is also a sales expense component, which is based on and varies by the Insured's sex, age (when the policy was issued) and underwriting class. The amount of the charge we would deduct begins to decrease each year after the second from the Policy Date. For example, by the ninth year, the amount is 30% of the surrender charge, and, thereafter, there is no charge for a full surrender. A surrender charge will apply if you surrender or lapse the policy, or if you request to decrease the Specified Amount. We will calculate a separate surrender charge based on the Specified Amount, and each increase in the Specified Amount, which, when added together, will amount to your surrender charge. For more information, see "Surrender Charges," beginning on page 25.


  (3) To be able to present dollar amounts of this charge here, for a full surrender occurring in the first year from the Policy Date, we assume an aggregate first year Premium in excess of the surrender target premium. The surrender target premium is an assumed Premium payment amount we use in calculating the surrender charge. The surrender charge is based on the lesser of the surrender target premium and the Premiums you pay in the first year from the Policy Date. The surrender target premium varies by: the Insured's sex; age (when the policy was issued); underwriting class and the Specified Amount (and any increases).

  (4) Ask for an illustration, or see the Policy Data Page for more information on your cost.

  (5) The amount is based on a male who is age 80 or older and uses tobacco (representing our greatest underwriting risk). We assume a policy with a Specified Amount of $500,000 and Death Benefit Option One. The stated surrender charge is for a surrender occurring in the first year from the Policy Date.

  (6) The amount is based on a female who is age 0. We assume a policy with a Specified Amount of $500,000 and Death Benefit Option One. The stated surrender charge is for a surrender occurring in the first year from the Policy Date.

  (7)  This amount may not be representative of your cost.


  (8) You may request a partial surrender at any time while the policy is In Force, and after the first year from the Policy Date, we may charge a partial surrender fee.

  (9) Besides this charge, remember that the Cash Value available for a partial surrender is subject to any outstanding policy loans.


THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES.


==================================================================================================================================
                              PERIODIC CHARGES OTHER THAN SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES
==================================================================================================================================
===================================== ============================= ==============================================================
               Charge                   When Charge Is Deducted                            Amount Deducted
                                                                                          From Cash Values
------------------------------------- ----------------------------- --------------------------------------------------------------
------------------------------------- ----------------------------- -------------------- ------------------- ---------------------

    COST OF INSURANCE (10), (11)                Monthly                   Minimum              Maximum        Representative (12)

   Representative - For An Age 35                                          $0.04               $83.33                $0.14
 Male Non-tobacco Preferred With A
  Specified Amount Of $500,000 And                                      Per $1,000 Of Net Amount At Risk - Proportionately From Your
      Death Benefit Option One                                                          Chosen Variable Investment Options
------------------------------------- ----------------------------- --------------------------------------------------------------
     MORTALITY AND EXPENSE RISK                 Monthly                                  Maximum Guaranteed

                                                                                 $0.60 Per $1,000 Of Cash Value (13)
                                                                       Proportionately From Your Chosen Variable Investment Options

------------------------------------- ----------------------------- ------------------------------- ------------------------------
           ADMINISTRATIVE                       Monthly                   Maximum Guaranteed                  Currently

                                                                                 $10                          $10 (14)
                                                                       Proportionately From Your Chosen Variable Investment Options

------------------------------------- ----------------------------- ------------------------------- ------------------------------

            LOAN AMOUNT                         Annually                  Maximum Guaranteed                  Currently
     INTEREST (15), (16), (17)
                                                                                $39                             $39
                                                                              Per $1,000 Of An Outstanding Policy Loan

------------------------------------- ----------------------------- --------------------------------------------------------------

  ---------------------------------------


 (10) This charge varies by: the Insured's sex; age; underwriting class; any substandard ratings; the year from the Policy Date and the Specified Amount.

 (11) Ask for an illustration, or see the Policy Data Page for more information on your cost.

 (12) This amount may not be representative of your cost.

 (13) This charge is $0.60 per $1,000 on the first $25,000 of Cash Value. During the first through fifteenth years from the Policy Date, this charge is $0.30 per $1,000 on $25,001 up to $250,000 of Cash Value; otherwise, this charge is $0.20 per $1,000 of Cash Value thereafter.

 (14) During the first year from the Policy Date, the monthly maximum guaranteed amount is $10, and the monthly current amount is $10. Thereafter, the monthly maximum guaranteed amount is $7.50, and the monthly current amount is $5.

 (15) On the amount of an outstanding loan, we not only charge, but also credit, interest, so there is a net cost to you. Also, there are ordinary and preferred loans on which interest rates vary. For more information, see "Policy Loans" beginning on page 39.

 (16) We charge 3.9% interest per annum on the outstanding balance, which accrues daily and becomes due and payable at the end of the year from the Policy Date, or we add it to your loan. Meanwhile, we credit interest daily, too, on the portion of your policy's Cash Value corresponding to, and serving as collateral or security to ensure repayment of, the loan. During years one through ten, it is 3.0% and 3.9% per annum currently for ordinary and preferred loans, respectively (guaranteed 3.0% minimally), and, thereafter, 3.9% per annum currently (guaranteed 3.65% minimally).

 (17) Your net cost for an ordinary loan during years one through ten from the Policy Date is 0.9% per annum currently. Thereafter, there is no cost (a net cost of zero) for an ordinary loan currently. There is no cost (a net cost of zero) for a preferred loan currently. For more information, see "Collateral And Interest" beginning on page 40.



==================================================================================================================================
                         PERIODIC CHARGES OTHER THAN SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES FOR RIDERS
==================================================================================================================================
===================================== ============================= ==============================================================

        Optional Charge (18)            When Optional Charge Is                           Amount Deducted
        ---------------                 ------------------------                          ----------------
                                                Deducted                                   From Cash Value
                                                --------                                   ---------------

------------------------------------- ----------------------------- --------------------------------------------------------------
 ADJUSTED SALES LOAD LIFE INSURANCE             Monthly                                         $0.13
               RIDER
                                                                            Per $1,000 Of Premium And 1% Of Premium Load-
                                                                    Proportionately From Your Chosen Variable Investment Options
------------------------------------- ----------------------------- --------------------------------------------------------------
     CHILDREN'S INSURANCE RIDER                 Monthly             $0.43 Per $1,000 Of Rider Specified Amount - Proportionately
                                                                            From Your Chosen Variable Investment Options
------------------------------------- ----------------------------- -------------------- -------------------- --------------------

     LONG-TERM CARE RIDER (19)                  Monthly                   Minimum              Maximum          Representative

Representative - For An Age 35 Male                                        $0.02               $28.65                $0.02
    Non-tobacco Preferred With A
 Long-term Care Specified Amount Of                                     Per $1,000 Of Rider Net Amount At Risk - Proportionately
 $500,000 And Death Benefit Option                                              From Your Chosen Variable Investment Options
                One
------------------------------------- ----------------------------- -------------------- -------------------- --------------------


------------------------------------- ----------------------------- -------------------- -------------------- --------------------

  SPOUSE LIFE INSURANCE RIDER (20)              Monthly                   Minimum              Maximum          Representative

 Representative Spouse - For An Age                                        $0.10               $10.23                $0.11
    35 Female Non-tobacco With A
  Spousal Life Specified Amount Of                                      Per $1,000 Of Spousal Death Benefit - Proportionately From
              $100,000                                                            Your Chosen Variable Investment Options
------------------------------------- ----------------------------- -------------------- -------------------- --------------------

ACCIDENTAL DEATH BENEFIT RIDER (21)             Monthly                   Minimum              Maximum          Representative

Representative - For An Age 35 Male                                        $0.05                $0.75                $0.06
   Non-tobacco Preferred With An                                           Per $1,000 Of Accidental Death Benefit - Proportionately
Accidental Death Benefit Of $100,000                                             From Your Chosen Variable Investment Options

------------------------------------- ----------------------------- --------------------------------------------------------------

           PREMIUM WAIVER                       Monthly                   Minimum              Maximum          Representative
          RIDER (22), (23)                                                 $40                  $32                  $40

Representative - For An Age 35 Male                                     Per $1,000 Of Premium Waiver Benefit - Proportionately
       Non-tobacco Preferred                                               From Your Chosen Variable Investment Options
------------------------------------- ----------------------------- -------------------- -------------------- --------------------


       ADDITIONAL PROTECTION                    Monthly                   Minimum              Maximum          Representative
             RIDER (24)


                                                                          $0.01               $83.33                $0.04
Representative - For An Age 35 Male
     Non-tobacco Preferred With                                         Per $1,000 Of Additional Protection - Proportionately From
Additional Death Benefit Of $250,000                                              Your Chosen Variable Investment Options

------------------------------------- ----------------------------- -------------------- -------------------- --------------------

          DEDUCTION WAIVER                      Monthly                   Minimum              Maximum          Representative
             RIDER (25)                                                     $90                 $860                  $90


Representative - For An Age 35 Male                                     Per $1,000 Of Deduction Waiver Benefit - Proportionately
    Non-tobacco Preferred With A                                                From Your Chosen Variable Investment Options
  Specified Amount Of $500,000 And
      Death Benefit Option One
------------------------------------- ----------------------------- -------------------- -------------------- --------------------

  ---------------------------------------

 (18) You may elect any of these Riders (except for both the Premium Waiver and Deduction Waiver Riders, simultaneously). There is also a Change of Insured Rider you may elect for no charge. The continuation of a Rider is contingent on the policy being In Force. The amounts presented here may not be representative of your cost. Ask for an illustration, or see the Policy Data Page, for more information on your cost.

 (19) This charge varies by: the spouse's sex; age; underwriting class; and any substandard ratings.

 (20) This charge varies by: the Insured's sex; age; underwriting class; any substandard ratings; and the Specified Amount.

 (21) This charge varies by: the Insured's sex; Attained Age; underwriting class; and any substandard ratings.

 (22) To be able to present dollar amounts of this charge here, we assume monthly Premium payments of $1,000, the waiver of which would occur in the event of the Insured's total disability for six consecutive months.


 (23) This charge varies by: the Insured's sex; Attained Age; underwriting class; any substandard ratings and the Specified Amount of the Rider.

 (24) This charge varies by: the Insured's sex; Attained Age; and any substandard ratings.

 (25) To be able to present dollar amounts of this charge here, we assume total monthly periodic charges of $1,000 (not including this Rider's cost, and any loan amount interest (which are meant to be excluded)), the waiver of which would occur in the event of the Insured's total disability for six consecutive months.


THE NEXT ITEM SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE SUB-ACCOUNT PORTFOLIOS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. MORE DETAIL CONCERNING EACH SUB-ACCOUNT PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR THE MUTUAL FUND THAT CORRESPONDS TO THE SUB-ACCOUNT PORTFOLIO. PLEASE CONTACT US, AT THE TELEPHONE NUMBERS OR ADDRESS ON THE COVER PAGE OF THIS PROSPECTUS, FOR FREE COPIES OF THE PROSPECTUSES FOR THE MUTUAL FUNDS AVAILABLE UNDER THE POLICY.

ALSO, APPENDIX B IDENTIFIES THE AVAILABLE MUTUAL FUNDS, BY NAME, INVESTMENT TYPE AND ADVISER, AND INCLUDES EXPENSE INFORMATION FOR EACH MUTUAL FUND.


TOTAL ANNUAL SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES

Minimum                Maximum
-------                -------
 0.70%                  1.85%

(expenses that are deducted from the Sub-Account portfolio assets, including management fees, distribution (12b-1) fees, and other expenses)

--------------------------------------------------------------------------------
                                   THE POLICY
--------------------------------------------------------------------------------
The policy is a legal contract between you and us (any change to which we would want to make must be in writing, signed by our president or corporate secretary, and attached to or endorsed on the policy). You may exercise all policy rights and options while the Insured is alive. You may also change the policy, but only in accordance with its terms.


Generally, the policy is available for an insured age 85 or younger (although these ages may vary in your state). It is nonparticipating, meaning we will not be contributing any operating profits or surplus earnings toward the Proceeds from the policy. The policy will comprise and be evidenced by: Policy Date Pages; a written contract; any Riders; any endorsements; and the application, including any supplemental application. We will consider the statements you make in the application as representations. We will rely on them as being true and complete. However, we will not void the policy or deny a claim unless a statement is a material misrepresentation.

--------------------------------------------------------------------------------

POLICY OWNER

The policy belongs to the owner named in the application. You may also name a contingent owner. A contingent owner will become the owner if the owner dies before any Proceeds become payable. Otherwise, ownership will pass to the owner's estate, if the owner is not the Insured. To the extent permitted by law, policy benefits are not subject to any legal process for the payment of any claim, and no right or benefit will be subject to claims of creditors (except as may be provided by assignment). You may name different owners or contingent owners (so long as the Insured is alive) by submitting your written request to our Home Office, which will become effective when signed rather than the date on which we received it. There may be adverse tax consequences. For more information, see "Taxes" beginning on page 43.

--------------------------------------------------------------------------------
THE BENEFICIARIES

The principal right of a beneficiary is to receive Proceeds constituting the Death Benefit upon the Insured's death. So long as the Insured is alive, you may: name more than one beneficiary; designate primary and contingent beneficiaries; change or add beneficiaries; and provide for another distribution than the following.

If a primary beneficiary dies before the Insured, we will pay the Death Benefit to the remaining primary beneficiaries. We will pay multiple primary beneficiaries in equal shares. A contingent beneficiary will become the primary beneficiary if all primary beneficiaries die before the Insured, and before any Proceeds become payable. You may name more than one contingent beneficiary. We will also pay multiple contingent beneficiaries in equal shares. To change or add beneficiaries, you must submit your written request to us at our Home Office, which will become effective when signed, rather than the date on which we received it. The change will not affect any payment we made, or action we took, before we recorded the change.

--------------------------------------------------------------------------------
TO PURCHASE

To purchase the policy, you must submit to us a completed application and an initial Premium payment.

We must receive evidence of insurability that satisfies our underwriting standards (this may require a medical examination) before we will issue a policy. We can provide you with the details of our underwriting standards. We reserve the right to reject an application for any reason permitted by law. Also, we reserve the right to modify our underwriting standards at any time.

The minimum initial Specified Amount is $100,000. We reserve the right to modify our minimum Specified Amount at any time.

--------------------------------------------------------------------------------
COVERAGE

We will issue the policy only if the underwriting process has been completed, we have approved the application and the proposed Insured is alive and in the same condition of health as described in the application. However, full insurance coverage will take effect only after you have paid the minimum initial Premium. We begin to deduct monthly charges from your policy Cash Value on the Policy Date.

--------------------------------------------------------------------------------

COVERAGE EFFECTIVE DATE

Insurance coverage will begin and be In Force on the Policy Date shown on the Policy Data Page. For a change in the Specified Amount, the effective date will be on the next monthly anniversary from the Policy Date after we have approved your request. It will end upon the Insured's death, once we begin to pay the Proceeds, or when the policy matures. It could end if the policy were to Lapse.


--------------------------------------------------------------------------------
TEMPORARY INSURANCE COVERAGE

Temporary insurance coverage, equal to the Specified Amount up to $1,000,000, may be available for no charge before full insurance coverage takes effect. You must submit a temporary insurance agreement and make an initial Premium payment. The amount of the initial Premium will depend on the initial Specified Amount, and your choice of Death Benefit option and any Riders, for purposes of the policy. During this time, we will hold onto your initial Premium payment. Temporary insurance coverage will remain In Force for no more than 60 days from the date of the temporary insurance agreement. Before then, temporary insurance coverage will terminate on the date full insurance coverage takes effect, or five days from the date we mail a termination notice (accompanied by refund of the Premium payment). If we issue the policy, what we do with the Net Premium depends on the right to examine law of the state in which you live.

--------------------------------------------------------------------------------

TO CANCEL (EXAMINATION RIGHT)

You may cancel your policy during the free look period. The free look period expires ten days after you receive the policy or longer if required by state law. If you decide to cancel during the free look period, return the policy to the sales representative who sold it to you, or to us at our Home Office, along with your written cancellation request. Within seven days, we will refund the amount prescribed by the law of the state in which we issued the policy. Depending on the right to examine law of the state in which you live, this amount will be your initial premium or the policy's Cash Value. We will treat the policy as if we never issued it. For more information, see "To Allocate Net Premium And Sub-Account Valuation" beginning on page 30.

--------------------------------------------------------------------------------

TO CHANGE COVERAGE

After the first year from the Policy Date, you may request to change the Specified Amount; however, no change will take effect unless the new Cash Surrender Value would be sufficient to keep the policy In Force for at least three months. Changes to the Specified Amount will alter the Death Benefit. For more information, see "Changes In The Death Benefit Option," beginning on page 35.

You may request to increase the Specified Amount, by at least $10,000, which will increase the Net Amount At Risk. Because the cost of insurance charge is based on the Net Amount At Risk, and because there will be a separate cost of insurance rate for the increase, this will also cause the policy's cost of insurance charge to increase. As a result, there will be a corresponding increase in the periodic charges we deduct from the policy's Cash Value. Also, an increase in the Specified Amount may cause an increase to the amount of your subsequent Premium payments and the likelihood that the policy is at risk of lapsing sooner. For more information, see "Lapse," beginning on page 40.

You may request to decrease the Specified Amount. We first apply decreases to the amount of insurance coverage as a result of any prior Specified Amount increases, starting with the most recent. Then we will decrease the initial Specified Amount. We will deny a request, however, to reduce the amount of your coverage below the minimum initial Specified Amount. For more information, see "To Purchase," beginning on page 11. Also, we will deny a request that would disqualify the policy as a contract for life insurance. For more information, see "The Minimum Required Death Benefit," beginning on page 35.

To change the Specified Amount, you must submit your written request to us at our Home Office. You must provide us with evidence of insurability that satisfies our underwriting standards. The Insured must be 85 or younger. Changes will become effective on the next monthly anniversary from the Policy Date after we approve the request. We reserve the right to limit the number of changes to one each year from the Policy Date.


--------------------------------------------------------------------------------


SUB-ACCOUNT PORTFOLIO TRANSFERS

Prior to the policy's Maturity Date, you may make transfers among the available Sub-Account portfolios on a daily basis.

We may also permit you to use other methods of communicating a transfer request. We will process a transfer at the end of the Valuation Period on which we receive your request.

We will determine the amount you have available for transfers among the Sub-Account portfolios in Accumulation Units based on the Net Asset Value

(NAV) per share of the mutual fund in which a Sub-Account portfolio invests. The mutual fund will determine its NAV once daily as of the close of the regular business session of the New York Stock Exchange (usually 4:00 p.m. Eastern time, but see "When Sub-Account Units Are Valued" beginning on page 31 for information about time based restrictions on transfer requests). An Accumulation Unit will not equal the NAV of the mutual fund in which the Sub-Account portfolio invests, however, because the Accumulation Unit value will reflect the deduction for any transaction fees and periodic charges. For more information, see "In Summary:
Fee Tables," beginning on page 6, and "How Investment Experience Is Determined," beginning on page 32.


--------------------------------------------------------------------------------

MODES TO MAKE A TRANSFER

To make a transfer, send your written request to us at our Home Office via first class U.S. mail. Upon receipt, we will process a transfer request at the end of the current Valuation Period. We may also permit you to use other modes of communication, subject to limitations.

OUR CONTACT INFORMATION IS ON THE COVER PAGE OF THIS PROSPECTUS.

For Sub-Accounts other than those holding Rydex Variable Trust funds or the GVIT Gartmore GVIT Money Market Fund II, with respect to any telephonic or electronic mode of communication, including the Internet, you are limited to 20 "transfer events" per calendar year. At the end of each Valuation Period, we will group together all of your transfer requests for the day. We will count this grouping as a "transfer event," regardless of the number of Sub-Accounts involved. Once 20 transfer events have occurred, you may continue to make transfers, but only by sending your written request to us at our Home Office via first class U.S. mail until the end of the year. Then, we begin to count transfer events over again.

Currently, the 20 transfer event limit does not apply to transfers among the Rydex Variable Trust Sub-Accounts nor to the GVIT Gartmore GVIT Money Market Fund II and we do not limit your use of means other than U.S. mail to make transfers among these Sub-Accounts. Transfers between one of these Sub-Accounts and any other Sub-Account, however, will be a transfer event and count toward the 20 transfer event limit. We will give you 30 days notice before imposing limits on means other than U.S. mail to make transfers among any of the Rydex Variable Trust Sub-Accounts and the GVIT Gartmore GVIT Money Market Fund II.

We will employ reasonable procedures to confirm that instructions are genuine, especially with respect to the Internet and telephone, including:

o requiring forms of personal identification before acting upon instructions;
o providing you with written confirmation of completed transactions; and/or
o recording instructions.

If we follow these procedures, we will not be liable for any loss, damage, cost or expense from complying with what we reasonably believe to be genuine instructions. Rather, you will bear the risk of loss.

Any computer system or telephone, whether it is yours, your service provider's, your representative's, or ours, can experience slowdowns or outages for a variety of reasons. These slowdowns or outages may delay or prevent our ability to process your request. Although we have taken precautions to help our system handle heavy usage, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your request in writing.

--------------------------------------------------------------------------------

TO EXCHANGE

You have an exchange right under the policy. At any time within the first 24 months of coverage from the Policy Date, you may surrender this policy and use the Cash Surrender Value to purchase a new policy on the Insured's life without evidence of insurability. Afterwards, you may also surrender the policy and use the Cash Surrender Value to purchase a new policy on the same Insured's life, but subject to evidence of insurability that satisfies our underwriting standards.

The new policy may be one of our available flexible premium adjustable life insurance policies. It may not have a greater Death Benefit than that of this policy immediately prior to the exchange date. It will have the same Specified Amount, Policy Date, and issue age. We will base Premiums on our rates in effect for the same sex, Attained Age and premium class of the Insured on the exchange date. You may transfer any Indebtedness to the new policy.

You must make your request on our official forms to the Home Office. The policy must be In Force and not in a Grace Period. You must pay a surrender charge. For more information, see "In Summary: Fee Tables," beginning on page 6. The exchange may have tax consequences. For more information, see "Exchanging The Policy For Another Life Insurance Policy," beginning on page 47. The new policy will take effect on the exchange date only if the Insured is alive. This policy will terminate when the new policy takes effect.

--------------------------------------------------------------------------------


TO TERMINATE (SURRENDER)

You have the right to terminate (surrender) the policy. Or you may surrender the policy for its Cash Surrender Value. The policy will automatically terminate when the Insured dies, the policy matures, or the Grace Period ends. For more information, see "Surrenders," beginning on page 36.

Generally, if the policy has a Cash Surrender Value in excess of the Premiums you have paid, upon surrender it will be included in your income for federal tax purposes. For more information, see "Surrender Of The Policy," beginning on page
47. The Cash Surrender Value will be reduced by the outstanding amount of a policy loan. For more information, see "Policy Loans," beginning on page 39.

--------------------------------------------------------------------------------

TO ASSIGN

You may assign any rights under the policy while the Insured is alive. If you do, your beneficiary's interest will be subject to the person(s) to whom you have assigned rights. Your assignment must be in writing, and it must be recorded at our Home Office before it will become effective. Your assignment will be subject to any outstanding policy loans. For more information, see "Policy Loans," beginning on page 39.


--------------------------------------------------------------------------------
PROCEEDS UPON MATURITY

If the policy is In Force on the Maturity Date, we will pay you the Proceeds.

Normally, we will pay the Proceeds within seven days after we receive your written request at our Home Office. The payment will be postponed, however, when: the New York Stock Exchange is closed; the SEC restricts trading or declares an emergency; the SEC permits us to defer it for the protection of our policy owners. The Proceeds will equal the policy's Cash Value minus any Indebtedness. After we pay the Proceeds, the policy is terminated.

We may offer to extend the Maturity Date to coincide with the Insured's death, after which we will pay the Proceeds to your beneficiary. During this time, you will still be able to request partial surrenders, and you will still have in effect the Long-term Care Rider (though you will not be charged for it), the termination of benefits under which will coincide with the policy's extended Maturity Date (unless you decide otherwise). The Maturity Date extension will either be for the policy value (as defined below), or for the Specified Amount (subject to the law of the state in which you lived at the time you purchased the policy). It is your choice, and, in any event, your policy will be endorsed so that:


o no changes to the Specified Amount will be allowed;

o no additional Premium payments will be allowed;

o no additional periodic charges will be deducted;


o 100% of the policy value will be transferred to a fixed account, which is funded by our general account; and

o to extend for the Cash Value, your policy's Death Benefit will become the Cash Value, irrespective of your previous Death Benefit option choice; or

o to extend for the Specified Amount, the Specified Amount will be adjusted to what it was when the Insured reached Attained Age 70, but excluding any coverage provided by the Additional Protection Rider and subject to any partial surrenders, which will affect the Specified Amount of a policy with Death Benefit Option One based on the Insured's Attained Age at the time the request for a partial surrender is made. While the Insured is between the Attained Ages of 71 and 90, a partial surrender will decrease the Specified Amount proportionately. If the Insured is Attained Age 91, a partial surrender will reduce the Proceeds by an amount proportionate to the ratio of the partial surrender to the Cash Value prior to the partial surrender. Notwithstanding your choice, the Proceeds will be the greater of the policy's Specified Amount or Cash Value. The Maturity Date will not be extended, however, beyond when the policy would fail the definition of life insurance under the Code. For more information, see "The Payout Options," beginning on page 37, and "The Death Benefit," beginning on page 34.


--------------------------------------------------------------------------------
REMINDERS, REPORTS AND We will send you scheduled Premium payment reminders and transaction ILLUSTRATIONS confirmations. We will also send you semi-annual and annual reports that show:

  o      the Specified Amount               o       the current Cash Value
  o      minimum monthly Premiums           o       the Cash Surrender Value
  o      Premiums paid                      o       outstanding Indebtedness
  o      all charges since the last report

We will send these reminders and reports to the address you provide on the application, or to another you may specify.

At any time, you may ask for an illustration of future benefits and values under the policy. While we do not at present, we may charge if you ask for more than one illustration per year from the Policy Date.


--------------------------------------------------------------------------------
ERRORS OR MISSTATEMENTS

If you make an error or misstatement in completing the application, then we will adjust the Death Benefit and Cash Value.


To determine the adjusted Death Benefit, we will multiply the Net Amount At Risk at the time of the Insured's death by the ratio of the monthly cost of insurance applied at the true age and sex in the policy month of death and the monthly cost of insurance that should have been applied at the true age and sex in the policy month of death. We will then add this adjusted amount to the Cash Value of the policy at the Insured's death. The Cash Value will also be adjusted to reflect the cost of insurance charges based on the Insured's correct age and sex from the Policy Date.

--------------------------------------------------------------------------------

INCONTESTABILITY

We will not contest payment of the Death Benefit based on the initial Specified Amount after the policy has been In Force during the Insured's lifetime for two years from the Policy Date. For any change in Specified Amount requiring evidence of insurability, we will not contest payment of the Death Benefit based on such an increase after it has been In Force during the Insured's lifetime for two years from its effective date.

--------------------------------------------------------------------------------

IF WE MODIFY THE POLICY

Any modification (or waiver) of our rights or requirements under the policy must be in writing and signed by our president or corporate secretary. No agent may bind us by making any promise not contained in the policy.


We may modify the policy, our operations, or the separate account's operations to meet the requirements of any law (or regulation issued by a government agency) to which the policy, our company, or the separate account is subject. We may modify the policy to assure that it continues to qualify as a life insurance contract under the federal tax laws. We will notify you of all modifications, and we will make appropriate endorsements to the policy.

--------------------------------------------------------------------------------
                                     RIDERS
--------------------------------------------------------------------------------

Riders are available for you to purchase to design the policy to meet your specific needs. You may purchase any of them (except for both the Premium Waiver and Deduction Waiver Riders, simultaneously). Once the policy is In Force, to add a Rider, we may require further evidence of insurability. Availability will vary by state. You will be charged for a Rider: so long as the policy remains In Force and the Rider's term has not expired; we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. For more information on the costs of the Riders, see "In Summary: Fee Tables," beginning on page 66, and "Charges" beginning on page 24.

--------------------------------------------------------------------------------
ADJUSTED SALES LOAD LIFE INSURANCE RIDER

This Rider is only available to purchase when you purchase the policy. The benefit is replacing the Premium Load, which we would otherwise deduct before allocating Net Premiums to your investment options. Instead, we will deduct the Rider's charge, on a monthly basis, from the policy's Cash Value. You may replace any whole percentage of the entire current Premium Load and 6%, whichever is less. You may choose to have the Rider apply to the Premiums you pay during any whole number of years from the Policy Date (up to seven). You will be charged for this Rider for the maximum of fifteen years from the Policy Date. If the policy terminates during the first ten years from the Policy Date, we will reduce your Cash Surrender Value. To better understand how this Rider might benefit you, ask for an illustration of future benefits and rights under the policy with and without the purchase of this Rider.
--------------------------------------------------------------------------------

CHILDREN'S INSURANCE RIDER

You may purchase term life insurance on any of the Insured's children at any time. Before an expiration date, the policy pays a benefit to the named beneficiary upon the insured child's death. As long as the policy is In Force, the insurance coverage for each child will continue until the earlier of: 1) the anniversary of the policy on or after the date that the child turns age 22; or
2) the anniversary of the policy on or after the date that the Insured turns age
65. Subject to certain conditions specified in the Rider, the Rider may be converted into a policy on the life of the insured child without evidence of insurability. You will be charged for this Rider: so long as the policy remains In Force and the Rider's term has not expired; until we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. Otherwise, the benefit of this Rider and the Death Benefit are independent of one another.


--------------------------------------------------------------------------------


LONG-TERM CARE RIDER

This Rider is available to purchase at any time only within six months from the Policy Date. The Insured is paid a monthly benefit upon meeting the eligibility requirements, including having been confined to a care facility (other than a hospital or provided personal assistance at home which is under a physician's care for 90 days). The benefit may not cover all your prospective long-term care costs. The benefit may not cover your retrospective long-term care costs. The benefits paid under the Rider are intended to be "qualified long-term care insurance" under federal tax law, and, generally, the benefits may not be taxable to the payee. See your tax adviser about the use of this Rider in your situation. You will be charged for this Rider: so long as the policy remains In Force through maturity; until we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. Also, the benefits paid under this Rider will reduce the Cash Surrender Value if you were to surrender the policy while the Insured is alive. More importantly, though, the benefits paid under this Rider will impact your policy's Death Benefit. The Proceeds payable upon the Insured's death will be adjusted to account for the benefits paid under this Rider. There is a free look period for this Rider. Within 30 days of receipt, you may return this Rider to the sales representative who sold it to you, or to us at our Home Office, and we will void this Rider and refund the related charges.

-------------------------------------------------------------------------------

SPOUSE LIFE INSURANCE RIDER

You may purchase this Rider at any time. The benefit is a death benefit payable to the beneficiary you designate upon the Insured's spouse's death; otherwise, the benefit is payable to the Insured, or the Insured's spouse after the Insured's death. The benefit continues until the anniversary of the Rider on or next following the year in which the Insured's spouse turns age 70. You will be charged for this Rider: so long as the policy remains In Force and the Rider's term has not expired; until we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. Otherwise, the benefit of this Rider and the Death Benefit are independent of one another. This Rider has a conversion right. The Insured's spouse may exchange this Rider's benefit for a level premium, level benefit plan of whole life or endowment insurance, subject to limitations.

--------------------------------------------------------------------------------

ACCIDENTAL DEATH BENEFIT RIDER

You may purchase this Rider at any time. The Rider pays a benefit, in addition to the Death Benefit, to the named beneficiary upon the Insured's accidental death. The benefit continues until the Insured reaches Attained Age 70. You will be charged for this Rider: so long as the policy remains In Force and the Rider's term has not expired; until we have paid the benefit or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. Otherwise, the benefit of this Rider and the Death Benefit are independent of one another.

--------------------------------------------------------------------------------

PREMIUM WAIVER RIDER

You may purchase this Rider at any time. The benefit is a monthly credit to the policy upon the Insured's total disability for six consecutive months. The credit is for a scheduled and due Premium payment. In contrast, the benefit under the Deduction (of fees and expenses) Waiver Rider is for the fees and expenses for the policy with the options and Riders you choose. The amount is the lesser of the Premium you specified, or the average actual Premiums you paid over the thirty-six months before the total disability. The benefit continues until the Insured turns age 65, or for an Insured who is age 63 or older, for two years after the total disability. You will be charged for this Rider: so long as the policy remains In Force and the Rider's term has not expired; until we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. At the same time, however, this benefit could also help to maintain the Death Benefit by keeping the policy In Force in the event of the Insured's disability under the conditions of this Rider.

--------------------------------------------------------------------------------
CHANGE OF INSURED RIDER

You may elect this Rider for no charge at any time. You may change the Insured for a new Insured, subject to insurability and other conditions. The costs and benefits under the policy after the change will be based on, and could change with, the underwriting classification and characteristics of the new Insured, but this Rider's benefit will have no impact on the policy's Death Benefit.

--------------------------------------------------------------------------------

ADDITIONAL (insurance) PROTECTION RIDER

You may purchase this Rider at any time. The benefit is term life insurance that is added to the Death Benefit, payable to the beneficiary upon the Insured's death.

The benefit amount varies monthly and is based on the Death Benefit option you have chosen. You may renew coverage annually until the policy the Insured reaches Attained Age 100. You will be charged for this Rider: so long as the policy remains In Force and the Rider's term has not expired; until we have paid the benefit; or you decide you no longer need the benefit and let us know in writing at our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

--------------------------------------------------------------------------------


DEDUCTION (of fees and expenses) WAIVER RIDER

You may purchase this Rider at any time. The benefit is a waiver of your policy's monthly charges (excluding the cost of this Rider) upon the Insured's total disability, as defined in this Rider, for six consecutive months. However, during the first three years from the Policy Date, we will instead credit your policy with the minimum monthly Premium payment due during the Insured's total disability. For how long the benefit lasts depends on the Insured's age when total disability begins. Before age 60, the benefit continues for as long as the Insured is totally disabled. Between ages 60 and 63, the benefit continues until the Insured turns age 65. From age 63, the benefit lasts only for two years. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. At the same time, however, this benefit will help keep your policy In Force longer than without it.

--------------------------------------------------------------------------------
                                     PREMIUM
--------------------------------------------------------------------------------
This policy does not require a scheduled payment of Premium to keep it In Force. The policy will remain in effect as long as the conditions that cause the policy to Lapse do not exist. Upon request, we will furnish Premium receipts.

--------------------------------------------------------------------------------
INITIAL PREMIUM

The amount of your initial Premium will depend on the initial Specified Amount of insurance, the Death Benefit option, and any Riders you select. Generally, the higher the required initial Specified Amount, the higher the initial Premium will be. Similarly, because Death Benefit Options Two and Three provide for a potentially greater Death Benefit than Death Benefit Option One, Death Benefit Options Two and Three may require a higher amount of initial Premium. Also, the age, health, and activities of the Insured will affect our determination of the risk of issuing the policy. In general, the greater this risk, the higher the initial Premium will be.

Whether we will issue full insurance coverage depends on the Insured meeting all underwriting requirements, you paying the initial Premium, and our delivery of the policy while the Insured is alive. We will not delay delivery of the policy to increase the likelihood that the Insured is not still living. Depending on the outcome of our underwriting process, more or less Premium may be necessary for us to issue the policy. We also retain the right to not issue the policy, after which, if we exercise this right, we will return your payment within two business days thereafter.

You may pay the initial Premium to our Home Office or to our authorized representative. The initial Premium payment must be at least $50.

--------------------------------------------------------------------------------
SUBSEQUENT PREMIUMS

You may make additional Premium payments at any time while the policy is In Force, subject to the following:

o We may require satisfactory evidence of insurability before accepting any additional Premium payment that results in an increase in the policy's Net Amount At Risk;

o We will refund Premium payments that exceed the applicable premium limit established by the IRS to qualify the policy as a contract for life insurance. As discussed in the "Taxes" section of this prospectus, additional Premium payments or other changes to the policy may jeopardize the policy's non-modified endowment status. We will monitor Premiums paid and other policy transactions and will notify you when the policy's non-modified endowment contract status is in jeopardy; and


o We may require that policy Indebtedness be repaid prior to accepting any additional Premium payments. Some, but not all, of the situations when we might exercise this right include when interest rates are low, when your policy loans exceed 90% of the Cash Value of your Sub-Account portfolio allocations, or when a Premium payment may alter the character of the policy for tax purposes. For more information, see "Lapse," beginning on page 40. We will let you know ahead of time.


We will send scheduled premium payment reminder notices to you according to the premium payment method shown on the Policy Data Page. If you decide to make a subsequent Premium payment, you must send it to our Home Office. Each Premium payment must be at least $50.
--------------------------------------------------------------------------------
                                    CHARGES
--------------------------------------------------------------------------------

PLEASE READ AND CONSIDER THE FOLLOWING, WHICH WE INTEND TO BE AN AMPLIFICATION (BUT IT MAY ALSO BE DUPLICATIVE), IN CONJUNCTION WITH THE FEE TABLES, AND THE ACCOMPANYING FOOTNOTES, APPEARING EARLIER IN THE PROSPECTUS. SEE "IN SUMMARY:
FEE TABLES," BEGINNING ON PAGE 6. ALSO, SEE THE POLICY, INCLUDING THE POLICY DATA PAGE, AND THE RIDERS, FOR MORE INFORMATION.


We will make deductions under the policy to compensate us for: the services and benefits we provide; the costs and expenses we incur; and the risks we assume. Every time you make a Premium payment, we will charge against that Premium payment a Premium Load, which is composed of the sales load and premium taxes. We will deduct all other charges from the policy's Cash Value (rather than a Premium payment), in proportion to the balances of your Sub-Account portfolio allocations. We will deduct the loan amount interest charge from the Cash Value of the loan account.


There are also charges associated with the Sub-Account portfolios. While you will not pay them directly, they will affect the value of the assets in the Sub-Account portfolios. On a daily basis, the manager of each mutual fund that comprises the policy's available variable investment options deducts operating charges from that mutual fund's assets before calculating the NAV. (We use NAV to calculate the value of your corresponding Sub-Account portfolio allocation in Accumulation Units.) More detail about these charges is contained in the prospectus for the mutual fund.


SALES LOAD

The sales load portion of the Premium Load charge is $5 per $1,000 of Premium and covers our sales expenses.

PREMIUM TAXES

The premium taxes portion of the Premium Load charge is $35 per $1,000 of Premium and reimburses us for state and local premium taxes (at the estimated rate of 2.25%), and for federal premium taxes (at the estimated rate of 1.25%). This amount is an estimated amount. If the actual tax liability is more or less, we will not adjust the charge, so we may profit from it.

SURRENDER CHARGES

A surrender charge will apply if you surrender or lapse the policy. There are two components of the surrender charge meant to cover our policy underwriting (the underwriting component) and sales expenses (the sales component), including for: processing the application; conducting any medical exams; determining insurability (and the Insured's underwriting class); and establishing policy records. The surrender charge equals the underwriting component and 26.5% of the sales component. We will deduct the surrender charge based on the following schedule:

             -------------------------- -------------------------
                      During             Percentage Of Initial
                    Policy Year             Surrender Charge
             -------------------------- -------------------------
             -------------------------- -------------------------
                         1                        100%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         2                        100%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         3                        90%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         4                        80%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         5                        70%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         6                        60%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         7                        50%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         8                        40%
             -------------------------- -------------------------
             -------------------------- -------------------------
                         9                        30%
             -------------------------- -------------------------
             -------------------------- -------------------------
                      After 9                      0
             -------------------------- -------------------------

The underwriting component is the product of the Specified Amount, divided by 1,000, and the administrative target premium. The administrative target premium is actuarially derived, and we use it to figure out how much to charge per Premium payment for underwriting expenses. The administrative target premium varies by the Insured's age when the policy was issued.

The sales expense component is the lesser of the following two amounts. The first amount is the product of the Specified Amount, divided by 1,000, and the surrender target premium. The surrender target premium is actuarially derived, and we use it to figure out how much to charge per Premium payment for sales expenses. The surrender target premium varies by: the Insured's sex; age (when the policy was issued); and the underwriting class. The second amount is the sum of all Premium payments you made during the first year from the Policy Date.

We will calculate a separate surrender charge based on the Specified Amount and each increase in the Specified Amount, which, when added together, will amount to your surrender charge.

All things being equal, the surrender charge will be greater for a policy with: an older Insured; a male insured; a higher Specified Amount; more first year Premium; or a higher-risk Insured. If you change the Death Benefit option, and it does not change our Net Amount At Risk, we will not deduct a surrender charge.


PARTIAL SURRENDER FEE

You may request a partial surrender at any time while the policy is In Force, and after the first year from the Policy Date, and we may charge a $25 partial surrender fee to compensate us for the administrative costs in calculating and generating the surrender amount. However, currently, there is no charge for a partial surrender.


COST OF INSURANCE

The cost of insurance charge compensates us for underwriting insurance protection. The cost of insurance charge is the product of the Net Amount At Risk and the cost of insurance rate.


We base the cost of insurance rate on our expectations as to future mortality and expense experience. The cost of insurance rate will vary by: the Insured's sex; age; underwriting class; any substandard ratings; for how long the policy has been In Force and the Specified Amount. There will be a separate cost of insurance rate for the initial Specified Amount and any increases. The cost of insurance rates will never be greater than those shown on the Policy Data Page.

We will uniformly apply a change in any cost of insurance rate for Insureds, of the same age, sex, underwriting class and any substandard ratings, on whom policies with the same Specified Amount have been In Force for the same length of time. The change could increase your cost of insurance charge, which, accordingly, would decrease your policy's Cash Value, and the converse is true, too. In contrast, you could cause your cost of insurance charge to decrease with a request to reduce the Specified Amount that also reduces the Net Amount At Risk.


MORTALITY AND EXPENSE RISK

Though the maximum guaranteed mortality and expense risk charge is higher, currently, we deduct this monthly charge according to the following schedule. The charge is $0.60 on the first $25,000 of Cash Value. During the first through fifteenth years from the Policy Date, the charge is $0.30 per $1,000 on $25,001 up to $250,000 of Cash Value. Otherwise, the charge is $0.20 per $1,000 of Cash Value thereafter. This charge compensates us for assuming risks associated with mortality and expense costs, and we may profit from it. The mortality risk is that the Insured does not live as long as expected. The expense risk is that the costs of issuing and administering the policy are more than expected.



ADMINISTRATIVE

Currently, we deduct $10 per month through the first year from the Policy Date, which is also the maximum guaranteed administrative charge. Thereafter, we currently deduct $5 per month, and the maximum guaranteed administrative charge is $7.50 per month. This charge reimburses us for the costs of maintaining the policy, including for accounting and record-keeping.


LOAN AMOUNT INTEREST

We will charge interest on the amount of an outstanding policy loan, at the rate of 3.9% per annum, which will have accrued daily and become due and payable at the end of the year from the Policy Date. If left unpaid, we will add it to the loan amount. As collateral or security for repayment, we will transfer an equal amount of Cash Value to the policy loan account, on which interest will accrue and be credited daily. During years one through ten from the Policy Date, the current interest crediting rate is 3.0% and 3.9% per annum for ordinary and preferred loans, respectively (guaranteed 3.0% minimally). Thereafter, the current interest crediting rate is 3.9% per annum for all loans (guaranteed 3.65% minimally). Accordingly, your net cost for an ordinary loan during years one through ten from the Policy Date is 0.9% per annum currently. Thereafter, there is no cost (a net cost of zero) for an ordinary loan currently. There is no cost (a net cost of zero) for a preferred loan currently. For more information, see "Collateral And Interest," beginning on page 40.

ADJUSTED SALES LOAD LIFE INSURANCE RIDER

The charge for this Rider replaces the Premium Load to cover our sales expenses and premium taxes. Especially since this premium taxes portion is an estimated amount not subject to adjustment for the actual tax liability, we may profit from it. The charge is the product of: your aggregate monthly Premiums since the Policy Date; the portion of Premium Load you choose to replace (in whole percentages (up to 6%)); and the factor of 0.0001345.

We base for how long to deduct this charge on the number of years worth of Premium payments you intend to have covered under this Rider (up to seven) plus nine years; however, the charge will last for no more than fifteen years. The charge varies by the number of years in which you actually made Premium payments. For example, if you intended to have covered five years worth of Premium payments, but you only made Premium payments in the first three years from the Policy Date, we would adjust the number of years over which we would deduct this charge from fourteen to twelve years.

If the policy terminates within the first ten years from the Policy Date, we will recover a portion of the Premium Load you would have paid without the Rider, based on the following schedule:

        Years                 Percentage Deducted
                            From Aggregate Premiums
 ------------------------------------------------------
          1                          100
 ------------------------------------------------------
          2                           90
 ------------------------------------------------------
          3                           80
 ------------------------------------------------------
          4                           70
 ------------------------------------------------------
          5                           60
 ------------------------------------------------------
          6                           50
 ------------------------------------------------------
          7                           40
 ------------------------------------------------------
          8                           30
 ------------------------------------------------------
          9                           20
 ------------------------------------------------------
         10                           10
 ------------------------------------------------------
         11 And After                  0
 ------------------------------------------------------

This deduction allows us to cover a portion of our sales expenses and premium taxes for which the Rider's charge would have compensated us had the policy remained In Force.

CHILDREN'S INSURANCE RIDER

The charge for this Rider is $0.43 per $1,000 of Specified Amount of the Rider. This charge compensates us for providing term insurance on the life of each child of the Insured. We will charge for the Rider so long as the policy is In Force. The cost will remain the same, even if you request to change the number of children covered under the Rider. However, we may decline your request to add another child based on our underwriting standards.

LONG-TERM CARE RIDER

This charge for this Rider compensates us for providing long-term care coverage once the Insured meets the eligibility requirements. The charge is the product of the Net Amount At Risk of the Rider and a long-term care cost of insurance rate. Because this Rider has no Cash Value, we define its Net Amount At Risk as the lesser of the Specified Amount of the Rider and the Net Amount At Risk of the policy. We base the long-term care cost of insurance rate on our expectations as to your need for long-term care over time. The long-term care cost of insurance rate will vary by: the Insured's sex; Attained Age; underwriting class; and any substandard ratings.



SPOUSE LIFE INSURANCE RIDER

This charge for this Rider compensates us for providing term insurance on the life of the Insured's spouse. The charge is the product of the Specified Amount of this Rider and the spousal life insurance cost of insurance rate. We base the spousal life insurance cost of insurance rate on our expectations as to the mortality of the Insured's spouse. The spousal life insurance cost of insurance rate will vary by: the spouse's sex; Attained Age; underwriting class; and any substandard ratings.


ACCIDENTAL DEATH BENEFIT RIDER

This charge for this Rider compensates us for providing coverage in the event of the Insured's accidental death, meaning the Insured's death as a result of bodily injury caused by external, violent and accidental means from a cause other than a risk not assumed. The charge is the product of the Specified Amount of this Rider and the accidental death benefit cost of insurance rate. We base the accidental death benefit cost of insurance rate on our expectations as to the likelihood of the Insured's accidental death. The accidental death benefit cost of insurance rate will vary by: the Insured's sex; Attained Age; underwriting class; and any substandard ratings.


PREMIUM WAIVER RIDER

This charge for this Rider compensates us for crediting your policy the amount of scheduled due and payable Premium payments upon the Insured's total disability for six consecutive months. The benefit will amount to the lesser of the Premium you specified and the average actual Premiums you paid over the thirty-six months before the total disability. The charge is the product of the benefit of this Rider and the premium waiver cost rate. We base the premium waiver cost rate on our expectations as to likelihood of the Insured's total disability for six consecutive months. The premium waiver cost rate will vary by: the Insured's sex; Attained Age; underwriting class; and any substandard ratings. IF YOU CHOOSE THIS RIDER, YOU MAY NOT ALSO CHOOSE THE DEDUCTION WAIVER RIDER.

ADDITIONAL PROTECTION RIDER

This charge for this Rider compensates us for providing term life insurance on the Insured. The charge is the product of the Specified Amount of this Rider and the additional protection cost of insurance rate. We base the additional protection cost of insurance rate on our expectation as to the Insured's mortality. The additional protection cost of insurance rate will vary by: the Insured's sex; Attained Age; underwriting class; any substandard ratings; and the Specified Amount of the Rider.


DEDUCTION (of fees and expenses) WAIVER RIDER

This charge for this Rider compensates us for waiving monthly charges (excluding this Rider's charge) upon the Insured's total disability, as defined in this Rider, for six consecutive months. (However, during the first three years from the Policy Date, we will instead credit your policy with the minimum monthly Premium payment due during the Insured's total disability). The charge is the product of the amount of periodic charges deducted from the policy on a monthly basis (excluding the cost for this Rider) and the deduction waiver cost rate. We base the deduction waiver cost rate on our expectations as to the likelihood of the Insured's total disability for six consecutive months. The deduction waiver cost rate varies by: the Insured's sex; Attained Age; underwriting class; and any substandard ratings. IF YOU CHOOSE THIS RIDER, YOU MAY NOT ALSO CHOOSE THE PREMIUM WAIVER RIDER.


--------------------------------------------------------------------------------
                TO ALLOCATE NET PREMIUM AND SUB-ACCOUNT VALUATION
--------------------------------------------------------------------------------

When you apply for the policy, you choose how your Net Premium will be allocated among the available Sub-Accounts. However, allocation will not actually occur until after the free look period expires. Rather, we will hold your initial Net Premium in the GVIT Gartmore GVIT Money Market Fund II. For more information, see "To Cancel (Examination Right)" beginning on page 12. When this actually happens depends on the right to examine law of the state in which you live.


--------------------------------------------------------------------------------

INVESTMENT OPTIONS

The investment options constitute the limitedly available mutual funds, and we have divided the separate account into an equal number of Sub-Account portfolios to account for your allocations. Each Sub-Account portfolio invests in a mutual fund that is registered with the SEC. (This registration does not involve the SEC's supervision of the management or investment practices or policies of these mutual funds.) Appendix B identifies the available mutual funds, by name, investment type and adviser, and includes expense information for each. Your choices and any changes will appear on the Policy Data Page.

Each Sub-Account portfolio's assets are held separately from the assets of the other Sub-Account portfolios, and each Sub-Account portfolio has investment objectives and policies that are different from those of the other Sub-Account portfolios. Thus, each Sub-Account portfolio operates as a separate investment fund, and the income or losses of one Sub-Account portfolio generally have no effect on the Investment Experience of any other Sub-Account portfolio.

--------------------------------------------------------------------------------
ALLOCATION OF NET PREMIUM AND CASH VALUE

We allocate your Net Premium payments to Sub-Accounts per your instructions. You must specify your Net Premium payments in whole percentages. The sum of allocations must equal 100%.

--------------------------------------------------------------------------------
WHEN SUB-ACCOUNT UNITS ARE VALUED

We will price Sub-Account Units on any day the New York Stock Exchange (NYSE) is open for business, unless we are closed.

We will not price Sub-Account Units on these recognized holidays.

       o New Year's Day                      o Labor Day
       o Martin Luther King, Jr. Day         o Thanksgiving
       o Presidents' Day                     o Christmas
       o Good Friday                         o Memorial Day
       o Independence Day

In addition, we will not price Sub-Account Units if:

o trading on the New York Stock Exchange is restricted;

o an emergency exists making disposal or valuation of securities held in the separate account impracticable; or

o the SEC, by order, permits a suspension or postponement for the protection of security holders.

SEC rules and regulations govern when the conditions described above exist. Any transaction you try to effect when we are closed will not happen until the next day the NYSE and we are both open for business.


Transactions for certain Sub-Account portfolios are subject to restrictions imposed by those investment options. Currently, we must receive transfer requests involving the Rydex Variable Trust Fund Sub-Account portfolio by 3:00 p.m. Eastern Standard Time for that transfer to be processed in the current Valuation Period. The deadline will be extended to 3:35 p.m. Eastern Standard Time for transactions submitted electronically through our Internet website (www.bestofamerica.com). WE WILL NOT ACCEPT ANY REQUEST FOR TRANSACTIONS INVOLVING A RYDEX VARIABLE TRUST FUND SUB-ACCOUNT PORTFOLIO BETWEEN THE APPLICABLE DEADLINE AND THE CLOSE OF

THE NYSE.

We will process transactions we receive after the close of the NYSE on the next Valuation Period that we are open.

--------------------------------------------------------------------------------
HOW INVESTMENT EXPERIENCE IS DETERMINED

Though the number of Sub-Account Units will not change as a result of Investment Experience, changes in the net investment factor may cause the value of a Sub-Account Unit to increase or decrease from Valuation Period to Valuation Period. Changes in the net investment factor may not be directly proportional to changes in the NAV of the mutual fund shares.

We determine the change in Sub-Account values at the end of a Valuation Period. The Sub-Account Unit value for a Valuation Period is determined by multiplying the Sub-Account Unit value as of the prior Valuation Period by the net investment factor for the Sub-Account for the current Valuation Period.

We determine the net investment factor for any Valuation Period by dividing (a) by (b) where:

(a) is the sum of:

o the NAV per share of the mutual fund held in the Sub-Account as of the end of the current Valuation Period; and

o the per share amount of any dividend or income distributions made by the mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period); plus or minus

o a per share charge or credit for any taxes reserved for as a result of the Sub-Account's investment operations.

(b) is the NAV per share of the mutual fund determined as of the end of the immediately preceding Valuation Period.

--------------------------------------------------------------------------------

CASH VALUE

The policy has a Cash Value. There is no guaranteed Cash Value. Rather, it will be based on the values, and vary with the Investment Experience of the Sub-Account portfolios to which you have allocated Net Premium, as well as the value of, and any daily crediting of interest to, the policy loan account, if you have taken a policy loan. It will also vary because we deduct the policy's periodic charges from the Cash Value. So, if the policy's Cash Value is part of the Death Benefit option you have chosen, then your Death Benefit will fluctuate.


We will determine the value of the assets in the separate account at the end of each Valuation Period. We will determine the Cash Value at least monthly. To determine the number of Sub-Account Units credited to each Sub-Account, we divide the net amount you allocate to the Sub-Account by the Sub-Account Unit value for the Sub-Account (using the next Valuation Period following when we receive the Premium).


If you surrender part or all of the policy, we will deduct a number of Sub-Account Units from the separate account that corresponds to the surrendered amount. Thus, your policy's Cash Value will be reduced by the surrendered amount. Similarly, when we assess charges or deductions, a number of Sub-Account Units from the separate account that corresponds with the charge or deduction will be deducted from the policy's Cash Value. We make these deductions in the same proportion that your interest in each Sub-Account bears to the policy's total Cash Value.

The Cash Value in the policy loan account will be credited interest daily at the guaranteed minimum annual effective rate stated on the Policy Data Page. For there to be Cash Value in the policy loan account, you must have taken a policy loan. We may decide to credit interest in excess of the guaranteed minimum annual effective rate. For more information, see "Loan Amount Interest," beginning on page 27.


On any date during the policy year, the Cash Value equals the Cash Value on the preceding Valuation Period, plus any Net Premium applied since the previous Valuation Period, minus any policy charges, plus or minus any investment results, and minus any partial surrenders.

--------------------------------------------------------------------------------
                                THE DEATH BENEFIT
--------------------------------------------------------------------------------
CALCULATION OF THE DEATH BENEFIT PROCEEDS

We will calculate the Death Benefit and pay it to the beneficiary when we receive at our Home Office proof that the Insured has died, as well as other customary information. We will not dispute the payment of the Death Benefit after the policy has been In Force for two years from the Policy Date. The Death Benefit may be subject to an adjustment if you make an error or misstatement upon application, or if the Insured dies by suicide.

While the policy is In Force, the Death Benefit will never be less than the Specified Amount. The Death Benefit will depend on which option you have chosen and the tax test you have elected, as discussed in greater detail below. Also, the Death Benefit may vary with the Cash Value of the policy, which will depend on investment performance and take into account any insurance provided by Riders, as well as outstanding Indebtedness and any due and unpaid monthly deductions that accrued during a Grace Period.

--------------------------------------------------------------------------------
DEATH BENEFIT OPTIONS

There are three Death Benefit options under the policy. You may choose one.

If you do not choose one of the following Death Benefit options, we will assume that you intended to choose Death Benefit Option One.

OPTION ONE

The Death Benefit will be the greater of the Specified Amount or minimum required Death Benefit.

OPTION TWO

The Death Benefit will be the greater of the Specified Amount PLUS the Cash Value as of the date of death, or the minimum required Death Benefit.

OPTION THREE

The Death Benefit will be the Specified Amount PLUS the accumulated premium account (which consists of all Premium payments minus all partial surrenders to the date of death). The amount of the accumulated premium account will be based on the Option Three Interest Rate stated on the Policy Data Page, which will be no less than zero or more than the Option Three Maximum Increase also stated on the Policy Data Page.


For any Death Benefit option, the calculation of the minimum required Death Benefit is shown on the Policy Data Page. Not all Death Benefit options are available in all states.

--------------------------------------------------------------------------------

THE MINIMUM REQUIRED DEATH BENEFIT


The policy has a minimum required Death Benefit. The minimum required Death Benefit is the lowest Death Benefit that will qualify the policy as life insurance underX Section 7702 of the Code.


The tax tests for life insurance generally require that the policy has a significant element of life insurance and not be primarily an investment vehicle. At the time we issue the policy, you irrevocably elect one of the following tests to qualify the policy as life insurance under Section 7702 of the Code:


o the cash value accumulation test; or

o the guideline premium/cash value corridor test.

The cash value accumulation test determines the minimum required Death Benefit by multiplying the account value by a percentage determined by methodology set out in the federal tax regulations. The percentages depend upon the Insured's age, sex and underwriting classification. Under the cash value accumulation test, there is no limit to the amount that may be paid in premiums as long as there is sufficient Death Benefit in relation to the account value at all times.

The guideline premium/cash value corridor test determines the minimum required Death Benefit by comparing the Death Benefit to an applicable percentage of the Cash Value. These percentages are set out in the Code, but the percentage varies only by the Attained Age of the Insured.


Regardless of which test you elect, we will monitor compliance to assure that the policy meets the statutory definition of life insurance for federal tax purposes. As a result, the Proceeds payable under a policy should be excludable from gross income of the beneficiary for federal income tax purposes. Conversely, if in the unlikely event that the policy did not qualify as life insurance because your Death Benefit failed to amount to the minimum required Death Benefit, the Proceeds payable under the policy would be includable in the gross income of the beneficiary for federal income tax purposes. Because of this adverse consequence, we may refuse additional Premium payments or return the gross Premium payments to you so that the policy continues to meet the Code's definition of life insurance. For more information, see "Periodic Withdrawals, Non-Periodic Withdrawals And Loans," beginning on page 45.


If you do not elect a test, we will assume that you intended to elect the guideline premium/cash value corridor test.

--------------------------------------------------------------------------------
CHANGES IN THE DEATH BENEFIT

After the first year from the Policy Date, you may elect to change the Death Benefit OPTION option under the policy from either Option One to Option Two, or from Option Two to Option One. You may not change from or to Option Three. We will permit only one change of Death Benefit option per policy year. The effective date of a change will be the monthly anniversary date following the date we approve the change.

For any change in the Death Benefit option to become effective, the Cash Surrender Value after the change must be sufficient to keep the policy In Force for at least three months.

We will adjust the Specified Amount so that the Net Amount At Risk remains constant before and after the Death Benefit option change. Because your Net Amount At Risk remains the same, reducing the Specified Amount by itself does not alter the policy's cost of insurance. The policy's charges going forward, however, will be based on a new Specified Amount that will change the calculation of those charges. Depending on changes in factors such as fluctuations in the policy's Cash Value, these charges may increase or decrease after the reduction. Notwithstanding, we will refuse a Death Benefit option change that would reduce the Specified Amount to a level where the Premium you have already paid would exceed any premium limit under the tax tests for life insurance.


Where the policy owner has selected the guideline premium/cash value corridor test, a change in Death Benefit option will not be permitted if it results in the total Premiums paid exceeding the maximum premium limitations under Section 7702 of the Code.

--------------------------------------------------------------------------------

SUICIDE

If the Insured dies by suicide, while sane or insane, within two years from the Policy Date, we will pay no more than the sum of the Premiums paid, less any Indebtedness, and less any partial surrenders. Similarly, if the Insured dies by suicide, while sane or insane, within two years from the date we accept an application for an increase in the Specified Amount, we will pay no more than the Death Benefit associated with the initial Specified Amount, plus the cost of insurance charges associated with the increase in Specified Amount.


--------------------------------------------------------------------------------
                                   SURRENDERS
--------------------------------------------------------------------------------

FULL SURRENDER

You may surrender the policy for the Cash Surrender Value at any time while the Insured is alive. We calculate the Cash Surrender Value based on the policy's Cash Value. For more information, see "Cash Value," beginning on page 32. To derive the Cash Surrender Value, we will deduct from the Cash Value Indebtedness and the surrender charge. The effective date of a surrender will coincide with the date on which we receive the policy and your written request at our Home Office.


--------------------------------------------------------------------------------

PARTIAL SURRENDER

You may request, in writing to our Home Office, a partial surrender of the policy's Cash Surrender Value at any time while the policy is In Force, and after the first year from the Policy Date. We may charge a $25 partial surrender fee. Currently, however, there is no charge. There are two kinds of partial surrenders. Preferred partial surrenders, of any number in the aggregate, will not exceed 5% of your policy's Cash Surrender Value as of the beginning of the year from the Policy Date. You must instruct us to treat a partial surrender as preferred at the same time you make your request; otherwise, we will treat it as an ordinary partial surrender. Ordinary partial surrenders will cause a reduction of your policy's Specified Amount. In any event, a partial surrender will reduce the Cash Value in each Sub-Account in the same proportion as your current allocations, unless you instruct otherwise.

We reserve the right to limit partial surrenders to one per year from the Policy Date. The minimum amount of any partial surrender request is $1. The maximum aggregate amount of all partial surrenders cannot exceed 10% of your policy's Cash Surrender Value as of the beginning of each of the first ten years from the Policy Date. Thereafter, the maximum aggregate amount is limited to the Cash Surrender Value less the greater of $500 or three times your policy's total monthly charges. A partial surrender cannot cause the total Specified Amount to be reduced below the minimum Specified Amount indicated on the Policy Data Page, and after any partial surrender, the policy must continue to qualify as life insurance under Section 7702 of the Code. Partial surrenders may be subject to income tax penalties. They could also cause your policy to become a "modified endowment contract" under the Code, which would change the income tax treatment of any distributions from the policy. For more information, see "Periodic Withdrawals, Non-Periodic Withdrawals And Loans, " beginning on page 45.

--------------------------------------------------------------------------------
REDUCTION OF SPECIFIED AMOUNT ON A PARTIAL SURRENDER


There is no reduction of Specified Amount with preferred partial surrenders. When you take an ordinary partial surrender, we will reduce the Specified Amount to ensure that the Net Amount At Risk does not increase. Because your Net Amount At Risk is the same before and after the reduction, an ordinary partial surrender by itself does not alter the policy's cost of insurance. The policy's charges going forward will be based on a new Specified Amount that will change the calculation of those charges. Depending on changes in variables such as the Cash Value, these charges may increase or decrease after the reduction in Specified Amount.


Any reduction we make to the Specified Amount will be made in the following order:

o against the most recent increase in the Specified Amount;

o against the next most recent increases in the Specified Amount in succession; and

o against the Specified Amount under the original application.

--------------------------------------------------------------------------------
                               THE PAYOUT OPTIONS
--------------------------------------------------------------------------------

You have a number of options of receiving Proceeds, besides in a lump sum, which you may elect upon application. You may elect one or a combination of options. We will pay the Proceeds from our general account. If you do not make an election, when the Insured dies, the beneficiary may do so. If the beneficiary does not make an election, we will pay the Proceeds in a lump sum. Normally, we will make the lump sum payment within seven days after we receive your written request at our Home Office. We will postpone any payment of Proceeds, however, on the days we are unable to price Sub-Account Units. For more information, see "When Sub-Account Units Are Valued," beginning on page 31. To elect more than one payout option, you must apportion at least $2,000 per option, which would amount to a payment, at specified intervals, of at least $20. At any time before Proceeds become payable, you may request to change your payout option in writing to our Home Office. Changing the beneficiary of the policy will revoke the payout options in effect at that time. Proceeds are neither assignable nor subject to claims of creditors or legal process.


Please note that for the remainder of The Payout Options section, "you" means the person we are obligated to pay.

--------------------------------------------------------------------------------

INTEREST INCOME

You keep the Proceeds with us to earn interest at a specified rate. The interest can be paid at the end of 12-, six-, three- or one-month intervals or left to accumulate. You may withdraw any outstanding balance by making a written request of us at our Home Office. We will pay interest on the outstanding balance at a rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. Upon your death, we will pay any outstanding balance to your estate.


--------------------------------------------------------------------------------

INCOME FOR A FIXED PERIOD

You keep the Proceeds with us, but are paid at specified intervals over a number of years (no more than 30). Each payment will consist of a portion of the Proceeds plus interest at a stated rate. The Proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. You may withdraw any outstanding balance by making a written request of us at our Home Office. We will pay interest at an annually determined rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. Upon your death, we will pay any outstanding balance to your estate.


--------------------------------------------------------------------------------
LIFE INCOME WITH PAYMENTS GUARANTEED


We pay you the Proceeds at specified intervals for a guaranteed period (10, 15 or 20 years), and, then, for the rest of your life, if you outlive the guaranteed period. The Proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. During the guaranteed period, we will pay interest on the outstanding balance at a rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. As the payments are based on your lifetime, you cannot withdraw any amount you designate to this option after payments begin. If you die before the guaranteed period has elapsed, we will make the remaining payments to your estate. If you die after the guaranteed period has elapsed, we will make no payments to your estate.

--------------------------------------------------------------------------------

FIXED INCOME FOR VARYING PERIODS

You keep the Proceeds with us, but are paid a fixed amount at specified intervals until principal and interest have been exhausted. The total amount payable each year may not be less than 5% of the original Proceeds. The Proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. You may withdraw any outstanding balance by making a written request of us at our Home Office. We will pay interest on the outstanding balance at a rate of at least 2.5% per annum compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. Upon your death, we will pay any outstanding balance to your estate.

--------------------------------------------------------------------------------
JOINT AND SURVIVOR LIFE

We pay you the Proceeds in equal payments at specified intervals for the life of the last surviving payee. The Proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. As the payments are based on the lifetimes of the payees, you cannot withdraw any amount you designate to this option after payments begin. Also, payments will cease upon the death of the last surviving payee. We will make no payments to the last surviving payee's estate.

--------------------------------------------------------------------------------

ALTERNATE LIFE INCOME

We use the Proceeds to purchase an annuity with the payee as annuitant. The amount payable will be 102% of our current individual immediate annuity purchase rate on the date of the Insured's death, the Maturity Date or the date the policy is surrendered, as applicable. The Proceeds can be paid at the end of 12-, six-, three- or one-month intervals. As the payments are based on your lifetime, you cannot withdraw any amount you designate to this option after payments begin. Also, payments will cease upon your death. We will make no payments to your estate.

--------------------------------------------------------------------------------
                                  POLICY LOANS
--------------------------------------------------------------------------------

While the policy is In Force, you may take an advance of money from the Cash Value otherwise only available upon surrender or maturity, or upon payment of the Death Benefit. We call this advance a policy loan. You must make your request in writing at our Home Office. You may increase your risk of Lapse if you take a policy loan. There also may be adverse tax consequences. You should obtain competent tax advice before you decide to take a policy loan.

--------------------------------------------------------------------------------

LOAN AMOUNT AND INTEREST

There are two kinds of policy loans. Preferred policy loans, of any number in the aggregate, will not exceed 5% of your policy's Cash Surrender Value as of the beginning of the year from the Policy Date. Otherwise, the loan is an ordinary policy loan. The minimum policy loan you may take is $1. You may take no more than the maximum loan value, which is based on the policy's Cash Surrender Value less 10% of the Cash Value of your Sub-Account allocations. For more information, see "Full Surrender," beginning on page 36. We charge interest, at the maximum guaranteed rate of 3.9% per annum, on the amount of an outstanding loan, which will accrue daily and be payable at the end of each year from the Policy Date. If left unpaid, we will add the interest to the loan amount.

--------------------------------------------------------------------------------

COLLATERAL AND INTEREST

As collateral or security, we will transfer a corresponding amount of Cash Value to the loan account in the same proportion as your Sub-Account allocations, unless you instruct otherwise. On this amount, we will credit interest daily based on the current rate in effect, which will not be less than the guaranteed interest crediting rates shown on the Policy Data Page. We may credit interest in excess of the guaranteed interest crediting rates. Currently, interest crediting rates are 3.9% and 3.0% per annum for preferred and ordinary loans, respectively, during years one through ten from the Policy Date, and 3.9% per annum on all policy loans thereafter.


--------------------------------------------------------------------------------

REPAYMENT

You may repay all or part of a policy loan at any time while your policy is In Force during the Insured's lifetime. The minimum repayment is $50. Interest on the loan amount will be due and payable at the end of each year from the Policy Date. If left unpaid, we will add it to the loan amount by transferring a corresponding amount of Cash Value to the loan account in the same proportion as your Sub-Account allocations. While your policy loan is outstanding, we will continue to treat any payments that you make as a Premium payment, unless you instruct otherwise. Similarly, we will apply a loan repayment in the same proportion as your current Sub-Account allocations, unless you instruct otherwise. Outstanding ordinary policy loan balances will be satisfied by your loan repayments before outstanding preferred policy loans.


--------------------------------------------------------------------------------

NET EFFECT OF POLICY LOANS

We will charge interest on the loan amount at the same time as the collateral amount will be credited interest. In effect, we will net the loan amount interest rate against the interest crediting rate, so that your actual cost of a policy loan will be less than the loan amount interest rate. For more information, see "In Summary: Fee Tables," in particular, the footnotes, beginning on page 6. Nevertheless, keep in mind that the Cash Value transferred to the loan account will not be affected by the Investment Experience of the Sub-Account portfolios. Whether repaid, a policy loan will affect the policy, the net Cash Surrender Value and the Death Benefit. If your total Indebtedness ever exceeds the policy's Cash Value, your policy may Lapse. Repaying a policy loan will cause the Death Benefit and net Cash Surrender Value to increase accordingly.


--------------------------------------------------------------------------------
                                      LAPSE
--------------------------------------------------------------------------------

The policy is at risk of Lapsing when the Cash Surrender Value is insufficient to cover the monthly deduction of periodic charges. However, it will not Lapse under the guaranteed policy continuation provision so long as you have at least paid the Policy Continuation Premium Amount, irrespective of poor investment results from your Net Premium allocation choices, or that the Cash Surrender Value is less than the amount of the policy's periodic charges deduction (or both). In any event, there is a Grace Period before your policy will Lapse. Also, you may reinstate a policy that has Lapsed, subject to conditions.

--------------------------------------------------------------------------------
GUARANTEED POLICY CONTINUATION PROVISION

The policy will not Lapse if you have at least paid the Policy Continuation Premium Amount during the guaranteed policy continuation period, both as stated on the Policy Data Page. The Policy Continuation Premium Amount will vary by: the Insured's age; sex; underwriting class; any substandard ratings; the Specified Amount; and the Riders purchased. The Policy Continuation Premium Amount will not account, however, for any subsequent increases in the Specified Amount, policy loans or partial surrenders. For no charge, you may request that we determine whether your Premium payments are sufficient to keep the guaranteed policy continuation provision in effect at any time, and you should do so especially after you have: requested an increase in the Specified Amount; taken a policy loan; or requested a partial surrender.

The guaranteed policy continuation period will begin when we issue the policy and continue for the lesser of 30 years, or the number of years until the Insured reaches Attained Age 65, from the Policy Date. For policies issued to ages greater than 55, the guaranteed policy continuation period is ten years. The guaranteed policy continuation provision is subject to state insurance restrictions and may be different in your state and for your policy. There is no charge for the guaranteed policy continuation provision.

--------------------------------------------------------------------------------
GRACE PERIOD

We will send you a notice when the Grace Period begins. The notice will state an amount of Premium required to avoid Lapse that is equal to four times the current monthly deductions or, if it is less, the Premium that will bring the guaranteed policy continuation provision back into effect. If you do not pay this Premium within 61 days, the policy and all Riders will Lapse. The Grace Period will not alter the operation of the policy or the payment of Proceeds.

--------------------------------------------------------------------------------
REINSTATEMENT

You may reinstate a Lapsed policy by:

o submitting a written request at any time within three years after the end of the Grace Period and prior to the Maturity Date;


O providing further evidence of insurability we may require that is satisfactory to us;


o paying sufficient Premium to cover all policy charges that were due and unpaid during the Grace Period;

o paying sufficient Premium to keep the policy In Force for three months from
  the date  of  reinstatement,   or,  if  the  policy  is  in  the  guaranteed
  policy continuation period, paying the lesser of (a) and (b) where:

        (a) is Premium sufficient to keep the policy In Force for three months from the date of reinstatement; and

        (b) is Premium sufficient to bring the guaranteed policy continuation provision into effect; and


o paying or reinstating any Indebtedness against the policy which existed at the end of the Grace Period.


At the same time, you may also reinstate any Riders, but subject to evidence of insurability satisfactory to us.

The effective date of a reinstated policy, including any Riders, will be the monthly anniversary date on or next following the date we approve the application for reinstatement. If the policy is reinstated, the Cash Value on the date of reinstatement, will be set equal to the lesser of:

o the Cash Value at the end of the Grace Period; or

o the surrender charge for the year from the Policy Date in which the policy was reinstated.

We will then add any Premiums or loan repayments that you made to reinstate the policy.

The allocations to the Sub-Accounts in effect at the start of the Grace Period will be reinstated, unless you provide otherwise.

--------------------------------------------------------------------------------
                                     TAXES
--------------------------------------------------------------------------------
The tax treatment of life insurance policies under the Code is a multifaceted subject. The tax treatment of your policy will depend on your particular circumstances. We urge you to seek competent tax advice regarding the tax treatment of the policy given your situation. The following discussion provides an overview of the Code's provisions relating to certain common transactions involving the policy. It is not and cannot be comprehensive. It cannot replace consulting with a competent tax professional.

--------------------------------------------------------------------------------
TYPES OF TAXES OF WHICH TO BE AWARE

Federal Income Tax. Generally, the United States assesses a tax on income which is broadly defined to include all items of income from whatever source, unless the item is specifically excluded. Certain expenditures can reduce income for tax purposes and correspondingly the amount of tax payable. These expenditures are called deductions. While there are many more income tax concepts under the Code, the concepts of "income" and "deduction" are the most fundamental to the federal income tax treatment that pertains to this policy.

Federal Transfer Tax. In addition to the income tax, the United States also assesses a tax on some or all of the value of certain transfers of wealth made by gift while a person is living (the federal gift tax), and by bequest or otherwise at the time of a person's death (the federal estate tax). The federal estate tax is integrated with the federal gift tax under a unified tax rate schedule. In general, in 2003, an estate of less than $1,000,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability. The $1 million amount increases to $1.5 million in 2004 and 2005; $2 million in 2006, 2007, and 2008; and $3.5 million in 2009. The federal estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the estate tax is scheduled to be reinstated with respect to decedents who die after December 31, 2010. Also, an unlimited marital deduction may be available for federal estate tax purposes for certain amounts that pass to the surviving spouse.

In addition, if the transfer is made to someone two or more generations younger than the transferor, the transfer may be subject to the federal generation-skipping transfer tax ("GSTT"). The GSTT provisions generally apply to the same transfers that are subject to estate or gift taxes. The tax is imposed at a flat rate equal to the maximum estate tax rate (for 2003, 49%, decreasing by 1 percentage point each year until 2007, when it will be 45%), and there is a provision for an aggregate $1 million exemption. The GSTT estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the GSTT tax is scheduled to be reinstated on January 1, 2011 at a rate of 55%.

State and Local Taxes. State and local estate, inheritance, income and other tax consequences of ownership or receipt of Policy Proceeds depend on the circumstances of each policy owner or beneficiary. While these taxes may or may not be substantial in your case, the specific nature of these taxes preclude a useful description of them in this prospectus.

--------------------------------------------------------------------------------
BUYING THE POLICY

Note to Non-Resident Aliens. Specific tax laws and rules apply to non-resident aliens of the United States including certain withholding requirements with respect to pre-death distributions from the policy. In addition, foreign law may impose additional taxes on the policy, the Death Benefit, or other distributions and/or ownership of the policy. If you are a non-resident alien, you should confer with a competent tax professional with respect to the tax treatment of this policy.

Federal Income Tax. Generally, the Code treats life insurance Premiums as a personal expense. This means that under the general rule you cannot deduct from your taxable income the Premiums paid to purchase the policy.

Federal Transfer Tax. Generally, the Code treats the payment of Premiums on a life insurance policy as a gift when the Premium payment benefits someone else like the policy owner. Gifts are not generally included in the recipient's taxable income. If you (whether or not you are the Insured) transfer ownership of the policy to another person, the transfer may be subject to a federal gift tax. The tax is imposed at a flat rate equal to the maximum estate tax rate (for 2003, 49%, decreasing by 1 percentage point each year until 2007, when it will be 45%), and there is a provision for an aggregate $1 million exemption. The GSTT estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the GSTT tax is scheduled to be reinstated on January 1, 2011. In addition, if you transfer the policy to someone two or more generations younger than you, the transfer may be subject to the GSTT, with the taxable amount equaling the value of the policy.

--------------------------------------------------------------------------------
INVESTMENT GAIN IN THE POLICY

The income tax treatment of changes in the policy's Cash Value depends on whether the policy is "life insurance" under the Code. If the policy meets the definition of life insurance, then the increase in the policy's Cash Value is not included in your taxable income for federal income tax purposes.

To qualify as life  insurance,  the policy  must meet  certain  tests set out in
Section 7702 of the Code. For more information, see "The Minimum Required Death Benefit," beginning on page 35. In addition to meeting the tests required under
Section 7702, Section 817(h) of the Code requires that the investments of the separate account be adequately diversified. Regulations under Code Section 817(h) provide that a variable life policy that fails to satisfy the diversification standards will not be treated as life insurance unless such failure was inadvertent, is corrected, and the policy owner or the issuer pays an amount to the IRS. If the failure to diversify is not corrected, you will be deemed to be the owner of the underlying securities and taxed on the earnings of your policy's account.


Representatives of the IRS have suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. No formal guidance has been issued in this area. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the policy would no longer qualify as life insurance under Section 7702 of the Code, we will take whatever steps are available to remain in compliance.

We will monitor compliance with the Code Section 817(h) and the regulations applicable to Section 817(h) and, to the extent necessary, will change the objectives or assets of the Sub-Account investments to remain in compliance. We will also monitor the Policy's compliance with Code Section 7702. Thus, the policy should receive federal income tax treatment as life insurance.

--------------------------------------------------------------------------------
PERIODIC WITHDRAWALS, NON-PERIODIC WITHDRAWALS AND LOANS

The tax treatment described in this section applies to withdrawals and loans you choose to take from the policy. It also applies to Premiums we accept but then return to meet the Code's definition of life insurance. For more information, see

"The Minimum Required Death Benefit," beginning on page 35.


The income tax treatment of distributions of cash from the policy depends on whether the policy is also a "modified endowment contract" under the Code. Generally, the income tax consequences of owning a life insurance contract that is not a modified endowment contract are more advantageous than the tax consequences of owning a life insurance contract that is a modified endowment contract.

The policies offered by this prospectus may or may not be issued as modified endowment contracts. If a contract is issued as a modified endowment contract, it will always be a modified endowment contract; a contract that is not issued as a modified endowment contract can become a modified endowment contract due to subsequent transactions with respect to the contract, such as payment of additional Premiums.

When the Policy is Life Insurance that is a Modified Endowment Contract. Section 7702A of the Code defines modified endowment contracts as those life insurance policies issued or materially changed on or after June 21, 1988 on which the total Premiums paid during the first seven years exceed the amount that would have been paid if the policy provided for paid up benefits after seven level annual Premiums. Under certain conditions, a policy may become a modified endowment contract, or may become subject to a new 7 year testing period as a result of a "material change" or a "reduction in benefits" as defined by Section 7702A(c) of the Code.

The Code provides special rules for the taxation of surrenders, partial surrenders, loans, collateral assignments and other pre-death distributions from modified endowment contracts. Under these special rules, such transactions are taxable to the extent the Cash Value of the policy exceeds, at the time of distribution, the Premiums paid into the policy. In addition, a 10% tax penalty generally applies to the taxable portion of such distributions unless the policy owner is over age 59 1/2, disabled, or the distribution is part of a series of substantially equal periodic payments as defined in the Code.

When the Policy is Life Insurance that is NOT a Modified Endowment Contract. If the policy is not issued as a modified endowment contract, Nationwide will monitor Premiums paid and will notify the policy owner when the policy is in jeopardy of becoming a modified endowment contract. If a policy is not a modified endowment contract, a cash distribution during the first 15 years after a policy is issued which causes a reduction in Death Benefits may still become fully or partially taxable to the policy owner pursuant to Section 7702(f)(7) of the Code. You should carefully consider this potential tax ramification and seek further information before initiating any changes in the terms of the policy.

Distributions from life insurance contracts that are not modified endowment contracts are treated as being (a) from the Premiums paid into the contract, and then (b) from the income in the contract. Because Premium payments are generally nondeductible, distributions not in excess of aggregate Premium payments are generally not includible in income; instead, they reduce the owner's "cost basis" in the contract. In addition, a loan from life insurance contracts that are not modified endowment contracts are not taxable when made, although it can be treated as a distribution if it is forgiven during the owner's lifetime. Contracts that are not modified endowment contracts are not subject to the 10% early distribution penalty tax.

--------------------------------------------------------------------------------
TERMINAL ILLNESS

Certain distributions made under a policy on the life of a "terminally ill individual," as that term is defined in the Code, are treated as death proceeds. These distributions from the policy are subject to the Death Benefit rules of
Section 101 of the Code described below in this section on Taxes under the heading "Taxation Of Death Benefits."

--------------------------------------------------------------------------------
SURRENDER OF THE POLICY

A total surrender or cancellation of the policy by Lapse or the maturity of the policy on its Maturity Date may have adverse tax consequences. If the amount you receive plus total policy Indebtedness exceeds the Premiums paid into the policy, then the excess generally will be treated as taxable income, regardless of whether or not the policy is a modified endowment contract.

--------------------------------------------------------------------------------
WITHHOLDING

Distributions of income from a life insurance policy, including a life insurance policy that is a modified endowment contract, are subject to federal income tax withholding. Generally, the recipient may elect not to have the withholding taken from the distribution. We will withhold income tax unless you advise us, in writing, of your request not to withhold. If you request that taxes not be withheld, or if the taxes withheld are insufficient, you may be liable for payment of an estimated tax.

A distribution of income from a contract may be subject to mandatory back-up withholding. Mandatory backup withholding means we are required to withhold taxes on a distribution, at the rate established by Section 3406 of the Code, and the recipient cannot elect to receive the entire distribution at once. Mandatory backup withholding may arise if we have not been provided a taxpayer identification number, or if the IRS notifies us that back-up withholding is required.

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:

o the value each year of the life insurance protection provided;

o an amount equal to any employer-paid Premiums; or

o some or all of the amount by which the current value exceeds the employer's interest in the policy.

Participants in an employer sponsored plan relating to this policy should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.

--------------------------------------------------------------------------------
EXCHANGING THE POLICY FOR ANOTHER LIFE INSURANCE POLICY

As described in the section "Surrenders," you ordinarily will pay taxes on amounts that you receive in excess of your Premium payments when you completely surrender the policy. If, however, you exchange the policy for another life insurance policy, a modified endowment contract or an annuity contract, you will not be taxed on the excess amount if the exchange meets the requirements of Code
Section 1035. To meet Section 1035 requirements, the Insured named in the policy must be the Insured for the new policy or contract.

Also, the new policy or contract cannot extend the Maturity Date of the policy or otherwise delay a distribution that would extend when tax would be payable under the policy.

Generally, the new policy or contract will be treated as having the same date of issue and tax basis as the old contract.

--------------------------------------------------------------------------------
TAXATION OF DEATH BENEFITS

Federal Income Tax. The amount of the Death Benefit payable under a policy generally is excludable from gross income of the beneficiary under Section 101 of the Code. However, if the policy is transferred for valuable consideration, then a portion of the Death Benefit may be includable in the beneficiary's gross income.

Federal Transfer Taxes. When the Insured dies, the Death Benefit will generally be included in such Insured's federal gross estate if: (1) the Proceeds were payable to or for the benefit of the Insured's estate; or (2) the Insured held any "incident of ownership" in the policy at death or at any time within three years of death. An incident of ownership is, in general, any right that may be exercised by the policy owner, such as the right to borrow on the policy, or the right to name a new beneficiary. If the beneficiary is two or more generations younger than the Insured, the payment of the Proceeds at the death of the Insured may be subject to the GSTT. Pursuant to regulations issued by the U.S. Secretary of the Treasury, we may be required to withhold a portion of the Proceeds and pay them directly to the IRS as the GSTT liability.

--------------------------------------------------------------------------------

TAXES AND THE VALUE OF YOUR POLICY

As discussed in "Charges," the Accumulation Units you hold in the separate account are adjusted to reflect a Premium Tax charge for certain taxes assessed by federal and state taxing authorities. This charge relates to taxes associated with the payment of Premium or certain other policy acquisition costs. This charge decreases your Accumulation Unit values.


For federal income tax purposes, the separate account is not a separate entity from Nationwide Life Insurance Company. Thus, the tax status of the separate account is not distinct from our status as a life insurance company. Investment income and realized capital gains on the assets of the separate account are reinvested and taken into account in determining the value of Sub-Account Units. As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policies.


At present, we do not initially expect to incur any federal income tax liability that would be chargeable to the Accumulation Units you hold in the separate account. Based upon these expectations, no charge is currently being made against your Accumulation Units in the separate account for federal income taxes. If, however, we determine that taxes may be incurred, we reserve the right to assess a charge for taxes.

We may also incur state and local taxes (in addition to those described in the discussion of the Premium Taxes) in several states. At present, these taxes are not significant. If they increase, however, charges for such taxes may be made that would decrease the value of your Accumulation Units in the separate account.

--------------------------------------------------------------------------------
TAX CHANGES

The foregoing discussion, which is based on our understanding of federal tax laws as currently interpreted by the IRS, is general and is not intended as tax advice.

The Code has been subjected to numerous amendments and changes, and it is reasonable to believe that it will continue to be revised. The United States Congress has, in the past, considered numerous legislative proposals that, if enacted, could change the tax treatment of the policies. It is reasonable to believe that such proposals, and future proposals, may be enacted into law. The U.S. Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing law that may be at variance with its current positions on these matters. In addition, current state law (which is not discussed herein), and future amendments to state law, may affect the tax consequences of the policy.

If you, the Insured, the beneficiary or other person receiving any benefit or interest in or from the policy is not both a resident and citizen of the United States, there may be a tax imposed by a foreign country, in addition to any tax imposed by the United States. The foreign law (including regulations, rulings, and case law) may change and impose additional taxes on the policy, payment of the Death Benefit, or other distributions and/or ownership of the policy, or a treaty may be amended and all or part of the favorable treatment may be eliminated.

Any or all of the foregoing may change from time to time without any notice, and the tax consequences arising out of a policy may be changed retroactively. There is no way of predicting if, when, or to what extent any such change may take place. We make no representation as to the likelihood of the continuation of these current laws, interpretations, and policies.

In 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) was enacted into law. EGTRRA contained numerous changes to the federal income, gift, estate and generation skipping transfer taxes, many of which are not scheduled to become effective until a future date. Among other matters, EGTRRA provides for the repeal of the federal estate and generation skipping transfer taxes after 2009; however, unless Congress and the President enact additional legislation, EGTRRA also provides that all of those changes will "sunset" after 2010, and the estate and generation skipping transfer taxes will be reinstated as if EGTRRA had never been enacted.

The foregoing is a general explanation as to certain tax matters pertaining to insurance policies. It is not intended to be legal or tax advice. You should consult your independent legal, tax and/or financial adviser.

--------------------------------------------------------------------------------
                       NATIONWIDE LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
We are a stock life insurance company organized under Ohio law. We were founded in March, 1929 and our Home Office is One Nationwide Plaza, Columbus, Ohio 43215. We provide long-term savings products by issuing life insurance, annuities and other retirement products.

--------------------------------------------------------------------------------
                        NATIONWIDE VLI SEPARATE ACCOUNT-6
--------------------------------------------------------------------------------

ORGANIZATION, REGISTRATION AND OPERATION

Nationwide VLI Separate Account-6 is a separate account established under Ohio law. We own the assets in this account, and we are obligated to pay all benefits under the policies. We may use the account to support other variable life insurance policies we issue. It is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") and qualifies as a "separate account" within the meaning of the federal securities laws. This registration, however, does not involve the SEC's supervision of this account's management or investment practice or policies.

It is divided into Sub-Accounts that may invest in shares of the available Sub-Account portfolios. We buy and sell the Sub-Account portfolio shares at NAV. Any dividends and distributions from a Sub-Account portfolio are reinvested at NAV in shares of that Sub-Account portfolio.

Income, gains, and losses, whether or not realized, from the assets in the account will be credited to, or charged against, the account without regard to our other income, gains, or losses. Income, gains, and losses credited to, or charged against, a Sub-Account reflect the Sub-Account's own Investment Experience and not the Investment Experience of our other assets. Its assets are held separately from our other assets and are not part of our general account. We may not use the separate account's assets to pay any of our liabilities other than those arising from the policies. If the separate account's assets exceed the required reserves and its other liabilities, we may transfer the excess to our general account. The separate account may include other Sub-Accounts that are not available under the policies, and are not discussed in this prospectus.

If investment in the mutual funds or a particular portfolio is no longer possible, in our judgment becomes inappropriate for the purposes of the policy, or for any other reason in our sole discretion, we may substitute another mutual fund or portfolio without your consent. The substituted mutual fund or portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investments of future Premium, or both. We will comply with federal securities laws to effect a substitution. Furthermore, we may close Sub-Accounts to allocations of Premiums or policy value, or both, at any time in our sole discretion. The mutual funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.

In addition, we reserve the right to make other structural and operational changes affecting this separate account.

WE DO NOT GUARANTEE ANY MONEY YOU PLACE IN THIS SEPARATE ACCOUNT. THE VALUE OF EACH SUB-ACCOUNT WILL INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO. YOU COULD LOSE SOME OR ALL OF YOUR MONEY.

--------------------------------------------------------------------------------
ADDITION, DELETION OR SUBSTITUTION OF MUTUAL FUNDS

Where permitted by applicable law, we reserve the right to:

o remove, combine, or add Sub-Accounts and make new Sub-Accounts available;

o substitute shares of another mutual fund, which may have different fees and expenses, for shares of an existing mutual fund;


o transfer assets supporting the policies from one Sub-Account to another or from one separate account to another;


o combine the separate account with other separate accounts, and/or create new separate accounts;

o deregister the separate account under the 1940 Act, or operate the separate account as a management investment company under the 1940 Act, or as any other form permitted by the law; and

o modify the policy provisions to reflect changes in the Sub-Accounts and the separate account to comply with applicable law.

The portfolios that sell their shares to the Sub-Accounts pursuant to participation agreements also may terminate these agreements and discontinue offering their shares to the Sub-Accounts. We will not make any such changes without receiving necessary approval of the SEC and applicable state insurance departments. We will notify you of any changes.

--------------------------------------------------------------------------------
VOTING RIGHTS

Unless there is a change in existing law, we will vote our shares only as you instruct on all matters submitted to shareholders of the portfolios.

Before a vote of a portfolio's shareholders occurs, you will have the right to instruct us based on the number of portfolio shares that corresponds to the amount of policy account value you have in the portfolio (as of a date set by the portfolio). We will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a policy owner may vote is determined by dividing the Cash Value of the amount they have allocated to an underlying mutual fund by the NAV of that underlying mutual fund. We will designate a date for this determination not more than 90 days before the shareholder meeting.

--------------------------------------------------------------------------------
                               LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
NATIONWIDE LIFE INSURANCE The Company is a party to litigation and arbitration proceedings in the ordinary COMPANY course of its business, none of which is expected to have a material adverse effect on the Company.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates, which plaintiff contents were allegedly used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the Court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. On April 16, 2002, Nationwide filed a motion for summary judgment on the individual claims of plaintiff Mercedes Castillo. On May 28, 2002, the Court granted the motion of Marcus Shore to withdraw as a named plaintiff and denied plaintiffs' motion to add new persons as named plaintiffs, so the action is now proceeding with Mercedes Castillo as the only named plaintiff. On November 4, 2002, the Court issued a decision granting Nationwide's motion for summary judgment on all of plaintiff Mercedes Castillo's individual claims, and ruling that plaintiff's motion for class certification is moot. Judgment for Nationwide was entered on November 15, 2002. On December 16, 2002, plaintiff Mercedes Castillo filed a notice of appeal from the Court's orders (a) granting Nationwide's motion for summary judgment; and
(b) denying Castillo's motion for leave to amend the complaint to add three new named plaintiffs. Castillo filed a brief on appeal on March 14, 2003. Nationwide filed a responsive brief on April 23, 2003 and plaintiff's reply brief is due in mid-May, 2003. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 6, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of retirement plans that purchased variable annuities from Nationwide to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide that allowed plan participants to invest in funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid higher fees to Nationwide. The amended complaint seeks disgorgement of the fees allegedly received by Nationwide and other unspecified compensatory damages, declaratory and injunctive relief and attorney's fees. On December 3, 2001, the plaintiffs filed a motion for class certification. Nationwide is opposing that motion. Nationwide's Motion to Dismiss was denied on September 11, 2002. On January 14, 2003, plaintiffs filed a motion to file a second amended complaint and the motion was granted on February 21, 2003. The second amended complaint removed the claims against Nationwide concerning a violation of ERISA through the replacement of many of the funds originally included in the plaintiffs' annuities with "inferior" funds that purportedly paid higher fees to Nationwide. On April 14, 2003, plaintiffs filed a motion for leave to file a third amended complaint, which has not yet been granted by the Court. The third amended complaint does not include claims against Nationwide explicitly alleging a violation of ERISA through misrepresentation, breach of contract, or the replacement of funds originally included in the plaintiff's annuities with "inferior" funds that purportedly paid higher fees to Nationwide. Nationwide intends to defend this lawsuit vigorously.

On May 1, 2003, a class action was filed against Nationwide in the United States District Court for the Eastern District of Louisiana, entitled Edward Miller, Individually, and on behalf of all others similarly situated, v. Nationwide Life Insurance Company. The Complaint alleges that in November 2001, plaintiff Edward Miller purchased a group modified single premium variable annuity issued by Nationwide. Plaintiff alleges that Nationwide represented in its prospectus and promised in its annuity contract that contract holders could transfer assets without charge among the various funds offered in the contracts, that the transfer rights of contract holders could not be modified and that Nationwide expense charges under the contracts were fixed. Plaintiff claims that Nationwide has breached the contracts and violated federal securities laws by imposing trading fees on transfers that were supposed to have been without charge. Plaintiff seeks compensatory damages and rescission on behalf of himself and a class of persons who purchased this type of annuity or similar products issued by Nationwide between May 1, 2001 and April 30, 2002 inclusive and were allegedly damage by paying transfer fees. This case is in a very preliminary stage, and Nationwide intends to defend it vigorously.


There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

--------------------------------------------------------------------------------
NATIONWIDE INVESTMENT SERVICES CORPORATION

The general distributor, Nationwide Investment
Services Corporation, is not engaged in litigation of a material nature.

--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Statement of Additional Information (SAI) contains financial statements of Nationwide Life Insurance Company and subsidiaries. You may obtain a copy of the SAI FREE OF CHARGE by contacting us at the address or telephone number on the first page of this prospectus. Please consider the financial statements of the company only as bearing on our ability to meet the obligations under the policy. You should not consider the financial statements of the company and subsidiaries as affecting the investment performance of the assets of the separate account.

--------------------------------------------------------------------------------
                             APPENDIX A: DEFINITIONS
--------------------------------------------------------------------------------

  ACCUMULATION UNIT - The measure of your investment in, or share of, a Sub-Account after we deduct for transaction fees and periodic charges. Initially, we set the Accumulation Unit value at $10 for each Sub-Account.

--------------------------------------------------------------------------------

  ATTAINED AGE - The Insured's age upon the issue of full insurance coverage plus the number of full years since the Policy Date.
--------------------------------------------------------------------------------

  CASH SURRENDER VALUE - The Cash Value, subject to Indebtedness and the surrender charge.
--------------------------------------------------------------------------------
  CASH VALUE - The total of the Sub-Accounts you have chosen, which will vary with Investment Experience, and the policy loanaccount, to which interest will be credited daily. We will deduct partial surrenders and the policy's periodic charges from the Cash Value.
--------------------------------------------------------------------------------

  CODE - The Internal Revenue Code of 1986, as amended.
--------------------------------------------------------------------------------

  DEATH BENEFIT - The amount we pay to the beneficiary upon the Insured's death, before payment of any unpaid outstanding loan balances or charges.
--------------------------------------------------------------------------------

  GRACE PERIOD - A 61-day period after which the Policy will Lapse if you do not make a sufficient payment.
--------------------------------------------------------------------------------

  HOME OFFICE - Our Home Offices are located at One Nationwide Plaza, Columbus,
   Ohio 43215.
--------------------------------------------------------------------------------

  IN FORCE - The insurance coverage is in effect.
--------------------------------------------------------------------------------

  INDEBTEDNESS - The total amount of all outstanding policy loans, including principal and interest due.
--------------------------------------------------------------------------------

  INSURED - The person whose life we insure under the policy, and whose death triggers the Death Benefit.
--------------------------------------------------------------------------------

  INVESTMENT EXPERIENCE - The performance of a mutual fund in which a
   Sub-Account portfolio invests.
--------------------------------------------------------------------------------

  LAPSE - The policy terminates without value.
--------------------------------------------------------------------------------

  MATURITY DATE - The policy anniversary on or next following the Insured's
   100th birthday.
--------------------------------------------------------------------------------

  NET AMOUNT AT RISK - The policy's base Death Benefit minus the policy's Cash
   Value.
--------------------------------------------------------------------------------


  NET ASSET VALUE (NAV) - The price each share of a mutual fund in which a Sub-Account portfolio invests. It is calculated by subtracting the mutual fund's liabilities from its total assets, and dividing that figure by the number of shares outstanding. We use NAV to calculate the value of Accumulation Units. NAV does not reflect deductions we make for charges we take from Sub-Accounts. Accumulation Unit values do reflect these deductions.

--------------------------------------------------------------------------------

  NET PREMIUM - Premium after transaction charges, but before any allocation to an investment option.
--------------------------------------------------------------------------------

  POLICY CONTINUATION PREMIUM AMOUNT - The amount of Premium, on a monthly basis from the Policy Date, stated on the Policy Data Page, that you must pay, in the aggregate, to keep the policy In Force under the Guaranteed policy continuation provision; however, this amount does not account for any increases in the Specified Amount, policy loans or partial surrenders, so you should anticipate paying more if you intend to request an increase in Specified Amount; take a policy loan; or request a partial surrender.
--------------------------------------------------------------------------------

  POLICY DATA PAGE(S) - The Policy Data Page contains more detailed information about the policy, some of which is unique and particular to the owner, the beneficiary and the Insured.
--------------------------------------------------------------------------------

  POLICY DATE - The date the policy takes effect as shown on the Policy Data
   Page. Policy years and months are measured from this date.
--------------------------------------------------------------------------------

  POLICY PROCEEDS OR PROCEEDS - Policy Proceeds may constitute the Death
   Benefit, or the amount payable if the policy matures or you choose to surrender the policy adjusted to account for any unpaid charges or policy loans and Rider benefits.
--------------------------------------------------------------------------------

  PREMIUM - The amount of money you pay to begin and continue the policy.
--------------------------------------------------------------------------------

  PREMIUM LOAD - The aggregate of the sales load and premium tax charges.
--------------------------------------------------------------------------------

  RIDER - An optional benefit you may purchase under the policy.
--------------------------------------------------------------------------------

  SEC - The Securities and Exchange Commission.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  SPECIFIED AMOUNT - The dollar or face amount of insurance coverage the owner selects.
--------------------------------------------------------------------------------

  SUB-ACCOUNTS - The mechanism we use to account for your allocations of Net
   Premium and cash value among the policy's variable investment options.
--------------------------------------------------------------------------------

  US, WE, OUR or the COMPANY - Nationwide Life Insurance Company.
--------------------------------------------------------------------------------

  VALUATION PERIOD - The period during which we determine the change in the value of the Sub-Accounts. One Valuation Period ends and another begins with the close of normal trading on the New York Stock Exchange.
--------------------------------------------------------------------------------

  YOU, YOUR or the POLICY OWNER OR OWNER - The person named as the owner in the application, or the person assigned ownership rights.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       APPENDIX B: SUB-ACCOUNT PORTFOLIOS
--------------------------------------------------------------------------------

The Sub-Account portfolios listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met. Total Sub-Account Portfolio Annual Operating Expenses are expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses.

 PLEASE REFER TO THE PROSPECTUS FOR EACH SUB-ACCOUNT PORTFOLIO FOR MORE
                             DETAILED INFORMATION.





AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP INCOME & GROWTH FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              American Century Investment Management, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital growth.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.70%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP ULTRA FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              American Century Investment Management, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Long-term capital growth.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.00%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. - AMERICAN CENTURY VP VALUE FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              American Century Investment Management, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Long-term capital growth.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.95%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


FIDELITY VARIABLE INSURANCE PRODUCTS FUND - VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS 2

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Fidelity Management & Research Company

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Reasonable income.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.83%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------



FIDELITY VARIABLE INSURANCE PRODUCTS FUND - VIP GROWTH PORTFOLIO: SERVICE CLASS 2

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Fidelity Management & Research Company

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.93%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


FIDELITY VARIABLE INSURANCE PRODUCTS FUND II - VIP II CONTRAFUND(R) PORTFOLIO: SERVICE CLASS 2

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Fidelity Management & Research Company

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Long-term capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.93%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT GOVERNMENT BOND FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            High level of income.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.73%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT MONEY MARKET FUND II

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            High level of current income.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.00%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT NATIONWIDE FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     0.84%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL CAP GROWTH FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Sub-advisers:                                    Neuberger Berman, LLC; Waddell & Reed Investment Management Company

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital growth.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.35%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------




GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL CAP VALUE FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Sub-adviser:                                     The Dreyfus Corporation

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.11%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GVIT SMALL COMPANY FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Sub-advisers:                                    The Dreyfus Corporation; Gartmore Global Partners, an indirect subsidiary of Nationwide Mutual Insurance Company; Neuberger Berman,
                                                 LLC; Strong Capital Management, Inc.; Waddell & Reed Investment
                                                 Management Company

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Long-term capital growth.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.18%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


GARTMORE VARIABLE INSURANCE TRUST - GARTMORE GVIT MID CAP GROWTH FUND: CLASS I

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Gartmore Mutual Fund Capital Trust, an indirect subsidiary of
                                                 Nationwide Financial Services, Inc.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            High level of long-term capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.16%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - ARKTOS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Match investment performance of the current benchmark, NASDAQ 100 Index.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.77%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - BANKING FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.67%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------




RYDEX VARIABLE TRUST - BASIC MATERIALS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.75%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - BIOTECHNOLOGY FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.79%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - CONSUMER PRODUCTS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.72%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - ELECTRONICS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.84%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - ENERGY FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.72%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - ENERGY SERVICES FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.71%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - FINANCIAL SERVICES FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.85%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - HEALTH CARE FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.70%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------



RYDEX VARIABLE TRUST - INTERNET FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.75%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - JUNO FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that inversely correlate to movements of the Fund's current benchmark, the Long Treasury Bond.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.75%*
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------

*Fund will be effective May 1, 2003; total expenses are estimated.

RYDEX VARIABLE TRUST - LARGE-CAP EUROPE FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correlate to performance of the Fund's current benchmark, the Dow Jones STOXX 50 Index.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.78%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - LARGE-CAP JAPAN FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correlate to performance of the Fund's current benchmark, the Topix 100 Index.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.80%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - LEISURE FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.74%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------





RYDEX VARIABLE TRUST - MEDIUS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correlate to performance of the Fund's current benchmark, the S&P MidCap 400 Index(TM).

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.75%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - MEKROS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correlate to performance of current benchmark, the Russell 2000(R) Index.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.74%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - NOVA FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that match the Fund's current benchmark, 150% of the performance of the S&P 500 Index on a daily basis.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.72%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - OTC FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correspond to the Fund's current benchmark, the
                                                 NASDAQ 100 Index(TM).

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.74%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - PRECIOUS METALS FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.67%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - REAL ESTATE FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.68%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------




RYDEX VARIABLE TRUST - RETAILING FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.81%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - SECTOR ROTATION FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Long-term capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.69%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - TECHNOLOGY FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.71%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - TELECOMMUNICATION FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.69%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - TITAN 500 FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that will match performance of the Fund's current benchmark, 200% of the performance of the S&P 500 Index on a daily basis.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.74%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - TRANSPORTATION FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.69%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------




RYDEX VARIABLE TRUST - U.S. GOVERNMENT BOND FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that correspond with the Fund's current benchmark,
                                                 120% of the price movement of the Long Treasury Bond.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.24%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - URSA FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that will inversely correlate to the performance of the S&P 500 Index.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.79%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - UTILITIES FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Capital appreciation.

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.67%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------


RYDEX VARIABLE TRUST - VELOCITY 100 FUND

------------------------------------------------ -------------------------------------------------------------------------

Investment Adviser:                              Rydex Global Advisors

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Investment Objective:                            Investment results that will match the performance of the Fund's benchmark, 200% of the performance of the NASDAQ 100 Index(TM).

------------------------------------------------ -------------------------------------------------------------------------
------------------------------------------------ -------------------------------------------------------------------------

Total Underlying Mutual Fund                     1.77%
Annual Operating Expenses:

------------------------------------------------ -------------------------------------------------------------------------

OUTSIDE BACK COVER PAGE

To learn more about this policy, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus. For a free copy of the SAI, to receive personalized illustrations of Death Benefits, net cash surrender values, and cash values, and to request other information about this policy please call our Service Center at 1-866-221-1100 (TDD: 1-800-238-3035) or write to us at our Service Center at Nationwide Life Insurance Company, One Nationwide Plaza, RR1-04-D4, Columbus, OH 43215-2220.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus. The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the policy. Information about us and the policy (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549-0102. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090.


Investment Company Act of 1940 Registration
File No. 811-_______.

                        NATIONWIDE VLI SEPARATE ACCOUNT-6
                                  (REGISTRANT)


                        NATIONWIDE LIFE INSURANCE COMPANY
                                   (DEPOSITOR)

                         One Nationwide Plaza, RR1-04-D4
                             Columbus, OH 43215-2220
                                 1-866-221-1100
                               TDD: 1-800-238-3035

                       STATEMENT OF ADDITIONAL INFORMATION

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES


This Statement of Additional Information ("SAI") contains additional information regarding the individual flexible premium variable universal life insurance policy offered by us, Nationwide Life Insurance Company. This SAI is not a prospectus and should be read together with the policy prospectus dated May 1, 2003 and the prospectuses for the variable investment options. You may obtain a copy of these prospectuses by writing or calling us at our address or phone number shown above.


The date of this Statement of Additional Information is __________, 2003.



                                     SAI-1

                                TABLE OF CONTENTS

NATIONWIDE LIFE INSURANCE COMPANY


NATIONWIDE VLI SEPARATE ACCOUNT-6


NATIONWIDE INVESTMENT SERVICES CORPORATION

SERVICES

UNDERWRITING PROCEDURE

MAXIMUM SURRENDER CHARGE CALCULATION

FINANCIAL STATEMENTS

ILLUSTRATIONS

ADVERTISING

PERFORMANCE DATA

TAX DEFINITION OF LIFE INSURANCE


                                     SAI-2

NATIONWIDE LIFE INSURANCE COMPANY

We are a stock life insurance company organized under the laws of the State of Ohio in March 1929 with our Home Office at One Nationwide Plaza, Columbus, Ohio 43215. We provide life insurance, annuities and retirement products. We are admitted to do business in all states, the District of Columbia and Puerto Rico. Nationwide is a member of the Nationwide group of companies and all of our common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $129 billion as of December 31, 2002.


NATIONWIDE VLI SEPARATE ACCOUNT-6

Nationwide VLI Separate Account-6 is a separate account that invests in mutual funds offered and sold to insurance companies and certain retirement plans. We established the separate account on July 10, 2001 pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 the SEC does not supervise our management or the management of the variable account. We serve as the custodian of the assets of the variable account.


NATIONWIDE INVESTMENT SERVICES CORPORATION
(NISC)

The policies are distributed by NISC, located at One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contract issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.

The policies will be sold on a continuous basis by licensed insurance agents in those states where the policies may lawfully be sold. Agents are registered representatives of broker dealers registered under the Securities Exchange Act of 1934 who are member firms of the National Association of Securities Dealers, Inc. ("NASD").


Gross first year commissions plus any expense allowance payments paid by Nationwide on the sale of these policies provided by NISC will not exceed 99% of the target premium plus ___% of any excess premium payments. We pay gross renewal commissions in years 2 through 10 on the sale of the policies provided by NISC that will not exceed ______% of actual premium payment, and that will not exceed ____% in policy years 11 and thereafter.


We have paid no underwriting commissions to NISC for each of this separate account's last three fiscal years.

SERVICES

We have responsibility for administration of the policies and the variable account. We also maintain the records of the name, address, taxpayer identification number, and other pertinent information for each policy owner and the number and type of policy issued to each policy owner and records with respect to the policy value of each policy.

We are the custodian of the assets of the variable account. We will maintain a record of all purchases and redemption of shares of the mutual funds. We or our affiliates may have entered into agreements with either the investment adviser or distributor for the mutual funds. The agreements relate to administrative services we or our affiliate furnish and provide for an annual fee based on the average aggregate net assets of the variable account (and our affiliate life insurance company subsidiaries' other separate accounts) invested in particular mutual funds. These fees in no way affect the NAV of the mutual funds or fees paid by the policy owner.


                                     SAI-3

UNDERWRITING PROCEDURE

We underwrite the policies issued through Nationwide VLI Separate Account-6. The policy's cost of insurance depends upon the Insured's sex, issue age, risk class, and length of time the policy has been In Force. The rates will vary depending upon tobacco use and other risk factors. Monthly cost of insurance rates will not exceed those guaranteed in the policy. Guaranteed cost of insurance rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table, Age Last Birthday (1980 CSO). Guaranteed cost of insurance rates for policies issued on a substandard basis are based on appropriate percentage multiples of the standard guaranteed cost of insurance rate on a standard basis. That is, standard guaranteed cost of insurance rates for substandard risks are guaranteed cost of insurance rates for standard risks times a percentage greater than 100%. These mortality tables are sex distinct. In addition, separate mortality tables will be used for tobacco and non-tobacco. We may deduct a "flat extra" which is an additional constant charge per $1,000 of Specified Amount for certain activities or medical conditions of the Insured. We apply the same flat extra to all Insured that engage in the same activity or have the same medical condition irrespective of their sex, issue age, underwriting class, or substandard rating, if any.


The rate class of an insured may affect the cost of insurance rate. We currently place insureds into both standard rate classes and substandard rate classes that involve a higher mortality risk. In an otherwise identical policy, an insured in the standard rate class will have a lower cost of insurance than an insured in a rate class with higher mortality risks. Any change in the cost of insurance rates will apply to all insureds of the same age, gender, risk class and whose policies have been in effect for the same length of time. If the rating class for any increase in the Specified Amount of insurance coverage is not the same as the rating class at issue, the cost of insurance rate used after such increase will be a composite rate based upon a weighted average of the rates of the different rating classes. The actual charges made during the policy year will be shown in the annual report delivered to policy owners.

MAXIMUM SURRENDER CHARGE CALCULATION

The maximum surrender charge under the policy is based on the following calculation.

MAXIMUM SURRENDER CHARGE   26.50% multiplied by the lesser of (a) or (b),where:

        (a) = the Specified Amount multiplied by the rate indicated on the chart "Surrender Target Factor" below divided by 1,000; and

        (b) = Premiums paid by the policy owner during the first two policy years

Plus (c) multiplied by (d) where:

        (c) = the Specified Amount divided by 1,000; and

        (d) = the applicable rate from the "Administrative Target Factor" chart below.

The Surrender Target Factor allows the company to account for the probability that our costs incurred in the sales process will not be recouped. The Administrative Target Factor allows the company to account for the probability (at various ages) that death will occur and no CDSC will be recouped.


                                      SAI-4

                                    SURRENDER TARGET FACTOR

AGE   MALE NON-TOBACCOCO FEMALE NON-TOBACCOCO   MALE TOBACCO   FEMALE TOBACCO
--------------------------------------------------------------------------------
   0        0.00              3.35                0.00              2.54
--------------------------------------------------------------------------------
   1        0.00              3.38                0.00              2.57
--------------------------------------------------------------------------------
   2        0.00              3.50                0.00              2.66
--------------------------------------------------------------------------------
   3        0.00              3.64                0.00              2.75
--------------------------------------------------------------------------------
   4        0.00              3.78                0.00              2.86
--------------------------------------------------------------------------------
   5        0.00              3.93                0.00              2.96
--------------------------------------------------------------------------------
   6        0.00              4.09                0.00              3.08
--------------------------------------------------------------------------------
   7        0.00              4.27                0.00              3.20
--------------------------------------------------------------------------------
   8        0.00              4.45                0.00              3.34
--------------------------------------------------------------------------------
   9        0.00              4.65                0.00              3.47
--------------------------------------------------------------------------------
   10       0.00              4.87                0.00              3.62
-------------------------------------------------------------------------------
   11       0.00              5.09                0.00              3.78
-------------------------------------------------------------------------------
   12       0.00              5.33                0.00              3.94
-------------------------------------------------------------------------------
   13       0.00              5.57                0.00              4.12
-------------------------------------------------------------------------------
   14       0.00              5.82                0.00              4.30
-------------------------------------------------------------------------------
   15       0.00              6.07                0.00              4.48
-------------------------------------------------------------------------------
   16       0.00              6.31                0.00              4.67
-------------------------------------------------------------------------------
   17       0.00              6.55                0.00              4.87
-------------------------------------------------------------------------------
   18       5.11              6.80                4.27              5.08
-------------------------------------------------------------------------------
   19       5.30              7.05                4.45              5.29
-------------------------------------------------------------------------------
   20       5.50              7.32                4.64              5.52
-------------------------------------------------------------------------------
   21       5.71              7.60                4.83              5.76
-------------------------------------------------------------------------------
   22       5.93              7.90                5.04              6.01
-------------------------------------------------------------------------------
   23       6.17              8.22                5.26              6.28
-------------------------------------------------------------------------------
   24       6.42              8.57                5.49              6.56
--------------------------------------------------------------------------------
   25       6.69              8.94                5.73              6.86
--------------------------------------------------------------------------------
   26       6.99              9.34                5.99              7.17
--------------------------------------------------------------------------------
   27       7.30              9.77                6.25              7.50
--------------------------------------------------------------------------------
   28       7.63             10.22                6.54              7.85
--------------------------------------------------------------------------------
   29       7.98             10.71                6.84              8.22
--------------------------------------------------------------------------------
   30       8.36             11.23                7.16              8.61
--------------------------------------------------------------------------------
   31       8.76             11.79                7.49              9.02
--------------------------------------------------------------------------------
   32       9.19             12.38                7.85              9.45
--------------------------------------------------------------------------------
   33       9.64             13.01                8.22              9.91
--------------------------------------------------------------------------------
   34       10.12            13.67                8.62             10.39
--------------------------------------------------------------------------------
   35       10.63            14.38                9.04             10.90
--------------------------------------------------------------------------------
   36       11.16            15.12                9.48             11.44
--------------------------------------------------------------------------------
   37       11.73            15.92                9.95             12.01
--------------------------------------------------------------------------------
   38       12.34            16.75                10.44            12.60
--------------------------------------------------------------------------------
   39       12.97            17.64                10.96            13.22
--------------------------------------------------------------------------------
   40       13.65            18.58                11.50            13.87
--------------------------------------------------------------------------------
   41       14.36            19.56                12.07            14.55
--------------------------------------------------------------------------------
   42       15.12            20.60                12.67            15.26
--------------------------------------------------------------------------------
   43       15.93            21.70                13.30            16.01
--------------------------------------------------------------------------------
   44       16.78            22.87                13.97            16.79
--------------------------------------------------------------------------------
   45       17.68            24.09                14.68            17.60
--------------------------------------------------------------------------------
   46       18.65            25.39                15.42            18.47
--------------------------------------------------------------------------------
   47       19.67            26.76                16.21            19.37
--------------------------------------------------------------------------------
   48       20.76            28.21                17.05            20.33
--------------------------------------------------------------------------------
   49       21.92            29.76                17.93            21.34
--------------------------------------------------------------------------------
   50       23.15            31.40                18.87            22.40
--------------------------------------------------------------------------------
   51       24.47            33.13                19.87            23.53
--------------------------------------------------------------------------------
   52       25.87            34.98                20.93            24.72
--------------------------------------------------------------------------------
   53       27.37            36.93                22.05            25.97
--------------------------------------------------------------------------------


                                     SAI-5

--------------------------------------------------------------------------------
   54       28.97            38.99                23.25            27.30
--------------------------------------------------------------------------------
   55       30.67            41.17                24.51            28.70
--------------------------------------------------------------------------------
   56       32.49            43.48                25.86            30.18
--------------------------------------------------------------------------------
   57       34.42            45.92                27.31            31.76
--------------------------------------------------------------------------------
   58       36.49            48.52                28.86            33.46
--------------------------------------------------------------------------------
   59       38.71            51.28                30.52            35.28
--------------------------------------------------------------------------------
   60       41.09            54.23                32.32            37.25
--------------------------------------------------------------------------------
   61       43.63            57.36                34.26            39.37
--------------------------------------------------------------------------------
   62       46.36            60.70                36.35            41.65
--------------------------------------------------------------------------------
   63       49.28            64.24                38.59            44.09
--------------------------------------------------------------------------------
   64       52.40            67.98                40.99            46.69
--------------------------------------------------------------------------------
   65       55.75            71.92                43.56            49.46
--------------------------------------------------------------------------------
   66       59.32            76.10                46.32            52.41
--------------------------------------------------------------------------------
   67       63.16            80.52                49.30            55.57
--------------------------------------------------------------------------------
   68       67.28            85.23                52.52            58.99
--------------------------------------------------------------------------------
   69       71.73            90.27                56.04            62.72
--------------------------------------------------------------------------------
   70       76.52            95.66                59.88            66.80
--------------------------------------------------------------------------------
   71       81.69            101.41               64.08            71.26
--------------------------------------------------------------------------------
   72       87.24            107.54               68.67            76.11
--------------------------------------------------------------------------------
   73       93.18            114.01               73.64            81.35
--------------------------------------------------------------------------------
   74       99.50            120.81               79.03            86.97
--------------------------------------------------------------------------------
   75      106.21            127.90               84.84            92.97
--------------------------------------------------------------------------------
   76      113.33            135.27               91.10            99.39
--------------------------------------------------------------------------------
   77      120.92            142.94               97.88            106.27
--------------------------------------------------------------------------------
   78      129.04            150.99              105.24            113.68
--------------------------------------------------------------------------------
   79      137.79            159.53              113.28            121.73
--------------------------------------------------------------------------------
   80      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------
   81      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------
   82      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------
   83      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------
   84      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------
   85      147.23            168.60              122.07            130.49
--------------------------------------------------------------------------------


                          ADMINISTRATIVE TARGET FACTOR
--------------------------------------------------------------------------------

    ISSUE AGE                                  Administrative Target
                                                    Component

------------------ ------------------------ ----------------------------
  0 through 35                                         4.00
------------------ ------------------------ ----------------------------
  36 through 55                                        5.00
------------------ ------------------------ ----------------------------
  56 through 85                                        6.50
------------------ ------------------------ ----------------------------


FINANCIAL STATEMENTS

TO BE PROVIDED BY PRE-EFFECTIVE AMENDMENT

ILLUSTRATIONS

Before you purchase the policy and upon request thereafter, we will provide illustrations of future benefits under the policy based upon the proposed Insured's age and premium class, the Death Benefits option, face amount, planned periodic Premiums, and Riders requested. We reserve the right to charge a reasonable fee for this service to persons who request more than one policy illustration during a policy year.


                                     SAI-6

ADVERTISING

Independent financial rating services, including Moody's, Standard & Poor's and A.M. Best Company rank and rate us. The purpose of these ratings is to reflect the financial strength or claims-paying ability of Nationwide. The ratings are not intended to reflect the Investment Experience or financial strength of the variable account. We may advertise these ratings from time to time. In addition, we may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend us or the policies. Furthermore, we may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.


PERFORMANCE DATA - TO BE FILED BY PRE-EFFECTIVE AMENDMENT.

Any current yield quotations of the GVIT Gartmore GVIT Money Market Fund II, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one Accumulation Unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT Gartmore GVIT Money Market Fund II's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current Accumulation Unit value yield quotations of the GVIT Gartmore GVIT Money Market Fund II. The GVIT Gartmore GVIT Money Market Fund II's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT Gartmore GVIT Money Market Fund II determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described in the GVIT Gartmore GVIT Money Market Fund II 's Prospectus and/or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the NAVs will remain constant. It should be noted that a policy owner's investment in the GVIT Gartmore GVIT Money Market Fund II is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.


Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a Sub-Account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.


                                     SAI-7

TAX DEFINITION OF LIFE INSURANCE

Section 7702(b)(1) of the Internal Revenue Code provides that if one of two alternate tests is met, a policy will be treated as life insurance for federal tax purposes. The two tests are referred to as the Cash Value Accumulation Test and the Guideline Premium/Cash Value Corridor Test. Both tests are available to flexible premium policies such as this one.

The tables below show, numerically, the requirements for each test.

                   GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
                  TABLE OF APPLICABLE PERCENTAGES OF CASH VALUE

                -----------------------------------------
                 ATTAINED AGE OF    PERCENTAGE OF CASH
                     INSURED               VALUE
                -----------------------------------------
                      0-40                 250%
                -----------------------------------------
                        41                 243%
                -----------------------------------------
                        42                 236%
                -----------------------------------------
                        43                 229%
                -----------------------------------------
                        44                 222%
                -----------------------------------------
                        45                 215%
                -----------------------------------------
                        46                 209%
                -----------------------------------------
                        47                 203%
                -----------------------------------------
                        48                 197%
                -----------------------------------------
                        49                 191%
                -----------------------------------------
                        50                 185%
                -----------------------------------------
                        51                 178%
                -----------------------------------------
                        52                 171%
                -----------------------------------------
                        53                 164%
                -----------------------------------------
                        54                 157%
                -----------------------------------------
                        55                 150%
                -----------------------------------------
                        56                 146%
                -----------------------------------------
                        57                 142%
                -----------------------------------------
                        58                 138%
                -----------------------------------------
                        59                 134%
                -----------------------------------------
                        60                 130%
                -----------------------------------------
                        61                 128%
                -----------------------------------------
                        62                 126%
                -----------------------------------------
                        63                 124%
                -----------------------------------------
                        64                 122%
                -----------------------------------------
                        65                 120%
                -----------------------------------------
                        66                 119%
                -----------------------------------------
                        67                 118%
                -----------------------------------------
                        68                 117%
                -----------------------------------------
                        69                 116%
                -----------------------------------------
                        70                 115%
                -----------------------------------------
                        71                 113%
                -----------------------------------------
                        72                 111%
                -----------------------------------------
                        73                 109%
                -----------------------------------------
                        74                 107%
                -----------------------------------------
                        75                 105%
                -----------------------------------------
                        76                 105%
                -----------------------------------------
                        77                 105%
                -----------------------------------------
                        78                 105%
                -----------------------------------------
                        79                 105%
                -----------------------------------------
                        80                 105%
                -----------------------------------------
                        81                 105%
                -----------------------------------------
                        82                 105%
                -----------------------------------------
                        83                 105%
                -----------------------------------------


                                     SAI-8

                -----------------------------------------
                 ATTAINED AGE OF    PERCENTAGE OF CASH
                     INSURED               VALUE
                -----------------------------------------
                        84                 105%
                -----------------------------------------
                        85                 105%
                -----------------------------------------
                        86                 105%
                -----------------------------------------
                        87                 105%
                -----------------------------------------
                        88                 105%
                -----------------------------------------
                        89                 105%
                -----------------------------------------
                        90                 105%
                -----------------------------------------
                        91                 104%
                -----------------------------------------
                        92                 103%
                -----------------------------------------
                        93                 102%
                -----------------------------------------
                        94                 101%
                -----------------------------------------
                        95                 101%
                -----------------------------------------
                        96                 101%
                -----------------------------------------
                        97                 101%
                -----------------------------------------
                        98                 101%
                -----------------------------------------
                        99                 101%
                -----------------------------------------
                       100                 100%
                -----------------------------------------

                          Cash Value Accumulation Test

The Cash Value Accumulation Test also requires the Death Benefit to exceed an applicable percentage of the cash value. These applicable percentages are calculated by determining net single premiums, as defined in Code Section 7702(b), for each policy year given a set of actuarial assumptions. The relevant material assumptions include an interest rate of 4% and 1980 CSO guaranteed mortality as prescribed in Revenue Code Section 7702 for the Cash Value Accumulation Test. The resulting net single premiums are then inverted (i.e., multiplied by 1/net single premium) to give the applicable cash value percentages. These premiums vary with the ages, sexes, and risk classifications of the Insureds.

The table below provides an example of applicable percentages for the Cash Value Accumulation Test. This example is for a male non-tobacco preferred issue age 55.



----------------------------------------
       POLICY          PERCENTAGE OF
        YEAR             CASH VALUE
----------------------------------------
         1                  302%
----------------------------------------
         2                  290%
----------------------------------------
         3                  279%
----------------------------------------
         4                  269%
----------------------------------------
         5                  259%
----------------------------------------
         6                  249%
----------------------------------------
         7                  240%
----------------------------------------
         8                  231%
----------------------------------------
         9                  223%
----------------------------------------
         10                 215%
----------------------------------------
         11                 207%
----------------------------------------
         12                 200%
----------------------------------------
         13                 193%
----------------------------------------
         14                 186%
----------------------------------------
         15                 180%
----------------------------------------
         16                 174%
----------------------------------------
         17                 169%
----------------------------------------
         18                 164%
----------------------------------------
         19                 159%
----------------------------------------
         20                 154%
----------------------------------------
         21                 150%
----------------------------------------


                                     SAI-9

----------------------------------------
       POLICY          PERCENTAGE OF
        YEAR             CASH VALUE
----------------------------------------
         22                 146%
----------------------------------------
         23                 142%
----------------------------------------
         24                 139%
----------------------------------------
         25                 136%
----------------------------------------
         26                 133%
----------------------------------------
         27                 130%
----------------------------------------
         28                 127%
----------------------------------------
         29                 125%
----------------------------------------
         30                 123%
----------------------------------------
         31                 121%
----------------------------------------
         32                 119%
----------------------------------------
         33                 118%
----------------------------------------
         34                 116%
----------------------------------------
         35                 115%
----------------------------------------
         36                 113%
----------------------------------------
         37                 112%
----------------------------------------
         38                 111%
----------------------------------------
         39                 110%
----------------------------------------
         40                 108%
----------------------------------------
         41                 107%
----------------------------------------
         42                 106%
----------------------------------------
         43                 104%
----------------------------------------
         44                 103%
----------------------------------------
         45                 102%
----------------------------------------


                                     SAI-10

PART C. OTHER INFORMATION

         Item 27.         Exhibits


                         (a) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Attached hereto.


                         (b)   Not Applicable

                         (c) Underwriting or Distribution of contracts between the Depositor and Principal Underwriter - Filed previously with the registration statement (333-31725) and hereby incorporated by reference.


                         (d)   The form of the contract - Attached hereto.

                         (e) The form of the contract application - Attached hereto.

                         (f) Articles of Incorporation of Depositor - Attached hereto.

                         (g) The form of Reinsurance Contracts - Attached hereto.

                         (h) The form of Participation Agreements - Filed previously with registration statement (333-46338) and hereby incorporated by reference.


                         (i)   Not Applicable

                         (j)   Not Applicable


                         (k)   Opinion of Counsel - Attached hereto.


                         (l)   Not Applicable

                         (m)   Not Applicable

                         (n) Independent Auditors' Consent - To be filed by pre-effective amendment to the registration statement.

                         (o)   Not Applicable

                         (p)   Not Applicable

                         (q) Redeemability Exemption Procedures - To be filed by pre-effective amendment to the registration statement.

Item 28.      DIRECTORS AND OFFICERS OF THE DEPOSITOR

              W.G. Jurgensen, Director, Chairman of the Board and Chief Executive Officer
              Joseph J. Gasper, Director, President and Chief Operating Officer Patricia R. Hatler, Executive Vice President, General Counsel and Secretary
              Richard D. Headley, Executive Vice President
              Donna A. James, Executive Vice President-Chief Administrative Officer
              Michael C. Keller, Executive Vice President-Chief Information Officer
              Douglas C. Robinette, Executive Vice President-Corporate Strategy Robert A. Rosholt, Executive Vice President-Finance and Investments
              John R. Cook,Jr., Senior Vice President-Chief Communications
              Officer
              David A. Diamond, Senior Vice President-Corporate Strategy
              Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial
              David K. Hollingsworth, Senior Vice President-President-Nationwide Insurance Sales
              David R. Jahn, Senior Vice President-Product Management
              Richard A. Karas, Senior Vice President-Sales-Financial Services Gregory S. Lashutka, Senior Vice President-Corporate Relations Gary D. McMahan, Senior Vice President
              Michael D. Miller, Senior Vice President-NI Finance
              Brian W. Nocco, Senior Vice President and Treasurer
              Mark D. Phelan, Senior Vice President-Technology and Operations Kathleen D. Ricord, Senior Vice President-Marketing and Strategy John S. Skubik, Senior Vice President-Consumer Finance
              Mark R. Thresher, Senior Vice President-Chief Financial Officer Richard M. Waggoner, Senior Vice President-Operations
              Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing
              James G. Brocksmith, Jr., Director
              Henry S. Holloway, Director
              James F. Patterson, Director
              Gerald D. Prothro, Director
              Joseph A. Alutto, Director
              Donald L. McWhorter, Director
              Arden L. Shisler, Director
              Alex Shumate, Director
              Lydia M. Marshall, Director
              David O. Miller, Director


              The business address of the Directors and Officers of the Depositor is:
              One Nationwide Plaza
              Columbus, Ohio 43215

Item 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

          *    Subsidiaries for which separate financial statements are filed

          ** Subsidiaries included in the respective consolidated financial statements

          *** Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

          **** Other subsidiaries

------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION       SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Advisory Services, Inc.          Pennsylvania                            The company is inactive and formerly registered as
                                                                                an investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Brokerage Services, Inc.         Pennsylvania                            This company is registered as a broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Capital Management Company       Pennsylvania                            The company is registered as a broker-dealer and
                                                                                investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of              Massachusetts                           Established to grant proper licensing to former
  Massachusetts, Inc.                                                           Provident Mutual Companies in Massachusetts.
---------------------------------------------------------------------------------- -------------------------------------------------
  1717 Insurance Agency of Texas, Inc.  Texas                                   Established to grant proper licensing to former
                                                                                Provident Mutual Companies in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Companies, Inc. (The)          Texas                                   This company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Company (The)                  Texas                                   The company is a third-party administrator providing
                                                                                record keeping services for 401(k) plans.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Advisors, Inc.      Texas                                   The company is an investment advisor registered with
                                                                                the Securities and Exchange Commission
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Services, Inc.      Texas                                   The company is a broker-dealer registered with the
                                                                                National Association of Securities Dealers, inc., a
                                                                                self-regulatory body empowered to regulate the
                                                                                over-the-counter securities business.
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency of Ohio, Inc.        Ohio                                    The company is an insurance agency marketing life
                                                                                insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency, Inc.                Delaware                                The company is an insurance agency marketing life
                                                                                insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  AGMC Reinsurance Ltd.                 Turks & Caicos                          The company is in the business of reinsurance of
                                        Islands                                 mortgage guaranty risks.
------------------------------------------------------------------------------------------------------------------------------------
  AID Finance Services, Inc.            Iowa                                    This company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Document Solutions, Inc.       Iowa                                    The company provides general printing services to
                                                                                its affiliated companies as well as to unaffiliated
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED General Agency Company         Iowa                                    The company acts as a general agent and surplus
                                                                                lines broker for property and casualty insurance
                                                                                products.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group Insurance Marketing      Iowa                                    The company engages in the direct marketing of
  Company                                                                       property and casualty insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group, Inc.                    Iowa                                    The company is a property and casualty insurance
                                                                                holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Property and Casualty          Iowa                                    The company underwrites general property and
  Insurance Company                                                             casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Allied Texas Agency, Inc.             Texas                                   The company acts as a managing general agent to
                                                                                place personal and commercial automobile insurance
                                                                                with Colonial County Mutual Insurance Company for
                                                                                the independent agency companies.
------------------------------------------------------------------------------------------------------------------------------------
  Allnations, Inc.                      Ohio                                    The company engages in promoting, extending, and
                                                                                strengthening cooperative insurance organizations
                                                                                throughout the world.
------------------------------------------------------------------------------------------------------------------------------------
  AMCO InsuranceCompany                 Iowa                                    The company underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  American Marine Underwriters, Inc.    Florida                                 The company is an underwriting manager for ocean
                                                                                cargo and hull insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Asset Management Holdings, plc        England and Wales                       The company is a holding company of a group engaged
                                                                                in the management of pension fund assets, unit
                                                                                trusts and other collective investment schemes,
                                                                                investment trusts and portfolios for corporate
                                                                                clients.
------------------------------------------------------------------------------------------------------------------------------------
  Audenstar Limited                     United Kingdom                          The company markets insurance products and conducts
                                                                                business in the fields of life, pension, house,
                                                                                motor, marine, fire, employers' liability, accident
                                                                                and other insurance; to act as insurance brokers and
                                                                                consultants and as agents for effecting insurance
                                                                                and obtaining policies in respect of all and every
                                                                                kind of risk and against death, injury or loss
                                                                                arising out of, or through, or in connection with
                                                                                any accidents and against loss or damage to real or
                                                                                personal property.
------------------------------------------------------------------------------------------------------------------------------------
  Cal-Ag Insurance Services, Inc.       California                              The company is a small captive insurance brokerage
                                                                                firm serving principally, but not exclusively, the
                                                                                "traditional" agent producers of CalFarm Insurance
                                                                                Company.
------------------------------------------------------------------------------------------------------------------------------------
  CalFarm Insurance Agency              California                              The company assists agents and affiliated companies
                                                                                in account completion for marketing products of
                                                                                CalFarm Insurance Company. This agency assists other
                                                                                in-house agencies in a brokerage capacity to
                                                                                accommodate policyholders.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION       SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Calfarm Insurance Company             California                              The company is a California-based multi-line
                                                                                insurance corporation that writes agricultural,
                                                                                commercial, personal and individual health coverages
                                                                                and benefits from the sponsorship of the California
                                                                                Farm Bureau Federation.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Holding, Inc.                 Delaware                                This company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Coda Capital Management, LLC          Pennsylvania                            The company is a convertible bond manager.
------------------------------------------------------------------------------------------------------------------------------------
  Colonial County Mutual Insurance      Texas                                   The company underwrites non-standard automobile and
  Company                                                                       motorcycle insurance and various other commercial
                                                                                liability coverages in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Cooperative Service Company           Nebraska                                The company is an insurance agency that sells and
                                                                                services commercial insurance. The company also
                                                                                provides loss control and compliance consulting
                                                                                services and audit, compilation, and tax preparation
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Corviant Corporation                  Delaware                                The purpose of the company is to create a captive
                                                                                distribution network through which affiliates can
                                                                                sell multi-manager investment products, insurance
                                                                                products and sophisticated estate planning services.
------------------------------------------------------------------------------------------------------------------------------------
  Damian Securities Limited             England & Wales                         The company is engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Dancia Life S.A.                      Luxembourg                              The purpose of this company is to carry out, on its
                                                                                own behalf or on behalf of third parties, any
                                                                                insurance business including coinsurance,
                                                                                reinsurance relating to human life, whether
                                                                                undertaken in Luxembourg or abroad, all real estate
                                                                                business and all business relating to movable
                                                                                assets, all financial business, and other business
                                                                                related directly to the company's objectives which
                                                                                would promote or facilitate the realization of the
                                                                                company's objective.
------------------------------------------------------------------------------------------------------------------------------------
  Delfi Realty Corporation              Delaware                                The company is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Depositors Insurance Company          Iowa                                    The company underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Dinamica Participacoes SA             Brazil                                  The company participates with other companies
                                                                                related to the registrant's international
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency, LLC        California                              The purpose of the company is to sell property and
                                                                                casualty insurance products including, but not
                                                                                limited to, automobile or other vehicle insurance
                                                                                and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency of Texas,   Texas                                   The purpose of the company is to sell property and
  LLC                                                                           casualty insurance products including, but not
                                                                                limited to, automobile or other vehicle insurance
                                                                                and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  DVM Insurance Agency, Inc.            California                              The company places pet insurance business not
                                                                                written by Veterinary Pet Insurance Company outside
                                                                                of California with National Casualty Company.
------------------------------------------------------------------------------------------------------------------------------------
  F&B, Inc.                             Iowa                                    The company is an insurance agency that places
                                                                                business not written by the Farmland Insurance
                                                                                Companies with other carriers.
------------------------------------------------------------------------------------------------------------------------------------
  Farmland Mutual Insurance Company     Iowa                                    The company provides property and casualty insurance
                                                                                primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Fenplace Limited                      England & Wales                         The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Alabama                                 The company is an insurance agency marketing life
  Agency of Alabama, Inc.                                                       insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Ohio                                    The company is an insurance agency marketing life
  Agency of Ohio, Inc.                                                          insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Oklahoma                                The company is an insurance agency marketing life
  Agency of Oklahoma, Inc.                                                      insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Texas                                   The company is an insurance agency marketing life
  Agency of Texas, Inc.                                                         insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Securities         Oklahoma                                The company is a limited broker-dealer doing
  Corporation                                                                   business solely in the financial institutions
                                                                                market.
------------------------------------------------------------------------------------------------------------------------------------
  Florida Records Administrator, Inc.   Florida                                 The company administers the deferred compensation
                                                                                plan for the public employees of the State of
                                                                                Florida.
------------------------------------------------------------------------------------------------------------------------------------
  Four P Finance Company                Pennsylvania                            The company is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  G.I.L. Nominees Limited               England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Limited                 England & Wales                         The company is engaged as a general partner in a
                                                                                limited partnership formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION       SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Trustee Limited         England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Capital Management Limited   England & Wales                         The company is engaged in investment management and
                                                                                advisory services to business, institutional and
                                                                                private investors. The company has completed the
                                                                                transfer of its investment management activity to
                                                                                Gartmore Investment Limited.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Distribution Services,       Delaware                                The company is a limited broker-dealer.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Emerging Managers,           Delaware                                The company acquires and holds interest in a
  LLC                                                                           registered investment advisor and provides
                                                                                investment management services.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers                Jersey, Channel                         The company is engaged in investment administration
  International Limited                 Islands                                 and support.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers Limited        England & Wales                         The company is engaged in authorized unit trust
                                                                                management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management,     Delaware                                The company operates as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management      Delaware                                The company acts as a holding company for the
  Trust                                                                         Gartmore Group and as a registered investment
                                                                                advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Investments, Inc.     Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Partners              Delaware                                The partnership is engaged in investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Ventures, Inc.        Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Indosuez UK Recovery Fund    England & Wales                         The company is a general partner in two limited
  (G.P.) Limited                                                                partnerships formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Limited           England & Wales                         The company is engaged in investment management and
                                                                                advisory services to pension funds, unit trusts and
                                                                                other collective investment schemes, investment
                                                                                trusts and portfolios for corporate or other
                                                                                institutional clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Management plc    England & Wales                         The company is an investment holding company and
                                                                                provides services to other companies within the
                                                                                Gartmore Group.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services,         Germany                                 The company is engaged in marketing support.
  GmbH
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          England                                 The company is engaged in investment holding.
  Limited
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investor Services, Inc.      Ohio                                    The company provides transfer and dividend
                                                                                disbursing agent services to various mutual fund
                                                                                entities.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Japan Limited                Japan                                   The company is the renamed survivor entity of the
                                                                                merger of Gartmore Investment Management Japan
                                                                                Limited and Gartmore NC Investment Trust Management
                                                                                Company Ltd. The company is engaged in the business
                                                                                of investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley & Associates, Inc.    Oregon                                  The company brokers or places book value maintenance
                                                                                agreements (wrap contracts) and guaranteed I
                                                                                contracts (GICs) for collective investment trusts
                                                                                and accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Capital Management,   Oregon                                  The company is an investment advisor and stable
  Inc.                                                                          value money manager.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Financial Services,   Oregon                                  The company is a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Mutual Fund Capital Trust    Delaware                                The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Nominees Limited             England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Pension Trustees Limited     England & Wales                         Until April 1999, the company acted as a trustee of
                                                                                the Gartmore Pension Fund established by Gartmore
                                                                                Investment Management plc, which was merged with the
                                                                                National Westminster Bank Pension Fund on April 1,
                                                                                1999. As a result all assets and liabilities of the
                                                                                Gartmore Pension Fund were transferred to the
                                                                                National Westminster Bank Fund. On November 22,
                                                                                2000, the company changed its name from Gartmore
                                                                                Pension Fund Trustees Limited to Gartmore Pension
                                                                                Trust Limited. On November 30, 2000, the company
                                                                                became the trustee of the Gartmore Pension Scheme.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview LLC                Delaware                                The company provides customized solutions, in the
                                                                                form of expert advise and investment management
                                                                                services, to a limited number of institutional
                                                                                investors, through construction of hedge fund and
                                                                                alternative asset portfolios and their integration
                                                                                into the entire asset allocation framework.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore S.A. Capital Trust           Delaware                               The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Secretaries (Jersey) Ltd.    Jersey, Channel                         The company is dormant.
                                        Islands
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Securities Limited           England & Wales                         The The company is engaged in investment holding and
                                                                                is a partner in Gartmore Global Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Trust Company                Oregon                                  The company is an Oregon state bank with trust
                                                                                power.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION        SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore U.S. Limited                 England & Wales                         The company is a joint partner in Gartmore Global
                                                                                Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company             Ohio                                    The company provides services to employers for
                                                                                managing worker's and unemployment compensation
                                                                                matters and employee benefits costs.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of Nevada   Nevada                                  The company provides self-insurance administration,
                                                                                claims examining and data processing services.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of New      New York                                The company provides worker's
  York, Inc.                                                                    compensation/self-insured claims administration
                                                                                services to employers with exposure in New York.
------------------------------------------------------------------------------------------------------------------------------------
  GatesMcDonald Health Plus, Inc.       Ohio                                    The company provides medical management and cost
                                                                                containment services to employers.
------------------------------------------------------------------------------------------------------------------------------------
  GGI MGT LLC                           Delaware                                The company is a passive investment holder in
                                                                                Newhouse Special Situations Fund I, LLC for the
                                                                                purpose of allocation of earnings to Gartmore
                                                                                management team as it relates to the ownership and
                                                                                management of Newhouse Special Situations Fund I,
                                                                                LLC.
------------------------------------------------------------------------------------------------------------------------------------
  Institutional Concepts, Inc.          New York                                This company holds insurance licenses in numerous
                                                                                states.
------------------------------------------------------------------------------------------------------------------------------------
  Insurance Intermediaries, Inc.        Ohio                                    The company is an insurance agency and provides
                                                                                commercial property and casualty brokerage services.
------------------------------------------------------------------------------------------------------------------------------------
  Landmark Financial Services of New    New York                                The company is an insurance agency marketing life
  York, Inc.                                                                    insurance and annuity products through financial
                                                                                institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Lone Star General Agency, Inc.        Texas                                   The company acts as general agent to market
                                                                                non-standard automobile and motorcycle insurance for
                                                                                Colonial County Mutual Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Fund                    Delaware                                The company is an open-end diversified investment
                                                                                management company that serves as an investment
                                                                                medium for the variable life insurance policies and
                                                                                variable annuity contracts issued by Nationwide Life
                                                                                Insurance Company of America (fka Provident Mutual
                                                                                Life Insurance Company) and Nationwide Life and
                                                                                Annuity Company of America (fka Providentmutual Life
                                                                                and Annuity Company of America).
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Investment Management   Pennsylvania                            Effective October 1, 2002, this company became
  Company                                                                       inactive.
------------------------------------------------------------------------------------------------------------------------------------
  MedProSolutions, Inc.                 Massachusetts                           The company provides third-party administration
                                                                                services for workers compensation, automobile injury
                                                                                and disability claims.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company             Wisconsin                               The company underwrites various property and
                                                                                casualty coverage, as well as individual and group
                                                                                accident and health insurance.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company of          England                                 It is organized for profit under the Companies Act
  America, Ltd.                                                                 of 1948 of England for the purpose of carrying on
                                                                                the business of insurance, reinsurance, indemnity,
                                                                                and guarantee of any and every kind, except life
                                                                                insurance; to act as underwriting agents and
                                                                                insurance manager in all of the respective branches,
                                                                                and to act as agent or manager for any insurance
                                                                                company, club, or association or for any underwriter
                                                                                or syndicate of underwriters and to purchase, take
                                                                                on, lease or in exchange, hire or otherwise acquire
                                                                                and hold for any estate or interest in any lands,
                                                                                buildings, easements, rights, privileges,
                                                                                concessions, patents, and any real or personal
                                                                                property of any kind necessary or convenient for the
                                                                                purposes in connection with the company's business
                                                                                or any branch or department thereof. This company is
                                                                                currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  National Deferred Compensation,       Ohio                                    The company administers deferred compensation plans
  Inc.                                                                          for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Advantage Mortgage         Iowa                                    The company is engaged in making residential (1-4
  Company                                                                       family) mortgage loans.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affinity Insurance         Kansas                                  The company is a shell insurer with no active
  Company of America                                                            policies or liabilities.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affordable Housing,        Ohio                                    The company invests in affordable multi-family
  LLC                                                                           housing projects throughout the U.S.
------------------------------------------------------------------------------------------------------------------------------------
  **Nationwide Agency, Inc.             Ohio                                    The corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agribusiness Insurance     Iowa                                    The company provides property and casualty insurance
  Company                                                                       primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Arena, LLC                 Ohio                                    The purpose of the company is to develop Nationwide
                                                                                Arena and to engage in related Arena district
                                                                                development activity.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Asset Management           England & Wales                         This company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Assurance Company          Wisconsin                               The company underwrites non-standard auto and
                                                                                motorcycle insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Capital Mortgage, LLC      Ohio                                    This company is a holding company that funds/owns
                                                                                commercial mortgage loans for an interim basis,
                                                                                hedges the loans during the ownership period, and
                                                                                then sells the loans as part of a securitization to
                                                                                generate profit.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Cash Management Company    Ohio                                    The company buys and sells investment securities of
                                                                                a short-term nature as agent for other corporations,
                                                                                foundations, and insurance company separate
                                                                                accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Community Development      Ohio                                    The company holds investments in low-income housing
  Corporation, LLC                                                              funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Corporation                Ohio                                    The company acts primarily as a holding company for
                                                                                entities affiliated with Nationwide Mutual Insurance
                                                                                company and Nationwide Mutual Fire Insurance
                                                                                Company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Assignment       Ohio                                    The company acts as an administrator of structured
  Company                                                                       settlements.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Delaware                                The company engages in the business of an insurance
  Distributors Agency, Inc.                                                     agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      New Mexico                              The company engages in the business of an insurance
  Distributors Agency, Inc. of New                                              agency.
  Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Massachusetts                           The company engages in the business of an insurance
  Distributors Insurance Agency, Inc.                                           agency.
  of Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Bermuda                                 The company is a long-term insurer that issues
  (Bermuda)Ltd.                                                                 variable annuity and variable life products to
                                                                                persons outside the United States and Bermuda.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust                                                                 certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust II                                                              certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services, Inc.   Delaware                                The company acts primarily as a holding company for
                                                                                companies within the Nationwide organization that
                                                                                offer or distribute long-term savings and retirement
                                                                                products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Sp. z o.o        Poland                                  The company provides distribution services for its
                                                                                affiliate Nationwide Towarzystwo Ubezpieczen na
                                                                                Zycie S.A. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Foundation                 Ohio                                    The company contributes to non-profit activities and
                                                                                projects.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide General Insurance Company  Ohio                                    The company transacts a general insurance business,
                                                                                except life insurance. The corporation primarily
                                                                                provides automobile and fire insurance to select
                                                                                customers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Finance, LLC        Ohio                                    The company acts as a support company for Nationwide
                                                                                Global Holdings, Inc., in its international
                                                                                capitalization efforts.
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Funds               Luxembourg                              This company is formed to issue shares of mutual
                                                                                funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Ohio                                    The company is a holding company for international
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Luxembourg                              It serves as an extension of Nationwide Global
  Luxembourg Branch                                                             Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings-NGH        Brazil                                  The company acts as a holding company.
  Brazil Participacoes LTDA
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Japan, Inc.         Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Limited             Hong Kong                               The company is a holding company for Asian
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Health Plans, Inc.         Ohio                                    The company operates as a Health Insurance
                                                                                Corporation (HIC).
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Holdings, SA               Brazil                                  The purpose of the company is to participate in
                                                                                other companies related to the registrant's
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Home Mortgage              Ohio                                    This company performs the marketing function for
  Distributors, Inc.                                                            Nationwide Advantage Mortgage Company.
------------------------------------------------------------------------------------------------------------------------------------
  *Nationwide Indemnity Company         Ohio                                    The company is involved in the reinsurance business
                                                                                by assuming business from Nationwide Mutual
                                                                                Insurance Company and other insurers within the
                                                                                Nationwide Insurance organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Wisconsin                               The company is an independent agency personal lines
  America                                                                       underwriter of property/casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Ohio                                    The company transacts general insurance business
  Florida                                                                       except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Sales Company,   Ohio                                    The company provides administrative services for the
  LLC                                                                           product sales and distribution channels of
                                                                                Nationwide Mutual Insurance Company and its
                                                                                affiliated and subsidiary insurance companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide International              California                              The company is a special risks, excess and surplus
  Underwriters                                                                  lines underwriting manager.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Investment Services        Oklahoma                                This is a limited broker-dealer company doing
  Corporation                                                                   business in the deferred compensation market and
                                                                                acts as an investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
**Nationwide Life and Annuity           Ohio                                    The company engages in underwriting life
  Insurance Company                                                             insurance and granting, purchasing, and
                                                                                disposing of annuities.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                           ORGANIZATION      SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  *Nationwide Life and Annuity          Delaware                                The company insures against personal injury,
   Company of America                                                           disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness, and every appertaining thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Assurance Company,    Thailand                                The company acts as a holdingcompany.
  Ltd.
------------------------------------------------------------------------------------------------------------------------------------
 *Nationwide Life Insurance Company     Pennsylvania                            The company insures against personal injury,
   of America                                                                   disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness, and every appertaining thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Delaware                                The company insures against personal injury,
  of Delaware                                                                   disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness, and every appertaining thereto.
------------------------------------------------------------------------------------------------------------------------------------
  **Nationwide Life Insurance           Ohio                                    This company provides individual life, group life
    Company                                                                     and health insurance, fixed and variable annuity
                                                                                products, and other life insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Lloyds                     Texas                                   The company markets commercial property insurance in
                                                                                Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Management Systems, Inc.   Ohio                                    The company offers a preferred provider organization
                                                                                and other related products and services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Martima Vida Previdencia   Brazil                                  The company operates as a licensed insurance company
  S.A.                                                                          in the categories of life and unrestricted private
                                                                                pension plans in Brazil.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mortgage Holdings, Inc.    Ohio                                    The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Fire Insurance      Ohio                                    The company engages in a general insurance and
  Company                                                                       reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Insurance           Ohio                                    The company engages in general insurance and
  Company                                                                       reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Properties, Ltd.           Ohio                                    The company is engaged in the business of
                                                                                developing, owning and operating real estate and
                                                                                real estate investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Property and Casualty      Ohio                                    The company engages in a general insurance business,
  Insurance Company                                                             except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Distributors,    Delaware                                The company is an inactive company.
  Inc. (fka Providentmutual
  Distributors, Inc.)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Holding          Pennsylvania                            The company is a holding company for non-insurance
  Company (fka -Provident Mutual                                                subsidiaries.
  Holding Company)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION        SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Realty Investors, Ltd.     Ohio                                    The company is engaged in the business of
                                                                                developing, owning and operating real estate
                                                                                investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Plan            Ohio                                    The company is an insurance agency providing
  Services, Inc.                                                                individual and group life, disability and health
                                                                                insurance and marketing retirement plan
                                                                                administration and investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Delaware                                The company markets and administers deferred
  Inc.                                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Alabama                                 The company provides retirement products,
  Inc. of Alabama                                                               marketing/education and administration to public
                                                                                employees and educators.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arizona                                 The company markets and administers deferred
  Inc. of Arizona                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arkansas                                The company markets and administers deferred
  Inc. of Arkansas                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Montana                                 The company markets and administers deferred
  Inc. of Montana                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Nevada                                  The company markets and administers deferred
  Inc. of Nevada                                                                compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      New Mexico                              The company markets and administers deferred
  Inc. of New Mexico                                                            compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Ohio                                    The company provides retirement products, Inc. of
                                                                                Ohio marketing/education and administration to
                                                                                public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Oklahoma                                The company markets and administers deferred
  Inc. of Oklahoma                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      South Dakota                            The company markets and administers deferred
  Inc. of South Dakota                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Texas                                   The company markets and administers deferred
  Inc. of Texas                                                                 compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Wyoming                                 The company markets and administers deferred
  Inc. of Wyoming                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Massachusetts                           The company markets and administers deferred
  Insurance Agency, Inc.                                                        compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Securities, Inc.           Ohio                                    The company is a registered broker-dealer and
                                                                                provides investment management and administrative
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION        SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Company,          Ohio                                    The company performs shared services functions for
  LLC                                                                           the Nationwide organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Sp. zo.o          Poland                                  The company provides services to Nationwide Global
                                                                                Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Strategic Investment       Ohio                                    The company acts as a private equity fund investing
  Fund, LLC                                                                     in companies for investment purposes and to create
                                                                                strategic opportunities for Nationwide.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Towarzystwo Ubezpieczen    Poland                                  The company is authorized to engage in the business
  na Zycie S.A.                                                                 of life insurance and pension products in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Trust Company,  FSB                                                This is a federal savings bank chartered by the
                                                                                Office of Thrift Supervision in the United States
                                                                                Department of the Treasury to exercise custody and
                                                                                fiduciary powers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Asset Management        England & Wales                         The company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Holding Company,        England & Wales                         The company acts as a holding company.
  Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Capital Partners, LLC        Delaware                                The company invests in financial services companies
                                                                                that specialize in e-commerce and promote
                                                                                distribution of financial services.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Special Situations Fund I,   Delaware                                The company owns and manages contributed securities
  LLC                                                                           to achieve long - term capital appreciation from the
                                                                                contributed securities and through investments in a
                                                                                portfolio of other equity investments in financial
                                                                                service and other related companies as determined by
                                                                                the company to be undervalued or in need of changes
                                                                                in capital structure or to present other special
                                                                                situations that have the potential for significant
                                                                                earnings growth from among other things, major
                                                                                financial service industry trends, unfilled niches
                                                                                and synergies with other firms in the portfolio.
------------------------------------------------------------------------------------------------------------------------------------
 NFS Distributors, Inc.                 Delaware                                The company acts primarily as a holding company for
                                                                                Nationwide Financial Services, Inc. distribution
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
 NFSB Investments, Inc.                 Bermuda                                 The company buys and sells investment securities for
                                                                                its own account in order to enhance the investment
                                                                                returns of its affiliates.
------------------------------------------------------------------------------------------------------------------------------------
 NGH Luxembourg, S. A.                  Luxembourg                              The company acts primarily as a holding company for
                                                                                the European operations for Nationwide Global
                                                                                Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
 NGH Netherlands, B.V.                  Netherlands                             The company acts as a holding company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION        SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  NGH UK, Ltd.                          United Kingdom                          The company functions as a support company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NorthPointe Capital, LLC              Delaware                                The company acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  PanEuroLife                           Luxembourg                              The company provides individual life insurance
                                                                                primarily in the United Kingdom, Belgium and France.
------------------------------------------------------------------------------------------------------------------------------------
  Pension Associates, Inc.              Wisconsin                               The company provides pension plan administration and
                                                                                record keeping services and pension plan
                                                                                compensation consulting.
------------------------------------------------------------------------------------------------------------------------------------
  PNAM, Inc.                            Delaware                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Premier Agency, Inc.                  Iowa                                    This company is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Provestco, Inc.                       Delaware                                The company serves as a general partner in certain
                                                                                real estate limited partnerships invested in by
                                                                                Nationwide Life Insurance Company of America (fka
                                                                                Provident Mutual Life Insurance).
------------------------------------------------------------------------------------------------------------------------------------
  RCMD Financial Services, Inc.         Delaware                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Retention Alternatives, Ltd.          Bermuda                                 The company is a captive insurer and writes first
                                                                                dollar insurance policies in workers' compensation,
                                                                                general liability and automobile liability for its
                                                                                affiliates in the United States.
------------------------------------------------------------------------------------------------------------------------------------
  RF Advisors, Inc.                     Pennsylvania                            The company is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview Agency, Inc.                Texas                                   The company is an insurance agency licensed with the
                                                                                Texas Department of Insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview International Group, Inc.   Delaware                                The company is an investment advisor and a
                                                                                broker/dealer.
------------------------------------------------------------------------------------------------------------------------------------
  RP&C International                    Ohio                                    The company is an investment banking firm, which
                                                                                provides specialist advisory services and innovative
                                                                                financial solutions to public and private companies
                                                                                internationally.
------------------------------------------------------------------------------------------------------------------------------------
  SBSC Ltd. (Thailand)                  Thailand                                This company acts as a holding company.
--------------------------------------------------------------------------------------------------------------------------
  Scottsdale Indemnity Company          Ohio                                    The company engages in a general insurance business,
                                                                                except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Insurance Company          Ohio                                    The company primarily provides excess and surplus
                                                                                lines of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Surplus Lines Insurance    Arizona                                 The company provides excess and surplus lines
  Company                                                                       coverage on a non-admitted basis.
------------------------------------------------------------------------------------------------------------------------------------
  Siam Ar-Na-Khet Company Limited       Thailand                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
- Software Development Corp.            Delaware                                The company is an inactive company..
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
               COMPANY                   STATE/COUNTRY OF       NO. VOTING                PRINCIPAL BUSINESS
                                          ORGANIZATION        SECURITIES (SEE
                                                              ATTACHED CHART
                                                             UNLESS OTHERWISE
                                                                INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  TBG Insurance Services                California                              The company markets and administers executive
  Corporation                                                                   benefit plans.
------------------------------------------------------------------------------------------------------------------------------------
  Vertboise, SA                         Luxembourg                              The company acts as a real property holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Insurance Company      California                              The company provides pet insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Services, Inc.         California                              The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Villanova Securities, LLC             Delaware                                The company provides brokerage services for block
                                                                                mutual fund trading for both affiliated and
                                                                                non-affiliated investment advisors and perform block
                                                                                mutual fund trading directly with fund companies.
------------------------------------------------------------------------------------------------------------------------------------
  VPI Services, Inc.                    California                              The company operates as a nationwide pet registry
                                                                                service for holders of Veterinary Pet Insurance
                                                                                policies, including pet indemnification and lost pet
                                                                                recovery program.
------------------------------------------------------------------------------------------------------------------------------------
  Washington Square Administrative      Pennsylvania                            The company provided administrative services to
  Services, Inc.                                                                Nationwide Life and Annuity Company of America.
------------------------------------------------------------------------------------------------------------------------------------
  Western Heritage Insurance            Arizona                                 The company underwrites excess and surplus lines of
  Company                                                                       property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-14                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-15                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-16                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-17                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-D                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
------------------------------------------------------------------------------------------------------------------------------------

                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    -----------------------
                               |
                               |
                               |                                                      |
                               |                                                      |
                               |                       ----------------------------   |
----------------------------   |                       |    NATIONWIDE GENERAL    |   |
|        F & B, INC.       |   |                       |    INSURANCE COMPANY     |   |
|                          |   |                       |                          |   |
| Common Stock: 1 Share    |   |                       | Common Stock:  20,000    |___|
| -------------            |   |                       | -------------  Shares    |   |
|                          |___|                       |                          |   |
| Farmland                 |   |                       | Casualty-100%            |   |
| Mutual-100%              |   |                       ----------------------------   |
|                          |   |                                                      |
----------------------------   |                       ----------------------------   |
                               |                       |    NATIONWIDE PROPERTY   |   |
----------------------------   |                       |        AND CASUALTY      |   |
|   COOPERATIVE SERVICE    |   |                       |     INSURANCE COMPANY    |   |
|         COMPANY          |   |                       |                          |   |
|                          |   |                       | Common Stock:  60,000    |___|
| Common Stock: 600 Shares |   |                       | -------------  Shares    |   |
| -------------            |___|                       |                          |   |
|                          |                           | Casualty-100%            |   |
| Farmland                 |                           ----------------------------   |
| Mutual-100%              |                                                          |
----------------------------                           ----------------------------   |
                                                       |   NATIONWIDE ASSURANCE   |   |
                                                       |         COMPANY          |   |
                                                       |       (ASSURANCE)        |   |
                                                       |                          |   |
                                                       | Common Stock:  1,750     |___|
                                                       | -------------  Shares    |   |
                                                       |                          |   |
                                                       | Casualty-100%            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |  NATIONWIDE AGRIBUSINESS |   |
                                                       |    INSURANCE COMPANY     |   |
                                                       |                          |   |
                                                       | Common Stock:  1,000,000 |   |
                                                       | -------------  Shares    |   |
                                                       |                          |___|
                                                       | Casualty-99.9%           |   |
                                                       | Other Capital:           |   |
                                                       | --------------           |   |
                                                       | Casualty-Pfd.            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |     NATIONAL CASUALTY    |   |
                                                       |          COMPANY         |   |
                                                       |            (NC)          |   |
                                                       |                          |   |
                                                       | Common Stock: 100 Shares |___|
                                                       | -------------            |
                                                       |                          |
                                                       | Casualty-100%            |
                                                       ----------------------------
                                                                   |
                                                                   |
                                                       ----------------------------
                                                       |   NCC OF AMERICA, LTD.   |
                                                       |         (INACTIVE)       |
                                                       |                          |
                                                       |                          |
                                                       | NC-100%                  |
                                                       |                          |
                                                       ----------------------------

                                  NATIONWIDE(R)                                                       (middle)
  ------------------------------------------
  |                                        |
  |                                        |
  |                                        |
__|           NATIONWIDE MUTUAL            |__________________________________________
__|           INSURANCE COMPANY            |__________________________________________
  |              (CASUALTY)                |
  |                                        |
  |                                        |
  |                                        |
  ------------------------------------------
                        |
                        |
                        |
______________________________________________________________________________________________________________________
                     |                 |                                           |
                     |                 |   --------------------------------        |   -------------------------------
                     |                 |   |         SCOTTSDALE           |        |   |         SCOTTSDALE          |
        ----------------------------   |   |      INSURANCE COMPANY       |        |   |      INDEMNITY COMPANY      |
        |        NATIONWIDE        |   |   |            (SIC)             |        |   |                             |
        | HEALTH PLANS, INC. (NHP) |   |   |                              |        |   | Common Stock:  50,000       |
        |                          |   |___| Common Stock: 30,136         |        |___| -------------  Shares       |
    |___| Common Stock: 100 Shares |   |   | ------------- Shares         |        |   |                             |
    |   | -------------            |   |   |                              |        |   |                             |
    |   |                          |   |   | Casualty-100%                |        |   | Casualty-100%               |
    |   | Casualty-100%            |   |   |         (See Page 2)         |        |   -------------------------------
    |   ----------------------------   |   --------------------------------        |
    |                                  |                                           |   -------------------------------
    |   ----------------------------   |   --------------------------------        |   |          NATIONWIDE         |
    |   |  NATIONWIDE MANAGEMENT   |   |   |            ALLIED            |        |   |       INDEMNITY COMPANY     |
    |   |      SYSTEMS, INC.       |   |   |          GROUP, INC.         |        |   |        (NW INDEMNITY)       |
    |   |                          |   |   |            (AGI)             |        |   | Common Stock:  28,000       |
    |___| Common Stock: 100 Shares |   |   |                              |        |___| -------------  Shares       |
    |   | -------------            |   |___| Common Stock: 850 Shares     |        |   |                             |
    |   |                          |   |   | -------------                |        |   |                             |
    |   | NHP-100%                 |   |   |                              |        |   | Casualty-100%               |
    |   ----------------------------   |   | Casualty-100%                |        |   -------------------------------
    |                                  |   |         (See Page 2)         |        |
    |   ----------------------------   |   --------------------------------        |   -------------------------------
    |   |        NATIONWIDE        |   |                                           |   |           LONE STAR         |
    |   |       AGENCY, INC.       |   |   --------------------------------        |   |     GENERAL AGENCY, INC.    |
    |   |                          |   |   |             RP&C             |        |   |                             |
    |___| Common Stock: 100 Shares |   |   |         INTERNATIONAL        |        |   | Common Stock:  1,000        |
        | -------------            |   |   |                              |        |___| -------------  Shares       |
        |                          |   |___| Common Stock: 963            |        |   |                             |
        | NHP-99%                  |   |   | ------------- Shares         |        |   |                             |
        ----------------------------   |   |                              |        |   | Casualty-100%               |
                                       |   | Casualty-23.88%              |        |   -------------------------------
        ----------------------------   |   --------------------------------        |                 ||
        |   NATIONWIDE AFFINITY    |   |                                           |                 ||
        |    INSURANCE COMPANY     |   |   --------------------------------        |   -------------------------------
        |        OF AMERICA        |   |   |      NATIONWIDE CAPITAL      |        |   |        COLONIAL COUNTY      |
        |                          |___|   |        MORTGAGE, LLC         |        |   |       MUTUAL INSURANCE      |
        | Common Stock: 500,000    |   |   |                              |        |   |            COMPANY          |
        | ------------- Shares     |   |___| Mutual-5%                    |        |   |                             |
        |                          |   |   |                              |        |   | Surplus Debentures:         |
        | Casualty-100%            |   |   | NW Indemnity-95%             |        |   | -------------------         |
        ----------------------------   |   |                              |        |   |                             |
                                       |   --------------------------------        |   | Assurance                   |
        ----------------------------   |                                           |   | Lone Star                   |
        |     NEWHOUSE CAPITAL     |   |   --------------------------------        |   |                             |
        |      PARTNERS, LLC       |   |   |     NATIONWIDE INSURANCE     |        |   -------------------------------
        |                          |   |   |      COMPANY OF FLORIDA      |        |
        | Casualty-70%             |___|   |                              |        |   -------------------------------
        |                          |   |___| Common Stock: 10,000         |        |   |     NATIONWIDE SERVICES     |
        | GGAMI-19%                |   |   | ------------  Shares         |        |   |         COMPANY, LLC        |
        |                          |   |   |                              |        |   |                             |
        | Fire-10%                 |   |   | Casualty-100%                |        |   | Single Member Limited       |
        ----------------------------   |   |                              |        |---| Liability Company           |
                                       |   --------------------------------        |   |                             |
        ----------------------------   |                                           |   | Casualty-100%               |
        |                          |   |                                           |   |                             |
        |                          |   |                                           |   -------------------------------
        |    NATIONWIDE LLOYDS     |   |                                           |
        |                          |===|                                           |   -------------------------------
        |      A TEXAS LLOYDS      |                                               |   |       AMERICAN MARINE       |
        |                          |                                               |   |      UNDERWRITERS, INC.     |
        |                          |                                               |   |                             |
        ----------------------------                                               |   | Common Stock:  20 Shares    |
                                                                                   |___| -------------               |
                                                                                       |                             |
                                                                                       | Casualty-100%               |
                                                                                       |                             |
                                                                                       -------------------------------

                                                                                                                        (right side)
  ------------------------------------------                                                                ------------------------
  |                                        |                                                                |      NATIONWIDE      |
  |                                        |                                                                |      FOUNDATION      |
  |                                        |                                                                |                      |
  |           NATIONWIDE MUTUAL            |                                                                |      MEMBERSHIP      |
==|        FIRE INSURANCE COMPANY          |                                                                |      NONPROFIT       |
  |                (FIRE)                  |                                                                |     CORPORATION      |
  |                                        |                                                                ------------------------
  |                                        |
  |                                        |
  ------------------------------------------
                        |
                        |_______________________________________________________________________________________________
                                                                                  |                    |               |
_______________________________________________________________________________   |                    |               |
                         |                                       |            |   |                    |               |
                         |   --------------------------------    |   --------------------------------  |  ------------------------
                         |   |       NATIONWIDE CASH        |    |   |          NATIONWIDE          |  |  |                      |
                         |   |      MANAGEMANT COMPANY      |    |   |          CORPORATION         |  |  |       RETENTION      |
                         |   |                              |    |   | Common Stock:     Control    |  |  |   ALTERNATIVES, LTD. |
                         |   |                              |    |   | -------------     -------    |  |  |                      |
                         |___| Common Stock:  100 Shares    |    |   | 13,642,432        100%       |  |  |                      |
                         |   | -------------                |    |   |                              |  |  |                      |
                         |   |                              |    |   |          Shares              |  |  | Fire-100%            |
                         |   |                              |    |   |          ------              |  |  |                      |
                         |   | Casualty-100%                |    |   | Casualty 12,992,922          |  |  ------------------------
                         |   --------------------------------    |   | Fire        649,510          |  |
                         |                                       |   |                              |  |
                         |   --------------------------------    |   |             (See Page 3)     |  |
                         |   |                              |    |   --------------------------------  |
                         |   |                              |    |                                     |
                         |   |          NATIONWIDE          |    |   --------------------------------  |
                         |   |           ARENA LLC          |    |   |       ALLNATIONS, INC.       |  |
                         |---|                              |    |   | Common Stock:  12,248 Shares |  |
                         |   |                              |    |   | -------------                |  |
                         |   |                              |    |   |                              |  |
                         |   | Casualty-90%                 |    |   | Casualty-16.2%               |  |
                         |   |                              |    |___| Fire-16.2%                   |---
                         |   --------------------------------    |   | Preferred Stock: 1,466 Shares|
                         |                                       |   | ----------------             |
                         |   --------------------------------    |   |                              |
                         |   |     NATIONWIDE INSURANCE     |    |   | Casualty-6.8%                |
                         |   |      SALES COMPANY, LLC      |    |   | Fire-6.8%                    |
                         |   |            (NISC)            |    |   --------------------------------
                         |   |                              |    |
                         |---|     Single Member Limited    |__  |   --------------------------------
                         |   |       Liability Company      | |  |   |   NATIONWIDE INTERNATIONAL   |
                         |   |                              | |  |   |         UNDERWRITERS         |
                         |   | Casualty-100%                | |  |   |                              |
                         |   -------------------------------- |  |   | Common Stock:  1,000         |
                         |                   |                |  |___| -------------  Shares        |
                         |                   |                |  |   |                              |
                         |   -------------------------------- |  |   |                              |
                         |   |           INSURANCE          | |  |   | Casualty-100%                |
                         |   |      INTERMEDIARIES, INC.    | |  |   --------------------------------
                         |   |                              | |  |
                         |   | Common Stock: 1,615          | |  |   --------------------------------
                         |   | ------------- Shares         | |  |   |       CALFARM INSURANCE      |
                         |   |                              | |  |   |            COMPANY           |
                         |   |                              | |  |   |                              |
                         |   | NISC-100%                    | |  |   | Common Stock:  52,000        |
                         |   -------------------------------- |  |___| -------------  Shares        |
                         |                                    |  |   |                              |
                         |   -------------------------------- |  |   |                              |
                         |   |      DISCOVER INSURANCE      | |  |   | Casualty-100%                |
                         |   |          AGENCY LLC          | |  |   --------------------------------
                         |   |                              | |  |
                         |   |     Single Member Limited    | |  |   --------------------------------
                         |   |       Liability Company      |--  |   |      NATIONWIDE REALTY       |
                         |   |                              |    |   |        INVESTORS, LTD        |
                         |   | NISC-100%                    |    |   |                              |
                         |   |                              |    |   | Casualty-95%                 |
                         |   --------------------------------    |---|                              |
                         |                                       |   | NW Indemnity-5%              |
                         |   --------------------------------    |   |                              |
                         |   |      DISCOVER INSURANCE      |    |   --------------------------------
                         |   |          AGENCY OF           |    |
                         |   |          TEXAS, LLC          |    |   --------------------------------
                         |   |                              |    |   |     NATIONWIDE STRATEGIC     |
                         |---|     Single Member Limited    |    |   |     INVESTMENT FUND, LLC     |
                         |---|       Liability Company      |    |   |                              |
                             |                              |    |---|     Single Member Limited    |
                             |                              |    |   |       Liability Company      |
                             --------------------------------        |                              |
                                                                     | Casualty-100%                |
                                                                     |                              |
                                                                     --------------------------------


                                                                                      Subsidiary Companies      -- Solid Line
                                                                                      Contractual Association   -- Double Line
                                                                                      Limited Liability Company -- Dotted Line

                                                                                      March 31, 2003

                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    |         (See Page 1)|
                    |                     |
                    -----------------------
















                               _________________________________________________
                               |                    |
                               |                    |
                               |                    |
----------------------------   |      ----------------------------
|   NATIONWIDE INSURANCE   |   |      |       AID FINANCE        |
|    COMPANY OF AMERICA    |   |      |      SERVICES, INC.      |
|                          |   |      |      (AID FINANCE)       |
| Common Stock:  12,000    |   |      |                          |
| -------------  Shares    |___|      | Common Stock:  10,000    |
|                          |   |      | -------------  Shares    |
|                          |   |      |                          |
| AGI-100%                 |   |      | AGI-100%                 |
----------------------------   |      ----------------------------
                               |                    |
----------------------------   |                    |
|     ALLIED DOCUMENT      |   |      ----------------------------
|     SOLUTIONS, INC.      |   |      |          ALLIED          |
|                          |   |      |     GROUP INSURANCE      |
| Common Stock:  10,000    |   |      |    MARKETING COMPANY     |
| -------------  Shares    |___|      |                          |
|                          |   |      | Common Stock:  20,000    |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | Aid Finance-100%         |
                               |      ----------------------------
----------------------------   |
|       DEPOSITORS         |   |      ----------------------------
|    INSURANCE COMPANY     |   |      |         PREMIER          |
|      (DEPOSITORS)        |   |      |         AGENCY           |
|                          |   |      |           INC.           |
| Common Stock:  300,000   |___|______|                          |
| -------------  Shares    |   |      | Common Stock:  100,000   |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | AGI-100%                 |
                               |      ----------------------------
----------------------------   |
|     ALLIED PROPERTY      |   |
|       AND CASUALTY       |   |
|    INSURANCE COMPANY     |   |
|                          |___|
| Common Stock:  300,000   |
| -------------  Shares    |
|                          |
| AGI-100%                 |
----------------------------

                                  NATIONWIDE(R)                                                       (middle)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |______________________________________________________
_______________|           INSURANCE COMPANY            |______________________________________________________
               |              (CASUALTY)                |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
                                    |__________________________________________________________________________
                                    |
                                    |
                      ----------------------------
                      |          ALLIED          |
                      |        GROUP, INC.       |
                      |           (AGI)          |
                      |                          |
                      | Common Stock: 850 Shares |
                      | -------------            |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |
_______________________________________________________________________________________________________________
                                    |                             |
                                    |                             |
                                    |                             |
     ----------------------------   |               ----------------------------
     |   NATIONWIDE MORTGAGE    |   |               |            AMCO          |
     |      HOLDINGS INC.       |   |               |     INSURANCE COMPANY    |
     |          (NMH)           |   |               |           (AMCO)         |
  ___|                          |___|            ___|                          |
 |   | AGI-100%                 |               |   | Common Stock:  300,000   |
 |   |                          |               |   | -------------  Shares    |
 |   |                          |               |   |                          |
 |   ----------------------------               |   | AGI-100%                 |
 |                                              |   ----------------------------
 |   ----------------------------               |
 |   |     NATIONWIDE HOME      |               |   ----------------------------
 |   |  MORTGAGE DISTRIBUTORS   |               |   |          ALLIED          |
 |   |           INC.           |               |   |      GENERAL AGENCY      |
 |___|                          |               |   |         COMPANY          |
 |   | NMHI-100%                |               |___|                          |
 |   |                          |               |   | Common Stock:  5,000     |
 |   |                          |               |   | -------------  Shares    |
 |   ----------------------------               |   |                          |
 |                                              |   | AMCO-100%                |
 |   ----------------------------               |   ----------------------------
 |   |        NATIONWIDE        |               |
 |   |    ADVANTAGE MORTGAGE    |               |   ----------------------------
 |   |      COMPANY (NAMC)      |               |   |                          |
 |___|                          |               |   |       ALLIED TEXAS       |
     | Common Stock:  54,348    |               |   |       AGENCY, INC.       |
     | -------------  Shares    |               |___|                          |
     |                          |               |   |                          |
     | NMHI-89.75%              |               |   | AMCO-100%                |
     ----------------------------               |   |                          |
                   |                            |   |                          |
                   |                            |   ----------------------------
     ----------------------------               |
     |           AGMC           |               |   ----------------------------   ----------------------------
     |      REINSURANCE, LTD.   |               |   |     CALFARM INSURANCE    |   |      CAL-AG INSURANCE    |
     |                          |               |   |           AGENCY         |   |       SERVICES, INC.     |
     | Common Stock:  11,000    |               |   |                          |   |                          |
     | -------------  Shares    |               |___| Common Stock:  1,000     |___| Common Stock:  100       |
     |                          |                   | -------------  Shares    |   | -------------  Shares    |
     | NAMC-100%                |                   |                          |   |                          |
     ----------------------------                   | AMCO-100%                |   | CalFarm Insurance        |
                                                    |                          |   | Agency-100%              |
                                                    ----------------------------   ----------------------------

                                                                                                      (right)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |
_______________|        FIRE INSURANCE COMPANY          |
               |                (FIRE)                  |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
_____________________________________
                                    |
                                    |
                      ----------------------------
                      |        SCOTTSDALE        |
                      |     INSURANCE COMPANY    |
                      |           (SIC)          |
                      |                          |
                      | Common Stock:  30,136    |
                      | -------------  Shares    |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |____________________________________________________________
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |   ----------------------------               ----------------------------
                                    |   |        SCOTTSDALE        |               |      VETERINARY PET      |
                                    |   |       SURPLUS LINES      |               |      SERVICES, INC.      |
                                    |   |     INSURANCE COMPANY    |               |          (VPSI)          |
                                    |___|                          |               |                          |
                                    |   | Common Stock:  10,000    |               | Common Stock:  1,695,985 |
                                    |   | -------------  Shares    |               | -------------  Shares    |
                                    |   |                          |               |                          |
                                    |   | SIC-100%                 |               | SIC-5.1%                 |
                                    |   ----------------------------           |___|                          |
                                    |                                          |   | Preferred-A    403,226   |
                                    |   ----------------------------           |   | -----------    Shares    |
                                    |   |         WESTERN          |           |   |                          |
                                    |   |    HERITAGE INSURANCE    |           |   | SIC-100%                 |
                                    |   |         COMPANY          |           |   |                          |
                                    |___|                          |           |   | Preferred-B    250,596   |
                                        | Common Stock:  4,776,076 |           |   | -----------    Shares    |
                                        | -------------  Shares    |           |   |                          |
                                        |                          |           |   | SIC-96.5%                |
                                        | SIC-100%                 |           |   ----------------------------
                                        ----------------------------           |
                                                                               |   ----------------------------
                                                                               |   |      VETERINARY PET      |
                                                                               |   |       INSURANCE CO.      |
                                                                               |   |                          |
                                                                               |___|                          |
                                                                               |   | VPSI-100%                |
                                                                               |   |                          |
                                                                               |   |                          |
                                                                               |   ----------------------------
                                                                               |
                                                                               |   ----------------------------
                                                                               |   |       DVM INSURANCE      |
                                                                               |   |        AGENCY, INC.      |
                                                                               |___|                          |
                                                                               |   | VPSI-100%                |
                                                                               |   |                          |
                                                                               |   ----------------------------
                                                                               |
                                                                               |   ----------------------------
                                                                               |   |     VPI SERVICES, INC.   |
                                                                               |___|                          |
                                                                                   | VPSI-100%                |
                                                                                   |                          |
                                                                                   ----------------------------


                                                                                      Subsidiary Companies      -- Solid Line
                                                                                      Contractual Association   -- Double Line
                                                                                      Limited Liability Company -- Dotted Line

                                                                                      March 31, 2003

________________________________________________________________________________
|                   |
|                   |
|                   |
|   ---------------------------------       ---------------------------------
|   |    NATIONWIDE TOWARZYSTWO     |       |  NATIONWIDE GLOBAL HOLDINGS,  |
|   |    UBEZPIECZEN NA ZYCIE SA    |       |     INC.-LUXEMBOURG BRANCH    |
|   |                               |       |             (BRANCH)          |
|   |Common Stock: 1,952,000 Shares |       |                               |___
|   |------------                   |       |                               |
|   |                               |       |                               |
|   |NGH-100%                       |       | Endowment Capital-            |
|   ---------------------------------       ---------------------------------
|                                                           |
|   ---------------------------------       ---------------------------------
|   |                               |       |                               |
|   |          NATIONWIDE           |       |     NGH LUXEMBOURG S.A.       |
|   |      FINANCIAL SP. Z O.O.     |       |          (LUX SA)             |
|___|                               |       |Common Stock:      5,894 Shares|
|   |Common Stock: 40,950 Shares    |    ___|------------                   |___
|   |------------                   |   |   |                               |
|   |                               |   |   |                               |
|   |                               |   |   |                               |
|   |NGH-100%                       |   |   |BRANCH-99.98%                  |
|   ---------------------------------   |   ---------------------------------
|                                       |
|   ---------------------------------   |   ---------------------------------
|   |      SIAM AR-NA-KHET          |   |   |         NGH UK, LTD.          |
|   |     COMPANY LTD. (SIAM)       |   |   |                               |
|---|                               |   |   |                               |
|   |                               |   |___|                               |
|   |                               |   |   |                               |
|   |                               |   |   |                               |
|   |NGH-48.99%                     |   |   |                               |
|   ---------------------------------   |   |LUX SA-100%                    |
|                   |                   |   ---------------------------------
|                   |                   |
|                   |                   |
|   ---------------------------------   |
|   |  NATIONWIDE LIFE ASSURANCE    |   |   ---------------------------------
|   |        COMPANY, LTD.          |   |   |   NATIONWIDE GLOBAL HOLDINGS  |
|   |                               |   |   |   -NGH BRASIL PARTICIPACOES,  |
|   |                               |   |   |       LTDA (NGH BRASIL)       |
|   |NGH-24.3%                      |   |___|                               |
|   |SIAM-37.7%                     |   |   |        Shares                 |
|   ---------------------------------   |   |        ------                 |
|                                       |   |LUX SA 6,164,899               |
|                                       |   |NGH    1                       |
|                                       |   ---------------------------------
|   --------------------------------|   |                   |
|   |     SBSC LTD (THAILAND)       |   |                   |
|   |Common Stock:           24,500 |   |   ---------------------------------
|   |------------                   |   |   |    NATIONWIDE MARTIMA VIDA e  |
|   |Shares                         |   |   |       PREVIDENCIA SA          |
|---|                               |   |   |                               |
    |NGH-.01%                       |   |   |Common Stock: 134,822,225      |
    |                               |   |   |------------  Shares           |
    |SIAM-48.98%                    |   |   |                               |
    ---------------------------------   |   |                               |
                                        |   |DPSA-86.4%                     |
                                        |   ---------------------------------
    ---------------------------------   |                   |
    |     PANEUROLIFE (PEL)         |   |   ---------------------------------
    |                               |   |   |   CLARIENT LIFE INSURANCE     |
    |Common Stock:  1,300,000 Shares|   |___|                               |
    |------------                   |___|   |Common Stock: 65,000 Shares    |
    |                               |   |   |------------                   |
    |                               |   |   |                    Shares     |
    |LUX SA-100%                    |   |   |                    ------     |
    |LUF                            |   |   |LUX SA-100%         64,999     |
    ---------------------------------   |   |NGH                      1     |
                  |                     |   ---------------------------------
                  |                     |                   |
    ---------------------------------   |   ---------------------------------
    |      VERTBOIS, SA             |   |___|                               |
    |                               |       |                               |
    |                               |       |       DANICA LIFE S. A        |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    | PEL-99.99%                    |       |                               |
    | LUX SA-.01%                   |       |LUX SA-100%                    |
    ---------------------------------       ---------------------------------

                                                                        (middle)


                                     NATIONWIDE(R)

    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |           --------------------
   |                   |___________|NATIONWIDE MUTUAL |________________________
   |Guaranty Fund      |___________|INSURANCE COMPANY |________________________
   |Certificate        |           |    (CASUALTY)    |
   |                   |           |   (See Page 1)   |
   |Casualty           |           --------------------
   |   (See Page 1)    |                    |
    -------------------                     |
                            -----------------------------------
                            | NATIONWIDE CORPORATION (NW CORP) |
                            |     Common Stock:    Control     |
                            |     -------------    -------     |
                            |     13,642,432         100%      |
                            |                                  |
                            |            Shares                |
                            |            ------                |
                            |Casualty   12,992,922             |
                            |Fire          649,510             |
                            ---------------------------------
                                             |
                                             |
                         ___________________________________________________________________________________________________________
_______                 |                                               |                                        |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |   |      NATIONWIDE GLOBAL        |             |           NATIONWIDE          |        |      NATIONWIDE FINANCIAL     |
       |   |     HOLDINGS, INC. (NGH)      |             |        SECURITIES, INC.       |        |      SERVICES, INC. (NFS)     |
       |   |                               |             |                               |        |                               |
_______|___|Common Stock:       1 Share    |             |Common Stock:   7,676 Share    |        |Common Stock:  Control         |
       |   |------------                   |             |------------                   |        |------------   -------         |
       |   |                               |             |                               |        |Class A      Public-100%       |
       |   |                               |             |                               |        |Class B      NW Corp-100%      |
       |   |NW Corp.-100%                  |             |NW Corp.-100%                  |        |       (See Page 4)            |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |
       |   ---------------------------------
       |   |    NATIONWIDE GLOBAL LIMITED  |
       |   |                               |
       |   |Common Stock: 20,343,752 Shares|
       |___|------------                   |
       |   |                   Shares      |
       |   |                   ------      |
       |   |NGH                20,343,751  |
       |   |LUX SA             1           |
       |   ---------------------------------
       |
       |   ---------------------------------
       |   |             NGH               |
       |   |       NETHERLANDS B.V.        |
       |   |                               |
       |___|Common Stock:         40 Shares|
       |   |------------                   |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
       |   ---------------------------------
       |
       |
       |   ---------------------------------
       |   |      NATIONWIDE GLOBAL        |
       |   |         JAPAN, INC.           |
       |___|                               |
       |   |Common Stock:        100 Shares|
       |   |------------                   |
       |   |                               |
       |   |NGH - 100%                     |
       |   ---------------------------------
       |
       |   ---------------------------------
       |   |            NATIONWIDE         |
       |   |       SERVICES SP. Z O.O.     |
       |   |                               |
       |   |Common Stock:         80 Shares|
       |___|------------                   |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
       |   ---------------------------------
       |   ---------------------------------
       |   |        NATIONWIDE GLOBAL      |
       |   |          FINANCE, LLC         |
       |   |                               |
       |---|     Single Member Limited     |
           |        Liability Company      |
           |                               |
           |                               |
           |NGH-100%                       |
           ---------------------------------

                                                                    (right side)

                                 -------------------------
                                 |NATIONWIDE MUTUAL      |
_________________________________|FIRE INSURANCE COMPANY |
_________________________________|       (FIRE)          |
                                 |    (See Page 1)       |
                                 -------------------------



________________________________________________________________
               |                                               |
               |                                               |
 ---------------------------------            ---------------------------------
 |      GARTMORE GLOBAL ASSET    |            |       GATES, MCDONALD         |
 |         MANAGEMENT TRUST      |            |      & COMPANY (GATES)        |
 |             (GGAMT)           |            |                               |
 |                               |       _____|Common Stock:        254 Shares|
 |                               |       |    |------------                   |
 |                               |       |    |                               |
 |NW Corp-100%                   |       |    |                               |
 |           (See Page 6)        |       |    |NW Corp.-100%                  |
 ---------------------------------       |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |    MEDPROSOLUTIONS, INC.      |
                                         |    |                               |
                                         |    |                               |
                                         |____|                               |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |    COMPANY OF NEW YORK, INC.  |
                                         |    |                               |
                                         |____|Common Stock:       3 Shares   |
                                         |    |------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |       COMPANY OF NEVADA       |
                                         |    |                               |
                                         |    |Common Stock:         40 Shares|
                                         |____|------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATESMCDONALD          |
                                         |    |      HEALTH PLUS, INC.        |
                                         |    |                               |
                                         |____|Common Stock:        200 Shares|
                                              |------------                   |
                                              |                               |
                                              |Gates-100%                     |
                                              ---------------------------------

                                        Subsidiary Companies      -- Solid Line
                                        Contractual Association   -- Double Line
                                        Limited Liability Company -- Dotted Line
                                        March 31, 2003

                                                                     (left side)



    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |
   |                   |________________________
   |Guaranty Fund      |________________________
   |Certificate        |
   |                   |
   |Casualty           |
   |   (See Page 1)    |
   --------------------


          __________________________________________________________________________________________________
          |                                  |                      |
---------------------------    ----------------------------------   |   -----------------------------
|   NATIONWIDE FINANCIAL  |    |   NATIONWIDE LIFE INSURANCE    |   |   |       TBG INSURANCE       |
|  SERVICES CAPITAL TRUST |    |     COMPANY (NW LIFE)          |   |   |    SERVICES CORPORATION   |
|                         |    |                                |   |   |                           |
| Preferred Stock:        | ___| Common Stock: 3,814,779 Shares |   |___|                           |
| ---------------         | |  | ------------                   |   |   |                           |
|                         | |  |                                |   |   |                           |
|                         | |  |                                |   |   |                           |
| NFS-100%                | |  | NFS-100%                       |   |   | NFS-63%                   |
--------------------------- |  ----------------------------------   |   -----------------------------
                            |                                       |
                            |                                       |   -----------------------------
                            |  ----------------------------------   |   |   CAP PRO HOLDING, INC.   |
                            |  |      NATIONWIDE LIFE AND       |   |   |                           |
                            |  |   ANNUITY INSURANCE COMPANY    |   |   |                           |
                            |  |                                |   |   |                           |
                            |__| Common Stock: 66,000 Shares    |   |___|                           |
                            |  | ------------                   |       |                           |
                            |  |                                |       |                           |
                            |  | NW Life-100%                   |       | NFS-63%                   |
                            |  ----------------------------------       -----------------------------
                            |
                            |  ----------------------------------
                            |  |      NATIONWIDE INVESTMENT     |
                            |  |      SERVICES CORPORATION      |
                            |  |                                |
                            |__| Common Stock: 5,000 Shares     |
                            |  | ------------                   |
                            |
                            |  |                                |
                            |  |                                |
                            |  | NW Life-100%                   |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |      NATIONWIDE FINANCIAL      |
                            |__|       ASSIGNMENT COMPANY       |
                            |  |                                |
                            |  | NW LIFE-100%                   |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  | NATIONWIDE PROPERTIES LTD.     |
                            |  |                                |
                            |  | Units:                         |
                            |__| -----                          |
                            |  | NW LIFE-97.6%                  |
                            |  | Casualty-2.4%                  |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |    NATIONWIDE COMMUNITY        |
                            |  |   DEVELOPMENT CORP., LLC       |
                            |  |                                |
                            |--| Units:                         |
                            |  | -----                          |
                            |  | NW LIFE-67%                    |
                            |  | NW Indemnity-33%               |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |     NATIONWIDE AFFORDABLE      |
                            |  |         HOUSING, LLC           |
                            |--|                                |
                               | NW Life-45%                    |
                               | NW Indemnity-45%               |
                               ----------------------------------

                                                                        (middle)

                                         NATIONWIDE(R)

                         ---------------------
   ______________________| NATIONWIDE MUTUAL |_________________________________
   ______________________| INSURANCE COMPANY |_________________________________
                         |    (CASUALTY)     |                  |
                         |   (See Page 1)    |                  |
                         ---------------------                  |
                                                                |
                                          ---------------------------------------------
                                          |      NATIONWIDE CORPORATION (NW CORP)     |
                                          |          Common Stock:    Control:        |
                                          |          ------------     -------         |
                                          |            13,642,432       100%          |
                                          |               Shares                      |
                                          |               ------                      |
                                          | Casualty    12,992,922                    |
                                          | Fire           649,510                    |
                                          ---------------------------------------------
                                                                |
                                                                |
                                               ------------------------------------
                                               |      NATIONWIDE FINANCIAL        |
                                               |      SERVICES, INC. (NFS)        |
                                               | Common Stock:       Control      |
                                               | ------------        -------      |
                                               | Class A             Public-100%  |
                                               | Class B             NW Corp-100% |
                                               ------------------------------------
                                                                |
                                                                |
          _________________________________________________________________________________________________________________________
                                      |                                 |                                       |
                        -----------------------------       ----------------------------        -----------------------------------
                        |     NATIONWIDE TRUST      |       |   NFS DISTRIBUTORS, INC. |        |    NATIONWIDE FINANCIAL         |
                        |       COMPANY, FSB        |       |          (NFSDI)         |        |  SERVICES CAPITAL TRUST II      |
                        |                           |       |                          |        |                                 |
                        | Common Stock: 2,800,000   |       |                          |        |                                 |
                        | ------------  Shares      |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        | NFS-100%                  |       |  NFS-100%                |        | NFS-100%                        |
                        -----------------------------       ----------------------------        -----------------------------------
                                                                        |                                       |
                                      _____________________________________________________________________________________________
                                      |                                 |                  |                    |
                                      |                                 |                  |                    |
                        -----------------------------       ----------------------------   |    -----------------------------------
                        |    NATIONWIDE FINANCIAL   |       |    NATIONAL DEFERRED     |   |    |                                 |
                        |  INSTITUTION DISTRIBUTORS |       |    COMPENSATION, INC.    |   |    |   THE 401(K) COMPANIES, INC.    |
                        |    AGENCY, INC. (NFIDAI)  |       |                          |   |    |          (401(K))               |
                        |                           |       |                          |   |    |                                 |
                        | Common Stock: 1,000 Shares|       |                          |   |    |                                 |
                        | ------------              |       |                          |   |    |                                 |
                        |                           |       |                          |   |    |                                 |
                        | NFSDI-100%                |       | NFSDI-100%               |   |    | NFSDI-100%                      |
                        -----------------------------        ---------------------------   |    -----------------------------------
                                      |||                               ||                 |                    |
    --------------------------------- ||| ----------------------------- ||   --------------------------------   |
    |    FINANCIAL HORIZONS         | ||| |                           | ||   |     NATIONWIDE RETIREMENT    |   |
    |    DISTRIBUTORS AGENCY        | ||| |                           | ||   |      PLAN SERVICES, INC.     |   |
    |     OF ALABAMA, INC.          | ||| |        FLORIDA            | ||   |                              |   |
    | Common Stock: 10,000 Shares   |_||| |        RECORDS            |_||   |   Common Stock:  Control     |   |
    | ------------                  | ||| |    ADMINISTRATOR, INC     |__|   |   -------------  -------     |   |
    |                               | ||| |                           |      |  Class A        NFS-100%     |   |
    |                               | ||| |                           |      |  Class B      NFSDI-100%     |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |                              |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |    LANDMARK FINANCIAL         | ||| |                           |      |      401(k) INVESTMENT       |   |
    |       SERVICES OF             | ||| |                           |      |      SERVICES, INC.          |   |
    |      NEW YORK, INC.           | ||| |    FINANCIAL HORIZONS     |      |                              |   |
    | Common Stock: 10,000 Shares   | |||_|       DISTRIBUTORS        |      |Common Stock: 1,000,000 Shares|___|
    | ------------                  |_|||_|   AGENCY OF OHIO, INC     |      |-------------                 |   |
    |                               | ||| |                           |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |    FINANCIAL HORIZONS         | ||| |                           |      |      401(k) INVESTMENT       |   |
    |      SECURITIES CORP.         | ||| |                           |      |       ADVISORS, INC.         |   |
    |                               | ||| |    FINANCIAL HORIZONS     |      |                              |   |
    | Common Stock: 10,000 Shares   | |||_|       DISTRIBUTORS        |      |Common Stock: 1,000 Shares    |___|
    | ------------                  |_|||_|        AGENCY OF          |      |-------------                 |   |
    |                               | ||| |      OKLAHOMA, INC        |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |   AFFILIATE AGENCY, INC.      | ||| |                           |      |    THE 401(k) COMPANY        |   |
    |                               | ||| |                           |      |                              |   |
    | Common Stock: 100 Shares      | ||| |    FINANCIAL HORIZONS            |Common Stock: 855,000 Shares  |   |
    | ------------                  |_|||_|       DISTRIBUTORS        |      |-------------                 |___|
    |                               | |||_|   AGENCY OF TEXAS, INC    |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| ------------------------------     --------------------------------   |
    |    NATIONWIDE FINANCIAL       | ||| |      AFFILIATE AGENCY      |     |                              |   |
    |  INSTITUTION DISTRIBUTORS     | ||| |        OF OHIO, INC.       |     |                              |   |
    |INSURANCE AGENCY, INC. OF MASS.| |||_|                            |     |  RIVERVIEW AGENCY, INC.      |___|
    | Common Stock: 100 Shares      |_||__| Common Stock: 750 Shares   |     |                              |___|
    | ------------                  | |   | ------------               |     |                              |
    |                               | |   |                            |     |                              |
    | NFIDAI-100%                   | |   | NFIDAI-100%                |     |                              |
    --------------------------------- |   ------------------------------     --------------------------------
                                      |
    --------------------------------- |
    |    NATIONWIDE FINANCIAL       | |
    |  INSTITUTION DISTRIBUTORS     | |
    | AGENCY, INC. OF NEW MEXICO    | |
    | Common Stock: 100 Shares      |_|
    | ------------                  |
    |                               |
    | NFIDAI-100%                   |
    ---------------------------------

                                                                    (right side)

            -------------------------
            |    NATIONWIDE MUTUAL   |
____________| FIRE INSURANCE COMPANY |
____________|          (FIRE)        |
            |     (See Page 1)       |
            --------------------------


 _______________________________________________________________________________________________________________
                                      |                                   |                                    |
                       --------------------------------      -----------------------------      -------------------------------
                       |  PENSION ASSOCIATES, INC.    |      | NATIONWIDE LIFE INSURANCE |      |     NATIONWIDE FINANCIAL     |
                       |                              |      |    COMPANY OF AMERICA     |      |    SERVICES, (BERMUDA) LTD.  |
                       | Common Stock: 1,000 Shares   |      |         (NLICA)           |      |            (NFSB)            |
                       | ------------                 |      |                           |      | Common Stock: 250,000 Shares |
                       |                              |      |                           |      |                              |
                       |                              |      |                           |      |                              |
                       | NFS-100%                     |      | NFS-100%      (See Page 5)|      | NFS-100%                     |
                       --------------------------------      -----------------------------      -------------------------------
                                                                                                               |
 _______________________________________                                                                       |
                                       |                                                                       |
                        --------------------------------                                        --------------------------------
                        |    NATIONWIDE RETIREMENT     |                                        |     NFSB INVESTMENTS LTD.    |
                        |    SOLUTIONS, INC. (NRS)     |                                        |                              |
                        |                              |                                        | Common Stock: 12,000 Shares  |
                        | Common Stock: 236,494 Shares |__                                      | ------------                 |
                        | -------------                |  |                                     |                              |
                        |                              |  |                                     |                              |
                        | NFSDI-100%                   |  |                                     | NFSB-100%                    |
                        --------------------------------  |                                     --------------------------------
                                                          |
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |         ALABAMA              | | |        NEW MEXICO         |
                         | Common Stock: 10,000 Shares  |_|_| Common Stock: 1,000 Shares|
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |         ARIZONA              | | |        SO. DAKOTA         |
                         | Common Stock: 1,000 Shares   |_|_| Common Stock: 1,000 Shares|
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |        ARKANSAS              | | |         WYOMING           |
                         | Common Stock: 50,000 Shares  |_|_| Common Stock: 500 Shares  |
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |      SOLUTIONS, INS.         | | |                           |
                         |        AGENCY, INC.          | |_|   NATIONWIDE RETIREMENT   |
                         | Common Stock: 1,000 Shares   |_|_|    SOLUTIONS, INC. OF     |
                         | ------------                 | | |           OHIO            |
                         |                              | | |                           |
                         | NRS-100%                     | | |                           |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |    SOLUTIONS, INC. OF        | | |                           |
                         |         MONTANA              | | |   NATIONWIDE RETIREMENT   |
                         |                              | |_|    SOLUTIONS, INC. OF     |
                         | Common Stock: 500 Shares     |_|_|         OKLAHOMA          |
                         | ------------                 | | |                           |
                         |                              | | |                           |
                         | NRS-100%                     | | |                           |
                         -------------------------------  | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |    SOLUTIONS, INC. OF        | | |                           |
                         |          NEVADA              | | |   NATIONWIDE RETIREMENT   |
                         | Common Stock: 1,000 Shares   | |_|    SOLUTIONS, INC. OF     |
                         | ------------                 |_|_|           TEXAS           |
                         |                              |   |                           |
                         | NRS-100%                     |   |                           |
                         --------------------------------   -----------------------------

                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       March 31, 2003

                                                                     (left side)

                                                             NATIONWIDE(R)

  ---------------------           --------------------------
  | FARMLAND MUTUAL   |___________|    NATIONWIDE MUTUAL   |____________________________
  | INSURANCE COMPANY |___________|    INSURANCE COMPANY   |____________________________
  |                   |           |      (CASUALTY)        |                |
  |  Guaranty Fund    |           |      (See Page 1)      |                |
  |  -------------    |           --------------------------                |
  |  Certificate      |                                                     |
  |  -----------      |                                                     |
  |                   |                                                     |
  |  Casualty         |                                                     |
  |     (See Page 1)  |                                                     |
  ---------------------                                                     |
                                                                            |
                                                                            |
                                                                            |
                                                        ------------------------------------------
                                                        |    NATIONWIDE CORPORATION (NW CORP)    |
                                                        |                                        |
                                                        |       Common Stock:     Control:       |
                                                        |       -------------     --------       |
                                                        |       13,642,432        100%           |
                                                        |                                        |
                                                        |            Shares                      |
                                                        |            ------
                                                        | Casualty   12,992,922                  |
                                                        | Fire          649,510                  |
                                                        ------------------------------------------
                                                                             |
                                                                             |
                                                                             |
                                                              ---------------------------------
                                                              |     NATIONWIDE FINANCIAL      |
                                                              |     SERVICES, INC. (NFS)      |
                                                              |                               |
                                                              | Common Stock:   Control       |
                                                              | -------------   -------       |
                                                              | Class A         Public - 100% |
                                                              | Class B         NW Corp - 100%|
                                                              ---------------------------------
                                                                              |
                                                                              |
                                                                              |
                                                               ----------------------------------
                                                               |  NATIONWIDE LIFE INSURANCE     |
                                                               |      COMPANY OF AMERICA        |
                        _______________________________________|           (NLICA)              |
                        |                             |        |                                |
                        |                             |        | NFS - 100%                     |
                        |                             |        ----------------------------------
                        |                             |                               |
                        |                             |                               |
                        |                             |                               |
          -----------------------------   -----------------------------     -----------------------
          |    NATIONWIDE LIFE AND    |   | NATIONWIDE LIFE INSURANCE |     |      NATIONWIDE     |
          |     ANNUITY COMPANY OF    |   |    COMPANY OF DELAWARE    |     |  PROVIDENT HOLDING  |
          |          AMERICA          |   |                           |  ___|       COMPANY       |___
          |                           |   |                           |  |  |        (NPHC)       |
          |                           |   |                           |  |  |                     |
          | NLICA - 100%              |   | NLICA - 100%              |  |  |    NLICA - 100%     |
          -----------------------------   -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     WASHINGTON SQUARE     |  |  |   FOUR P FINANCE    |
                                          |      ADMINISTRATIVE       |  |  |      COMPANY        |
                                          |       SERVICES, INC.      |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |                           |  |  |                     |
                                          |          SOFTWARE         |  |  |     NATIONWIDE      |
                                          |        DEVELOPMENT        |  |  |     PROVIDENT       |
                                          |           CORP.           |__|__| DISTRIBUTORS, INC.  |
                                          |                           |  |  |                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     RF ADVISERS, INC.     |  |  |    DELFI REALTY     |
                                          |                           |  |  |    CORPORATION      |
                                          |                           |  |  |                     |
                                          |                           |__|__|                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |         PNAM, INC.        |  |  |   INSTITUTIONAL     |
                                          |                           |  |  |   CONCEPTS, INC.    |
                                          |                           |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     PROVESTCO, INC.       |  |  |    1717 CAPITAL     |
                                          |                           |  |  | MANAGEMENT COMPANY  |___
                                          |                           |__|__|                     |___
                                          |                           |     |                     |
                                          | NPHC - 100%               |     | NPHC - 100%         |
                                          -----------------------------     -----------------------

                                                                    (right side)

          -------------------------------------
          |         NATIONWIDE MUTUAL         |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------













     -----------------------------   -----------------------------
     |      RCMD FINANCIAL       |   |      1717 BROKERAGE       |
     |      SERVICES, INC.       |   |      SERVICES, INC.       |
     |         (RCMD)            |   |           (BSI)           |
_____|                           |___|                           |
  |  |                           |   |                           |
  |  |  NPHC - 100%              |   |  RCMD - 100%              |
  |  -----------------------------   -----------------------------
  |                |                               |
  |                |                               |
  |  -----------------------------   -----------------------------
  |  |       1717 ADVISORY       |   |       1717 INSURANCE      |
  |  |       SERVICES, INC.      |   |        AGENCY OF          |
  |  |                           |   |      MASSACHUSETTS, INC.  |
  |  |                           |   |                           |
  |  |  RCMD - 100%              |   |  BSI - 100%               |
  |  -----------------------------   -----------------------------
  |
  |
  |  -----------------------------
  |  |       MARKET STREET       |
  |  |        INVESTMENT         |
  |__|      MANAGEMENT COMPANY   |
     |                           |
     |        NPHC - 100%        |
     -----------------------------







    -----------------------------
    |                           |
 ___|     1717 INSURANCE        |
 ___|   AGENCY OF TEXAS, INC.   |
    |                           |
    -----------------------------

                                         Subsidiary Companies      - Solid Line
                                         Contractual Association   - Double Line
                                         Limited Liability Company - Dotted Line

                                         March 31, 2003

                                                                     (left side)

                ---------------------
                |  FARMLAND MUTUAL  |
                | INSURANCE COMPANY |
                |                   |
                |Guaranty Fund      |
                |-------------      |_______________________
                |Certificate        |_______________________
                |-----------        |
                |                   |
                |Casualty           |
                |   (See Page 1)    |
                ---------------------

              _________________________________________________________________
              |                |                |                 _____________
 ---------------------------   |                |                |
|     AUDENSTAR LIMITED     |  |   ---------------------------   |
|           (AL)            |  |  |     NATIONWIDE ASSET      |  |
|                           |  |  | MANAGEMENT HOLDINGS, LTD. |  |
|                           |  |  |         (NAMHL)           |  |
|                           |  |  |                           |  |
| GGAMT - 100%              |  |  |                           |  |
 ---------------------------   |  | GGAMT - 100%              |  |
              |                |   ---------------------------   |
 ---------------------------   |                |                |
|  RIVERVIEW INTERNATIONAL  |  |   ---------------------------   |
|        GROUP, INC.        |  |  |    NATIONWIDE UK ASSET    |  |
|           (RIG)           |  |  | MANAGEMENT HOLDINGS, LTD. |  |
|                           |__|  |         (NUKAMHL)         |  |
|                           |     |                           |  |
| GGAMT - 79%               |     |                           |  |
| AL - 21%                  |     |                           |  |
 ---------------------------      | NAMHL - 100%              |  |
              |                    ---------------------------   |
              |                                 |                |
 ---------------------------       ---------------------------   |
|  GARTMORE RIVERVIEW, LLC  |     |   NATIONWIDE UK HOLDING   |  |
|                           |     |       COMPANY, LTD.       |  |
|                           |     |        (NUKHCL)           |  |
|                           |     |                           |  |
|                           |     |                           |  |
| RIG - 70%                 |     | NUKAMHL - 96.37%          |  |
 ---------------------------       ---------------------------   |
                                                |                |
                                   ---------------------------   |
                                  |     ASSET MANAGEMENT      |  |
                                  |       HOLDINGS PLC        |  |
                                  |         (AMH)             |  |
                                  |                           |  |
                                  |                           |  |
                                  | NUKHCL - 100%             |  |
                                   ---------------------------   |
                                                |                |
                                   ---------------------------   |
                                  |    GARTMORE INVESTMENT    |  |
                                  |       MANAGEMENT PLC      |  |
                                  |           (GIM)           |__|
                                  |                           |
                                  | AMH - 99.99%              |
                                  | GNL - .01%                |
                                   ---------------------------

                                                                        (middle)

                              NATIONWIDE(R)

 -------------------
| NATIONWIDE MUTUAL |____________________________________________________________________________
| INSURANCE COMPANY |____________________________________________________________________________
|   (CASUALTY)      |               |
|  (See Page 1)     |               |
 -------------------                |
                 ----------------------------------------
                |    NATIONWIDE CORPORATION (NW CORP)    |
                |       Common Stock:   Control:         |
                |        ------------    -------         |
                |       13,642,432       100%            |
                |             Shares                     |
                |  Casualty   12,992,922                 |
                |  Fire          649,510                 |
                 ----------------------------------------
                                    |
                                    |
                   -------------------------------------
                  |          GARTMORE GLOBAL            |
                  |          ASSET MANAGEMENT           |
                  |           TRUST (GGAMT)             |
                  |                                     |
                  |       NW Corp.-100%                 |
                   -------------------------------------
                                   |
                                   |
 ________________________________________________________________________________________________
 ________________________________________________________________________________________________
                     |             |                                    --------------------------
      --------------------------   |   --------------------------      | GARTMORE INVESTMENT LTD. |
     |    GARTMORE INVESTMENT   |  |  |    GARTMORE FUND         |     |          (GIL)           |
     |       SERVICES LTD.      |  |  |    MANAGERS LTD.         | |__ |                          |
  ___|          (GISL)          |  |__|       (GFM)              | |   |                          |
  |  |                          |  |  |                          | |   | GIM - 99.9%              |
  |  | GIM - 80%                |  |  | GIM - 99.99%             | |   | GNL - 0.1%               |
  |  | GNL - 20%                |  |  | GNL - .01%               | |    --------------------------
  |   --------------------------   |   --------------------------  |                |
  |                                |                |              |    --------------------------
  |   --------------------------   |   --------------------------  |   |      GARTMORE JAPAN      |
  |  |                          |  |  |                          | |   |         LIMITED          |
  |  |    GARTMORE INVESTMENT   |  |  |     FENPLACE LIMITED     | |   |                          |
  |  |       SERVICES GMBH      |  |  |                          | |   |                          |
  |__|                          |  |  |                          | |   |                          |
  |  |                          |  |  |                          | |   | GIL - 100%               |
  |  |                          |  |  | GFM - 100%               | |   |                          |
  |  | GISL - 100%              |  |  |                          | |    --------------------------
  |   --------------------------   |   --------------------------  |
  |                                |                               |    --------------------------
  |   --------------------------   |   --------------------------  |   |    GARTMORE 1990 LTD.    |
  |  |  GARTMORE FUND MANAGERS  |  |  | GARTMORE SECURITIES LTD. | |   |                          |
  |  |  INTERNATIONAL LIMITED   |  |  |          (GSL)           | |___|                          |
  |__|         (GFMI)           |  |__|                          | |   |                          |
     |                          |     |                          | |   | GIM - 50%                |
     | GISL - 99.99%            |     | GIM - 99.99%             | |   | GSL - 50%                |
     | GSL - .01%               |     | GNL - .01%               | |    --------------------------
      --------------------------       --------------------------  |
                     |                                             |    --------------------------
      --------------------------                                   |   |   GARTMORE INDOSUEZ UK   |
     |   GARTMORE SECRETARIES   |                                  |   | RECOVERY FUND (G.P.) LTD.|
     |      (JERSEY) LTD.       |                                  |___|                          |
     |                          |                                  |   |                          |
     | GFMI - 94%               |                                  |   | GIM - 50%                |
     | GSL - 3%                 |                                  |   | GNL - 50%                |
     | GIM - 3%                 |                                  |    --------------------------
      --------------------------                                   |
                                                                   |    --------------------------
                                                                   |   |GARTMORE 1990 TRUSTEE LTD.|
                                                                   |   |    (GENERAL PARTNER)     |
                                                                   |___|                          |
                                                                       |                          |
                                                                       | GIM - 50%                |
                                                                       | GSL - 50%                |
                                                                        --------------------------

          -------------------------------------
          |        NATIONWIDE MUTUAL          |
          |      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------









___________________________________________________________________
                                                                  |
 _________________________________________________                |
|                                                |                |
|   --------------------------       --------------------------   |   --------------------------
|  |  DAMIAN SECURITIES LTD.  |     |    GARTMORE CAPITAL      |  |  |    GARTMORE GLOBAL       |
|  |                          |     |     MANAGEMENT LTD.      |  |  |  INVESTMENT, INC. (GGI)  |
|__|                          |     |          (GCM)           |  |__|                          |
|  |                          |     |                          |  |  |        See Page 7        |
|  | GIM - 50%                |     | GIM - 99.99%             |  |  |                          |
|  | GSL - 50%                |     | GSL - 0.1%               |  |  |                          |
|   --------------------------       --------------------------   |   --------------------------
|                                                |                |   --------------------------
|   --------------------------       --------------------------   |  |     GARTMORE GLOBAL      |
|  |  GARTMORE NOMINEES LTD.  |     |    GARTMORE U.S. LTD.    |  |  |      VENTURES, INC.      |
|  |          (GNL)           |     |         (GUS)            |  |__|                          |
|__|                          |     |                          |     |                          |
|  |                          |     |                          |     |                          |
|  |                          |     |                          |     |                          |
|  | GIM - 99.99%             |     |                          |     | GGAMT - 100%             |
|  | GSL - .01%               |     | GCM - 100%               |      --------------------------
|   --------------------------       --------------------------
|                                                |
|   --------------------------       --------------------------
|  |     GARTMORE PENSION     |     | GARTMORE GLOBAL PARTNERS |
|  |       TRUSTEES, LTD.     |     |    (GENERAL PARTNER)     |
|__|                          |     |                          |
|  |                          |     |                          |
|  | GIM - 99%                |     | GUS - 50%                |
|  | GSL - 1%                 |     | GSL - 50%                |
|   --------------------------       --------------------------
|
|   --------------------------
|  |    GIL NOMINEES LTD.     |
|  |                          |
|__|                          |
   |                          |
   | GIM - 50%                |
   | GSL - 50%                |
    --------------------------



                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       March 31, 2003

                                                                     (left side)

                                                 NATIONWIDE(R)

 -------------------
|  FARMLAND MUTUAL  |
| INSURANCE COMPANY |        --------------------
|                   |       | NATIONWIDE MUTUAL |_____________________________
|Guaranty Fund      |_______| INSURANCE COMPANY |_____________________________
|Certificate        |_______|                   |      |
|                   |       |     (CASUALTY)    |      |
|   Casualty        |       |    (See Page 1)   |      |
|  (See Page 1)     |       ---------------------      |
---------------------                                  |
                                                       |
                                   ------------------------------------------
                                   |     NATIONWIDE CORPORATION (NW CORP)   |
                                   |       Common Stock:      Control:      |
                                   |       13,642,432         100%          |
                                   |           Shares                       |
                                   |Casualty  12,992,922                    |
                                   |Fire         649,510                    |
                                   ------------------------------------------
                                                       |
                                                       |
                                      ------------------------------------
                                      |         GARTMORE GLOBAL          |
                                      |         ASSET MANAGEMENT         |
                                      |           TRUST (GGAMT)          |
                                      |                                  |
                                      |NW Corp.- 100%                    |
                                      ------------------------------------
                                                       |
                                                       |
                                      -------------------------------------
                                      |         GARTMORE GLOBAL           |
                                      |      INVESTMENTS, INC. (GGI)      |
                                      |                                   |
                                  ____| Common Stock: 958,750 Shares      |
                                  |   | GGAMT-94%                         |
                                  |   | Preferred Stock: 500,000 Shares   |
                                  |   | GGAMT-100%                        |
                                  |   -------------------------------------
                                  |                    |
                                  |                    |
                                  |   -------------------------------------
                                  |   |       GARTMORE S.A. CAPITAL       |
                                  |   |            TRUST (GSA)            |
                                  |   |                                   |____
                                  |   |                                   |
                                  |   |      DELAWARE BUSINESS TRUST      |
                                  |   -------------------------------------
                                  |                    |
                                  |                    |
                                  |   --------------------------------------
                                  |   |         GARTMORE EMERGING          |
                                  |   |           MANAGERS, LLC            |
                                  |   |               (GEM)                |___
                                  |   |                                    |   |
                                  |   |                                    |   |
                                  |   | GSA-100%                           |   |
                                  |   --------------------------------------   |
                                  |                    |                       |
                                  |                    |                       |
                                  |   ---------------------------------------  |
                                  |   |            NORTHPOINTE              |  |
                                  |   |            CAPITAL LLC              |--|
                                  |   |                                     |  |
                                  |   | GEM-65%                             |  |
                                  |   ---------------------------------------  |
                                  |                    |                       |
                                  |                    |                       |
                                  |   ---------------------------------------  |
                                  |   |            CODA CAPITAL             |  |
                                  |   |           MANAGEMENT LLC            |  |
                                  |   |                                     |---
                                  |   | GEM-79%                             |
                                  |   ---------------------------------------
                                  |                    |
                                  |                    |
                                  |   ---------------------------------------
                                  |   |        GARTMORE MUTUAL FUND         |
                                  |   |           CAPITAL TRUST             |
                                  |__ |                                     |
                                      |       DELAWARE BUSINESS TRUST       |
                                      ---------------------------------------
                                                       | |
                                                       | |
                                      ---------------------------------------
                                      |        MARKET STREET FUND           |
                                      |                                     |
                                      |                                     |
                                      |       DELAWARE BUSINESS TRUST       |
                                      ---------------------------------------

                                                                    (right side)
          -------------------------------------
          |        NATIONWIDE MUTUAL          |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------















          -------------------------------------
          |       GARTMORE GLOBAL ASSET       |
          |          MANAGEMENT, INC.         |
__________|              (GGAMI)              |______
          |                                   |      |
          | GSA-100%                          |      |
          -------------------------------------      |
                                                     |
          -------------------------------------      |
          |             GARTMORE              |      |
          |      INVESTORS SERVICES, INC.     |      |
          |                                   |      |
          | Common Stock: 5 Shares            |      |
          | ------------                      |______|
          |                                   |      |
          |                                   |      |
          | GGAMI-100%                        |      |
          -------------------------------------      |
                                                     |
          -------------------------------------      |      -------------------------------------
          |      NATIONWIDE GLOBAL FUNDS      |      |      |            GARTMORE MORLEY        |
          |                                   |      |      |       FINANCIAL SERVICES, INC.    |
          |                                   |______|      |               (MORLEY)            |
          |                                   |_____________|                                   |___
          |       LUXEMBOURG SICAV            |      |      | Common Stock: 82,343 Shares       |   |
          |                                   |      |      | ------------                      |   |
          |                                   |      |      | GGAMI-100%                        |   |
          -------------------------------------      |      -------------------------------------   |
                                                     |                                              |
          -------------------------------------      |      -------------------------------------   |
          |       GARTMORE DISTRIBUTION       |      |      |        GARTMORE MORLEY CAPITAL    |   |
          |          SERVICES, INC.           |      |      |         MANAGEMENT, INC           |   |
          |                                   |      |      |                                   |   |
          |                                   |      |      |                                   |   |
          | Common Stock: 10,000 Shares       |______|      | Common Stock:  500 Shares         |___|
          | ------------                      |      |      | ------------                      |   |
          |                                   |      |      |                                   |   |
          | GGAMI-100%                        |      |      | Morley-100%                       |   |
          -------------------------------------      |      -------------------------------------   |
                                                     |                                              |
          -------------------------------------      |      -------------------------------------   |
          | CORVIANT CORPORATION              |      |      |               GARTMORE            |   |
          | (CC)                              |      |      |             TRUST COMPANY         |   |
          |                                   |      |      |                                   |   |
          | Common Stock:       450,000 Shares|      |      | Common Stock: 2,000 Shares        |   |
          | ------------                      |      |      | ------------                      |   |
          | Series A Preferred: 250,000 Shares|______|      |                                   |___|
          |                                   |      |      |                                   |   |
          |                                   |      |      |                                   |   |
          | GGAMI-100%                        |      |      | Morley-100%                       |   |
          -------------------------------------      |      -------------------------------------   |
                           |                         |                                              |
                           |                         |                                              |
          -------------------------------------      |      -------------------------------------   |
          | VILLANOVA SECURITIES, LLC         |      |      |           GARTMORE MORLEY &       |   |
          |                                   |      |      |            ASSOCIATES, INC.       |   |
          |                                   |      |      |                                   |   |
          |                                   |      |      | Common Stock: 3,500 Shares        |   |
          |                                   |      |      | ------------                      |___|
          |                                   |      |      |                                   |
          | CC-100%                           |      |      | Morley-100%                       |
          -------------------------------------      |      -------------------------------------
                                                     |
          -------------------------------------      |      -------------------------------------
          |                                   |      |      |                                   |
          | GGI MGT LLC                       |      |      |           NEWHOUSE SPECIAL        |
          | (GGIMGT)                          |      |      |       SITUATIONS FUND I, LLC      |
          |                                   |      |      |                                   |
          |                                   |------------ | Common Stock: 10,000 Shares       |
          |                                   |             | ------------                      |
          |                                   |             | GGIMGT-10%                        |
          |                                   |             | Class A Preferred: 10,000 Shares  |
          | GGAMI-100%                        |             | GGAMI-75%                         |
          -------------------------------------             -------------------------------------


                                                                                            Subsidiary Companies      - Solid Line
                                                                                            Contractual Association   - Double Line
                                                                                            Limited Liability Company - Dotted Line

                                                                                            March 31, 2003

                                                                          Page 7

Item 30.      INDEMNIFICATION

Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

o any threatened, pending or completed civil action, suit or proceeding;

o any threatened, pending or completed criminal action, suit or proceeding;

o any threatened, pending or completed administrative action or proceeding;

o any threatened, pending or completed investigative action or proceeding; ,

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.

Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.

However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted

Item 31.      PRINCIPAL UNDERWRITER

(a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-11, Nationwide Variable Account-13, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, Nationwide VLI Separate Account-5 and Nationwide VLI Separate Account-6, all of which are separate investment accounts of Nationwide or its affiliates.

(b) NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

    Joseph J. Gasper, Director and Chairman of the Board
    Richard A Karas, Director and Vice Chairman
    Duane C. Meek, President
    William G. Goslee, Senior Vice President

    Mark R. Thresher, Director, Senior Vice President and Treasurer
    Kevin S. Crossett, Vice President
    Trey Rouse, Vice President
    Peter R. Salvator, Vice President
    Barbara J. Shane, Vice President-Compliance Officer
    Karen R. Tackett, Vice President
    Alan A Todryk, Vice President-Taxation
    Carol L. Dove, Associate Vice President-Treasury Services and Assistant Treasurer
    Glenn W. Soden, Associate Vice President and Secretary
    John F. Delaloye, Assistant Secretary
    Dina A. Tantra, Assistant Secretary
    Mark D. Maxwell, Assistant Secretary
    E. Gary Berndt, Assistant Treasurer
    Terry C. Smetzer, Assistant Treasurer

    The business address of the Directors and Officers of Nationwide Investment Services Corporation is:

    One Nationwide Plaza
    Columbus, Ohio 43215

              (c)


------------------------------ ------------------------ ----------------------- ------------------ -------------------
NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
------------------------------ ------------------------ ----------------------- ------------------ -------------------
------------------------------ ------------------------ ----------------------- ------------------ -------------------
Nationwide Investment          N/A                      N/A                     N/A                N/A
Services Corporation
------------------------------ ------------------------ ----------------------- ------------------ -------------------



Item 32.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 33.      MANAGEMENT SERVICES

              Not Applicable

Item 34.      FEE REPRESENTATION

              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES


As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VLI SEPARATE ACCOUNT-6, certifies that it meets the requirements of the Securities Act Rule 485(a) for effectiveness of this Post-Effective Amendment and has caused this Post-Effective Amendment to be signed on its behalf in the City of Columbus, and State of Ohio, on this __th day of May, 2003.

              NATIONWIDE VLI SEPARATE ACCOUNT-6

              ------------------------------------------------------------------
              (Registrant)

              NATIONWIDE LIFE INSURANCE COMPANY
              ------------------------------------------------------------------
              (Depositor)

              By: /s/ STEVEN SAVINI, ESQ.
              ------------------------------------------------------------------
              Steven Savini, Esq.



As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this ___th day of May, 2003.


Signature                                TITLE

/s/ W. G. JURGENSEN                      DIRECTOR AND CHIEF EXECUTIVE OFFICER
----------------------------------------
W. G. Jurgensen

/s/ JOSEPH J. GASPER                     DIRECTOR AND PRESIDENT AND
---------------------------------------- CHIEF OPERATING OFFICER
Joseph J. Gasper

/s/ Joseph A. Alutto                     DIRECTOR
----------------------------------------
Joseph A. Alutto

/s/ James G. Brocksmith, Jr.             DIRECTOR
----------------------------------------
James G. Brocksmith, Jr.

/s/ Henry S. Holloway                    DIRECTOR
----------------------------------------
Henry S. Holloway

/s/ Lydia M. Marshall                    DIRECTOR
----------------------------------------
Lydia M. Marshall

/s/ Donald L. McWhorter                  DIRECTOR
----------------------------------------
Donald L. McWhorter

/s/ David O. Miller                      DIRECTOR        /s/ STEVEN SAVINI
----------------------------------------                 -----------------------
David O. Miller                                          Steven Savini, Esq
                                                         Attorney-in-Fact
/s/ James F. Patterson                   DIRECTOR
----------------------------------------
James F. Patterson

/s/ Gerald D. Prothro                    DIRECTOR
----------------------------------------
Gerald D. Prothro

/s/ Arden L. Shisler                     DIRECTOR
----------------------------------------
Arden L. Shisler

/s/ Alex Shumate                         DIRECTOR
----------------------------------------
Alex Shumate